Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock

of

ABIOMED, Inc.

at

$380.00 net per share, in cash, plus one non-tradeable contingent value right for each share, which represents the contractual right to receive contingent cash payments of up to $35.00 per share in the aggregate upon the achievement of specified milestones, by

Athos Merger Sub, Inc.

a wholly owned subsidiary of

Johnson & Johnson

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

11:59 P.M., NEW YORK CITY TIME,

ON DECEMBER 13, 2022

UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Athos Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Johnson & Johnson, a New Jersey corporation (“Johnson & Johnson”), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of ABIOMED, Inc., a Delaware corporation (“ABIOMED”), at a price of $380.00 per Share, net to the seller in cash, without interest and less any required withholding taxes (the “Cash Amount”), plus one non-tradeable contractual contingent value right per Share (each, a “CVR”), which CVR represents the right to receive contingent payments of up to $35.00 per Share in cash, without interest and less any required withholding taxes, in the aggregate, upon the achievement of specified milestones (the Cash Amount plus one CVR, collectively, the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and in the related Letter of Transmittal (together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, the “Offer”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 31, 2022 (as it may be amended from time to time, the “Merger Agreement”), by and among Johnson & Johnson, Purchaser and ABIOMED. The Merger Agreement provides, among other things, that as soon as practicable following (but in any event no later than the business day after) the consummation of the Offer and subject to the satisfaction or waiver of specified conditions, Purchaser will be merged with and into ABIOMED (the “Merger”) in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”) without a vote on the adoption of the Merger Agreement by ABIOMED stockholders, with ABIOMED continuing as the surviving corporation in the Merger and thereby becoming a wholly owned subsidiary of Johnson & Johnson. At the closing of the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than (a) Shares owned by Johnson & Johnson, Purchaser or ABIOMED (or held in ABIOMED’s treasury), or by any direct or indirect wholly owned subsidiary of Johnson & Johnson or Purchaser, in each case at the commencement of the Offer and immediately prior to the effective time of the Merger, (b) Shares irrevocably accepted for purchase pursuant to the Offer or (c) Shares owned by any stockholders who have properly and validly demanded their appraisal rights in compliance with Section 262 of the DGCL) will be automatically converted into the right to receive the Offer Price, without interest and less any required withholding taxes. As a result of the Merger, ABIOMED will cease to be a publicly traded company and will become a wholly owned subsidiary of Johnson & Johnson.

The Offer is conditioned upon, among other things, (a) (i) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the absence of any voluntary agreement between Johnson & Johnson and ABIOMED, on the one hand, and the U.S. Federal Trade Commission (the “FTC”) or the U.S. Department of Justice (the “DOJ”), on the other hand, pursuant to which Johnson & Johnson and ABIOMED have agreed not to consummate the Offer or the Merger, and (ii) the receipt of approvals under the antitrust laws of the Federal Republic of Germany, the Republic of Austria and Japan, (b) that, as of immediately prior to the expiration of the Offer, the number of Shares validly tendered and not validly withdrawn in accordance with the terms of the Offer, and received by the Depositary (as defined in this Offer to Purchase) in accordance with the procedures set forth in Section 251(h) of the DGCL (as described in more detail in Section 3—“Procedures for Accepting the Offer and Tendering Shares”), together with the Shares then owned by Johnson & Johnson, Purchaser and their respective affiliates (if any), represent at least one Share more than 50% of the then-outstanding Shares, (c) the absence of any law or order issued by any governmental authority of competent and applicable jurisdiction that has the effect of making the transactions contemplated by the Merger Agreement illegal or the effect of prohibiting or otherwise preventing the transactions contemplated by the Merger Agreement, (d) the absence of any pending legal proceeding under any antitrust law brought by a governmental authority of competent and applicable jurisdiction that challenges or seeks to make illegal, prohibit or otherwise prevent the transactions contemplated by the Merger Agreement, or that seeks to impose any Burdensome Condition (as defined in the Merger Agreement and described in more detail in Section 11—“The Transaction Agreements—The Merger Agreement—Antitrust Filings”) thereon, (e) the accuracy of the representations and warranties of ABIOMED contained in the Merger Agreement (subject to certain materiality exceptions), (f) ABIOMED’s compliance or performance in all material respects with its covenants and agreements contained in the Merger Agreement prior to the expiration time of the Offer and (g) that the Merger Agreement has not been terminated in accordance with its terms. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15—“Conditions to the Offer”. Neither the consummation of the Offer nor the Merger is subject to any financing condition.

THE BOARD OF DIRECTORS OF ABIOMED UNANIMOUSLY RECOMMENDS THAT ABIOMED STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

The board of directors of ABIOMED, among other things, has unanimously (a) determined that it is in the best interests of ABIOMED and its stockholders, and declared it advisable, for ABIOMED to enter into the Merger Agreement and consummate the Transactions (as defined in this Offer to Purchase), including the Offer and the Merger, (b) approved the execution and delivery by ABIOMED of the Merger Agreement, the performance by ABIOMED of its covenants and agreements contained in the Merger Agreement and the consummation of the Transactions upon the terms and subject to the conditions contained in the Merger Agreement and (c) resolved to recommend that the stockholders of ABIOMED accept the Offer and tender their Shares to Purchaser pursuant to the Offer, subject to the terms and conditions set forth in the Merger Agreement.

A summary of the principal terms of the Offer is provided herein under the heading “Summary Term Sheet”. You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares pursuant to the Offer.

November 15, 2022

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the letter of transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”), which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to American Stock Transfer & Trust Company, LLC, in its capacity as depositary and paying agent for the Offer (the “Depositary”), and either (i) deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or (ii) tender your Shares by book-entry transfer by following the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares”, in each case prior to 11:59 p.m., New York City time, on December 13, 2022, which is the date that is 20 business days after the commencement of the Offer (the “Expiration Time”), unless Purchaser has extended the Offer pursuant to and in accordance with the Merger Agreement (in which event the “Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire), or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

Any ABIOMED stockholder may also tender Shares pursuant to the guaranteed delivery procedure described in Section 3—“Procedures for Accepting the Offer and Tendering Shares”.

* * * * *

Questions and requests for assistance should be directed to the Information Agent (as defined in this Offer to Purchase) at its address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

The Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll free:

(877) 717-3893

Banks and Brokers may call collect:

(212) 750-5833

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase, the related Letter of Transmittal (the “Letter of Transmittal”) and other related materials. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. Johnson & Johnson, a New Jersey corporation (“Johnson & Johnson”), and Athos Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Johnson & Johnson (“Purchaser”), have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning ABIOMED, Inc., a Delaware corporation (“ABIOMED”), contained herein and elsewhere in this Offer to Purchase has been provided to Johnson & Johnson and Purchaser by ABIOMED or has been taken from or is based upon publicly available documents or records of ABIOMED on file with the U.S. Securities and Exchange Commission (“SEC”) or other public sources as of the date hereof. Johnson & Johnson and Purchaser have not independently verified the accuracy and completeness of such information.

Securities Sought	All outstanding shares of common stock, par value $0.01 per share, of ABIOMED (the “Shares”).

Price Offered Per Share	$380.00 per Share, net to the seller in cash, without interest and less any required withholding taxes (the “Cash Amount”), plus one non-tradeable contractual contingent value right per Share (each, a “CVR”), which CVR represents the right to receive contingent payments of up to $35.00 per Share in cash, without interest and less any required withholding taxes, in the aggregate, upon the achievement of specified milestones (the Cash Amount plus one CVR, collectively, the “Offer Price”).

Scheduled Expiration of Offer	Expiration of the Offer will occur at 11:59 p.m., New York City time, on December 13, 2022, unless the Offer is extended or earlier terminated in accordance with the Merger Agreement (as defined below); acceptance and payment for Shares is expected to occur on December 14, 2022 unless the Offer is extended pursuant to the terms of the Merger Agreement.

Offeror	Purchaser.

Who is offering to purchase my Shares?

Purchaser, which is a wholly owned subsidiary of Johnson & Johnson, is offering to purchase for cash all of the outstanding Shares. Purchaser is a Delaware corporation that was formed for the sole purpose of making the Offer and effecting the Merger (as defined below) and ancillary activities in connection with the Offer and the Merger.

See the “Introduction” to this Offer to Purchase and Section 8—“Certain Information Concerning Johnson & Johnson and Purchaser”.

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us”, “we” and “our” to refer to Purchaser and, where appropriate, Johnson & Johnson.

How many Shares are you seeking to purchase in the Offer?

We are offering to purchase all of the outstanding Shares of ABIOMED on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this offer.

See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer”.

Why are you making the Offer?

We are making the Offer because Johnson & Johnson wants to acquire all outstanding equity interests of ABIOMED. If the Offer is consummated, pursuant to the Merger Agreement, Johnson & Johnson intends to cause Purchaser to consummate the Merger as soon as practicable following (but in any event no later than the business day after) the Acceptance Time (as defined and described below). Upon consummation of the Merger, ABIOMED would cease to be a publicly traded company and would be a wholly owned subsidiary of Johnson & Johnson.

See Section 12—“Purpose of the Offer; Plans for ABIOMED”.

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $380.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, plus one CVR representing the right to receive contingent cash payments of up to $35.00 per Share in the aggregate, without interest and less any required withholding taxes, if specified milestones are achieved. If you are the record owner of your Shares and you directly tender your Shares to us through American Stock Transfer & Trust Company, LLC, the depositary and paying agent in the Offer (the “Depositary”), you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

See the “Introduction”, Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Shares”.

Is there an agreement governing the Offer?

Yes. Johnson & Johnson, Purchaser and ABIOMED have entered into an Agreement and Plan of Merger, dated as of October 31, 2022 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into ABIOMED (the “Merger”). If the Minimum Condition (as defined in Section 15—“Conditions to the Offer”) and the other conditions to the Offer are satisfied or waived and we consummate the Offer, we intend to effect the Merger as soon as practicable (but in any event no later than the business day after) the Acceptance Time (as defined below) in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”) without a vote on the adoption of the Merger Agreement by ABIOMED stockholders.

The Merger will become effective upon the filing of a certificate of merger with respect to the Merger with the Secretary of State for the State of Delaware in accordance with the DGCL, or a later time and day as may be agreed in writing by the parties and specified in the certificate of merger. We refer to the time and day the Merger becomes effective as the “Effective Time”.

See Section 11—“The Transaction Agreements” and Section 15—“Conditions to the Offer”.

What is the CVR and how does it work?

At or prior to the Acceptance Time (as defined below), Johnson & Johnson will execute a Contingent Value Rights Agreement (the “CVR Agreement”) with a rights agent mutually agreeable to Johnson & Johnson and ABIOMED (the “Rights Agent”) governing the terms of the CVRs issued pursuant to the Offer.

A CVR represents the non-tradeable contractual right to receive contingent cash payments of up to $35.00 per Share in cash, without interest and less any required withholding taxes, in the aggregate (the “Milestone Payments”), payable as specified upon the achievement of the following milestones (each, a “Milestone”):

(a)

$17.50 per CVR, if aggregate worldwide Net Sales (as defined in the CVR Agreement) of the Products (as defined in the CVR Agreement and described in more detail in Section 11—“The Transaction Agreements—The CVR Agreement”) exceeds $3,700,000,000 (the “Net Sales Milestone”) during the period from the first day of Johnson & Johnson’s fiscal second quarter of 2027 through the last day of Johnson & Johnson’s fiscal first quarter of 2028 (the “2028 Measurement Period”); provided that in the event that the Net Sales Milestone is not achieved during the 2028 Measurement Period, if the Net Sales Milestone is thereafter achieved during any other period of four consecutive fiscal quarters during the period from the first day of Johnson & Johnson’s fiscal third quarter of 2027 through the last day of Johnson & Johnson’s fiscal first quarter of 2029 (the “2028-29 Measurement Period”), the Milestone Payment payable upon the achievement of the Net Sales Milestone will be $8.75 per CVR;

(b)

$7.50 per CVR, if, on or prior to January 1, 2028, the U.S. Food and Drug Administration approves a premarket approval application or a premarket approval application supplement for the use of any device in the Impella Product Family (as defined in the CVR Agreement and described in more detail in Section 11—“The Transaction Agreements—The CVR Agreement”) in patients presenting with ST-Segment Elevation Myocardial Infarction (“STEMI”), or Anterior STEMI, without cardiogenic shock (the “FDA Approval Milestone”); and

(c)	$10.00 per CVR, upon the earliest to occur of any of the following:

(i) on or prior to the earlier of (A) four years after publication of results relating to the secondary clinical endpoint in the STEMI DTU™ study undertaken by ABIOMED and (B) December 31, 2029, results from the STEMI DTU™ study undertaken by ABIOMED contribute to the publication of a Class I recommendation in the American College of Cardiology / American Heart Association Clinical Practice Guideline for Coronary Artery Revascularization (the “Clinical Practice Guideline”) for the use of any device in the Impella Product Family in patients presenting with STEMI, or Anterior STEMI, without cardiogenic shock (the “STEMI Recommendation Milestone”);

(ii) on or prior to the earlier of (A) four years after publication of results relating to the primary clinical endpoints in the PROTECT IV study undertaken by ABIOMED and (B) December 31, 2029, results from the PROTECT IV study undertaken by ABIOMED contribute to the publication of a Class I recommendation in the Clinical Practice Guideline for the use of any device in the Impella Product Family in high-risk patients with complex coronary artery disease and reduced left ventricular function (the “HRPCI Milestone”); and

(iii) on or prior to the earlier of (A) four years after publication of results relating to the primary clinical endpoints in the RECOVER IV study undertaken by ABIOMED and (B) December 31, 2029, results from the RECOVER IV study undertaken by ABIOMED contribute to the publication of a Class I recommendation in the Clinical Practice Guideline for the use of any device in the Impella Product Family in patients with STEMI-Cardiogenic Shock, or STEMI-CS (the “Cardiogenic Shock Milestone”).

The right to the payment described above is solely a contractual right governed by the terms and conditions of the CVR Agreement. The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights and will not represent any equity or ownership interest in Johnson & Johnson, Purchaser, ABIOMED or any of their respective affiliates. The CVRs will not be registered or listed for trading. No interest will accrue or be payable in respect of any of the amounts that may be payable on CVRs. Holders of CVRs will have no greater rights against Johnson & Johnson than those accorded to general, unsecured creditors under applicable law.

For more information on the CVRs, see Section 11—“The Transaction Agreements—The CVR Agreement”.

Is it possible that no payment will become payable to the holders of CVRs?

Yes. It is possible that the Milestones will not be achieved, in which case you will receive only the Cash Amount for any Shares you tender in the Offer and no payment with respect to your CVRs. It is not possible to predict whether a payment will become payable with respect to the CVRs. The CVR Agreement requires Johnson & Johnson to, with respect to each of (a) the STEMI Recommendation Milestone and the FDA Approval Milestone, (b) the HRPCI Milestone and (c) the Cardiogenic Shock Milestone, expend at least $40 million, $85 million and $40 million, respectively (with each such amount to be adjusted prior to entry into the CVR Agreement to deduct any amounts actually incurred or spent by ABIOMED with respect to the foregoing following the date of the Merger Agreement), towards the achievement of such Milestone(s), subject to certain exceptions specified in the CVR Agreement. Other than with respect to these commitments, Johnson & Johnson (i) has the right, in its sole and absolute discretion, to direct and control the development, marketing, commercialization and sale of the Products in all respects and (ii) is not otherwise required (expressly or implicitly) to achieve or undertake any level of efforts, or employ any level of resources, to develop, market, commercialize or sell the Products or achieve the Milestones. There can be no assurance that any of the Milestones will be achieved or that any payment with respect to your CVRs will be made.

For more information on the CVRs, see Section 11—“The Transaction Agreements—The CVR Agreement”.

May I transfer my CVRs?

The CVRs will not be transferable except:

•	upon death of a holder by will or intestacy;

•	by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee;

•	pursuant to a court order;

•

by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity;

•

in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable, by the Depository Trust Company; or

•	to Johnson & Johnson or any of its affiliates in connection with the abandonment of such CVR by the applicable holder.

For more information on the CVRs, see Section 11—“The Transaction Agreements—The CVR Agreement”.

Will you have the financial resources to make payment?

Yes. Neither the consummation of the Offer nor the Merger is subject to any financing condition. The total amount of funds estimated to be required by Johnson & Johnson and Purchaser to consummate the Offer and purchase all outstanding Shares in the Offer, to complete the Merger and to fund payments in respect of outstanding ABIOMED stock options, outstanding ABIOMED restricted stock units and outstanding ABIOMED performance-based stock units is approximately $17.5 billion, excluding related fees and expenses. In addition, Johnson & Johnson would need approximately $1.6 billion to pay the maximum aggregate amount that the holders of CVRs and holders of certain options would be entitled to if all of the specified milestones are achieved. Johnson & Johnson and Purchaser anticipate funding these cash requirements through a combination of Johnson & Johnson’s available cash on hand and short-term financing.

See Section 9—“Source and Amount of Funds”.

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	we have sufficient cash on hand to finance the Offer and the Merger, as well as the funds available to pay the maximum aggregate amount that the holders of CVRs may be entitled to receive;

•	the Offer is being made for all outstanding Shares solely for cash (including the right to receive any amounts payable with respect to the CVRs, which will be paid in cash);

•	the Offer and the Merger are not subject to any financing condition; and

•

if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger as was paid in the Offer (i.e., the Offer Price) (subject to limited exceptions for (a) Shares owned by Johnson & Johnson, Purchaser or ABIOMED (or held in ABIOMED’s treasury), or by any direct or indirect wholly owned subsidiary of Johnson & Johnson or Purchaser, in each case at the commencement of the Offer and immediately prior to the Effective Time and (b) Shares owned by any stockholders who have properly and validly demanded their appraisal rights in compliance with Section 262 of the DGCL), and Johnson & Johnson will have sufficient cash on hand to pay for all such Shares.

See Section 9—“Source and Amount of Funds”.

How long do I have to decide whether to tender my Shares in the Offer?

You will have until 11:59 p.m., New York City time, on December 13, 2022, which is the date that is 20 business days after the commencement of the Offer (the “Expiration Time”), unless Purchaser has extended the Offer pursuant to and in accordance with the Merger Agreement (in which event the “Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire) or the Offer is earlier terminated pursuant to and in accordance with the Merger Agreement. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should be aware that these institutions may establish their own earlier deadline for tendering Shares in the Offer. Please give your broker, dealer, commercial bank, trust company or other nominee instructions with sufficient time to permit your nominee to tender your Shares by the Expiration Time.

The time of acceptance for payment by Purchaser of all Shares validly tendered and not validly withdrawn in the Offer pursuant to and subject to the conditions of the Offer is referred to as the “Acceptance Time”.

See Section 1—“Terms of the Offer” and Section 3—“Procedures for Accepting the Offer and Tendering Shares”.

Can the Offer be extended and under what circumstances?

Yes, the Offer and the Expiration Time can be extended in accordance with the Merger Agreement under the following circumstances:

•

If, as of the then-scheduled Expiration Time, any of the Offer Conditions (as defined below) other than the Minimum Condition (as defined in Section 15—“Conditions to the Offer”) is not satisfied or has not been waived, we may (and, if requested by ABIOMED, must) extend the Offer on one or more occasions for an additional period of up to 10 business days (or any longer period as may be approved by ABIOMED) per extension to permit the satisfaction of all Offer Conditions.

•	If, as of the then-scheduled Expiration Time, all of the Offer Conditions except the Minimum Condition are satisfied or have been waived, such that the Minimum Condition is the only Offer

Condition that is not satisfied, we may (and, if requested by ABIOMED, must) extend the Offer on one or more occasions for an additional period of up to 10 business days (or any longer period as may be approved by ABIOMED) per extension to permit the Minimum Condition to be satisfied (provided that Purchaser is not required to extend the Offer in these circumstances on more than three occasions, but may, in its sole discretion, elect to do so).

•

We also must extend the Offer as required by applicable legal requirements and any rule, regulation, interpretation or position of the SEC or its staff or the Nasdaq Global Select Market (“NASDAQ”) that is applicable to the Offer.

However, in no event will Purchaser be required to extend the Offer beyond July 1, 2023 (or, in the event that any of the Antitrust Clearance Condition, the No Legal Restraint Condition (solely in respect of any antitrust law) or the No Antitrust Proceedings Condition (each as defined below) has not been satisfied or waived as of that date, September 1, 2023). If we extend the Offer, the extension will extend the time that you will have to tender (or withdraw) your Shares.

See Section 1—“Terms of the Offer” for more details on our obligation and ability to extend the Offer and Section 15—“Conditions to the Offer”.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary of any extension and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.

See Section 1—“Terms of the Offer”.

What are the conditions to the Offer?

The Offer is conditioned upon the satisfaction or waiver of the following conditions (collectively, the “Offer Conditions”):

•

the expiration or termination of any waiting period applicable to the transactions contemplated by the Merger Agreement and the CVR Agreement (collectively, the “Transactions”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder, and the absence of any voluntary agreement between Johnson & Johnson and ABIOMED, on the one hand, and the U.S. Federal Trade Commission (“FTC”) or the U.S. Department of Justice (the “DOJ”), on the other hand, pursuant to which Johnson & Johnson and ABIOMED have agreed not to consummate the Offer or the Merger, and the receipt of required approvals applicable to the Transactions under the antitrust laws of the Federal Republic of Germany, the Republic of Austria and Japan (as further defined in Section 15—“Conditions to the Offer”, the “Antitrust Clearance Condition”);

•

that, as of immediately prior to the Expiration Time, the Shares validly tendered and not validly withdrawn in accordance with the terms of the Offer, and received by the Depositary in accordance with the procedures set forth in Section 251(h) of the DGCL (as described in more detail in Section 3—“Procedures for Accepting the Offer and Tendering Shares”), together with the Shares then owned by Johnson & Johnson, Purchaser and their respective affiliates (if any), represent at least one Share more than 50% of the then-outstanding Shares (as further defined in Section 15—“Conditions to the Offer”, the “Minimum Condition”);

•

that no governmental authority of competent and applicable jurisdiction has enacted, issued or promulgated any law or issued or granted any order that is in effect as of immediately prior to the Expiration Time and has the effect of making the transactions contemplated by the Merger Agreement illegal, or the effect of prohibiting or otherwise preventing the transactions contemplated by the Merger Agreement (as further defined in Section 15—“Conditions to the Offer”, the “No Legal Restraint Condition”);

•

that there is no pending legal proceeding under any antitrust law brought by any governmental authority of competent and applicable jurisdiction that (a) challenges or seeks to make illegal, prohibit or otherwise prevent the transactions contemplated by the Merger Agreement or (b) seeks to impose any Burdensome Condition (as defined in the Merger Agreement and described in more detail in Section 11—“The Transaction Agreements—The Merger Agreement—Antitrust Filings”) thereon (as further defined in Section 15—“Conditions to the Offer”, the “No Antitrust Proceedings Condition”);

•

the accuracy of the representations and warranties made by ABIOMED in the Merger Agreement, subject to the materiality and other qualifications set forth in the Merger Agreement, as described in more detail in Section 15—“Conditions to the Offer”, including that since March 31, 2022, ABIOMED and its subsidiaries have not suffered any Company Material Adverse Effect (as defined in the Merger Agreement and described in more detail in Section 11—“The Transaction Agreements—The Merger Agreement—Representations and Warranties”) (as further defined in Section 15—“Conditions to the Offer”, the “Representations Condition”);

•

that ABIOMED has complied or performed in all material respects any covenant or agreement required to be performed, or complied with, by it under the Merger Agreement prior to the Expiration Time (as further defined in Section 15—“Conditions to the Offer”, the “Covenant Condition”);

•

the receipt by Johnson & Johnson of a certificate, signed by ABIOMED’s Chief Executive Officer on behalf of ABIOMED, certifying that the Representations Condition and the Covenant Condition have been duly satisfied; and

•	that the Merger Agreement has not been terminated in accordance with its terms (the “Termination Condition”).

Purchaser expressly reserves the right to waive any of the Offer Conditions and make any changes to the terms and conditions of the Offer, including the Offer Conditions. However, without the prior written consent of ABIOMED, we are not permitted to (a) waive or modify the Minimum Condition, the No Legal Restraint Condition, the No Antitrust Proceedings Condition or the Termination Condition, (b) change the form of consideration payable in the Offer, (c) decrease the Cash Amount, (d) decrease the number of Shares sought to be purchased in the Offer, (e) extend the Offer or the Expiration Time or terminate the Offer, except as permitted under the Merger Agreement, (f) impose conditions to the Offer other than the Offer Conditions, (g) amend any term or condition of the Offer in any manner that is materially adverse to ABIOMED stockholders, or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Johnson & Johnson or Purchaser to consummate the Offer, the Merger or the other Transactions, (h) decrease the number of CVRs to be issued per Share, (i) amend or purport or seek to amend any term of the CVR or the CVR Agreement in any manner that is adverse to any ABIOMED stockholder, or (j) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

See Section 15—“Conditions to the Offer”.

How do I tender my Shares?

If you hold your Shares directly as the registered owner, you can (a) tender your Shares in the Offer by delivering the certificates for your Shares (“Share Certificates”), together with a completed and signed Letter of Transmittal, with any required signature guarantees, and any other documents required by the Letter of Transmittal, to the Depositary or (b) tender your Shares by following the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, no later than the Expiration Time.

If you hold Shares in “street” name through a broker, dealer, commercial bank, trust company or other nominee, your Shares can be tendered by your broker, dealer, commercial bank, trust company or other nominee through the Depositary. You must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

If your Share Certificates are not immediately available, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery (as defined herein). Please contact Innisfree M&A Incorporated (the “Information Agent”) for assistance.

See Section 3—“Procedures for Accepting the Offer and Tendering Shares”.

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time prior to 11:59 p.m., New York City time, on December 13, 2022, unless we extend the Offer pursuant to the Merger Agreement (i.e., the Expiration Time). Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time and, unless accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 13, 2023, which is the 60th day after the date of the commencement of the Offer.

See Section 4—“Withdrawal Rights”.

Will there be a subsequent offering period?

No. Pursuant to Section 251(h) of the DGCL and due to the obligations of Purchaser, Johnson & Johnson and ABIOMED pursuant to the Merger Agreement to effect the Merger following the consummation of the Offer, we expect the Merger to occur following the consummation of the Offer without a subsequent offering period. The Merger Agreement does not permit a subsequent offering period for the Offer without ABIOMED’s prior written consent.

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal (or a manually executed facsimile thereof), with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.

See Section 4—“Withdrawal Rights”.

What does the ABIOMED board of directors think of the Offer?

The board of directors of ABIOMED (the “ABIOMED Board”), among other things, has unanimously (a) determined that it is in the best interests of ABIOMED and its stockholders, and declared it advisable, for ABIOMED to enter into the Merger Agreement and consummate the Transactions, including the Offer and the Merger, (b) approved the execution and delivery by ABIOMED of the Merger Agreement, the performance by ABIOMED of its covenants and agreements contained in the Merger Agreement and the consummation of the Transactions upon the terms and subject to the conditions contained in the Merger Agreement and (c) resolved to recommend that the stockholders of ABIOMED accept the Offer and tender their Shares to Purchaser pursuant to the Offer, subject to the terms and conditions set forth in the Merger Agreement.

See the “Introduction” and Section 10—“Background of the Offer; Past Contacts or Negotiations with ABIOMED”. A more complete description of the reasons for the ABIOMED Board’s approval of the Offer and the Merger is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 filed by ABIOMED with the SEC and to be mailed to all ABIOMED stockholders.

When and how will I be paid for my tendered Shares?

Upon the terms and subject to the satisfaction or waiver of the Offer Conditions (as defined below), we will pay you a dollar amount equal to the number of Shares you tendered multiplied by the Cash Amount, plus one CVR per Share, in each case without interest and less any required withholding taxes, promptly following the Acceptance Time.

We will pay the upfront cash consideration for Shares that are validly tendered and not validly withdrawn by depositing the aggregate Cash Amount with the Depositary, which will act as your agent for the purpose of receiving such payments from us and transmitting such payments to you. In all cases, payment of the upfront cash consideration for Shares tendered and accepted for payment pursuant to the Offer will be made only after (a) timely receipt by the Depositary of Share Certificates or timely confirmation of a book-entry transfer into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares”, (b) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal.

Following the consummation of the Offer, holders of CVRs will receive the Milestone Payment(s), in each case without interest and less any applicable withholding taxes, upon the achievement of the applicable Milestone(s). For more information on the CVRs, see Section 11—“The Transaction Agreements”.

See Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Shares”.

If the Offer is completed, will ABIOMED continue as a public company?

No. As soon as practicable following (but in no event later than the business day after) the Acceptance Time, we expect to complete the Merger pursuant to applicable provisions of Delaware law and take steps to ensure that the Shares will cease to be publicly traded.

See Section 13—“Certain Effects of the Offer”.

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

If we consummate the Offer, and accordingly we acquire at least one Share more than 50% of the then-outstanding Shares, then, in accordance with the terms of the Merger Agreement, and subject to the satisfaction of or waiver of the conditions to the Merger as described in Section 1—“Terms of the Offer”, we will complete the Merger as soon as practicable following (but in no event later than the business day after) the Acceptance Time pursuant to applicable sections of the DGCL without a vote on the adoption of the Merger Agreement by ABIOMED stockholders. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required (nor are we permitted without the prior written consent of ABIOMED) to accept the Shares for purchase in the Offer, nor will we consummate the Merger. See Section 1—“Terms of the Offer” for more details on our obligation and ability to extend the Offer.

Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, if we complete the Offer, ABIOMED stockholders who have not tendered their Shares in the Offer (a) will not be required to vote on the adoption of the Merger Agreement, (b) will be entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger with respect to any Shares not tendered in the Offer and (c) will, upon consummation of the Merger, if they do not validly exercise appraisal rights under Delaware law, have their Shares converted into the right to receive the Offer Price (the “Merger Consideration”), without interest and less any required withholding taxes.

See Section 11—“The Transaction Agreements”, Section 12—“Purpose of the Offer; Plans for ABIOMED—Merger Without a Stockholder Vote” and Section 16—“Certain Legal Matters; Regulatory Approvals”.

If I decide not to tender, how will the Offer affect my Shares?

If the Offer is consummated and the conditions to the Merger described in Section 11—“The Transaction Agreements” are satisfied or waived, the Merger will be consummated as soon as practicable following the Acceptance Time in accordance with the terms of the Merger Agreement and without a vote by ABIOMED stockholders, and at the Effective Time, each Share outstanding prior to the Effective Time (other than (a) Shares owned by Johnson & Johnson, Purchaser or ABIOMED (or held in ABIOMED’s treasury), or by any direct or indirect wholly owned subsidiary of Johnson & Johnson or Purchaser, in each case at the commencement of the Offer and immediately prior to the Effective Time, (b) Shares irrevocably accepted for purchase pursuant to the Offer or (c) Shares owned by any stockholders who have properly and validly demanded their appraisal rights in compliance with Section 262 of the DGCL) will be automatically converted into the right to receive the Offer Price, without interest and less any required withholding taxes. Therefore, if the Merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that you may be paid earlier and no appraisal rights will be available to you if you tender your Shares.

See the “Introduction” and Section 13—“Certain Effects of the Offer”.

What is the market value of my Shares as of a recent date?

On October 31, 2022, the last full trading day before the public announcement of the execution of the Merger Agreement, the closing sale price per Share reported on NASDAQ was $252.08 per Share. On November 14, 2022, the last full trading day before the commencement of the Offer, the reported closing sale price on NASDAQ was $374.10 per Share.

See Section 6—“Price Range of Shares; Dividends”.

Will I be paid a dividend on my Shares during the pendency of the Offer?

No. The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Johnson & Johnson, ABIOMED will not declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on the Shares. According to ABIOMED’s Annual Report on Form 10-K for the year ended March 31, 2022 filed with the SEC, ABIOMED has never declared or paid any cash dividend on the Shares.

See Section 6—“Price Range of Shares; Dividends”.

Will I have appraisal rights in connection with the Offer?

No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, ABIOMED stockholders whose Shares have not been purchased by Purchaser pursuant to the Offer will be entitled to appraisal rights under Section 262 of the DGCL. Stockholders must properly and validly demand their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. From and after the Effective Time, Shares held by ABIOMED stockholders who are entitled to demand and have properly and validly demanded their appraisal rights in compliance in all respects with Section 262 of the DGCL will no longer be outstanding and will automatically be canceled and cease to exist, and each holder of any such Shares will cease to have any rights with respect thereto, other than the right to receive an amount as may be determined pursuant to Section 262 of the DGCL.

A more detailed discussion of appraisal rights can be found in Section 16—“Certain Legal Matters; Regulatory Approvals” and a copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

What will happen to my stock options in the Offer?

Stock options to purchase Shares (“ABIOMED Options”) are not sought in or affected by the Offer. However, pursuant to the terms of the Merger Agreement, at the Effective Time, each ABIOMED Option outstanding as of immediately prior to the Effective Time with an exercise price that is less than the Cash Amount (an “In-the-Money Option”), will be canceled in exchange for the Cash Amount (less the applicable exercise price) plus one CVR, in each case, multiplied by the number of Shares underlying such In-the-Money Option. Any ABIOMED Option outstanding as of immediately prior to the Effective Time with an exercise price that is equal to or greater than the Cash Amount (an “Out-of-the-Money Option”), will instead be canceled in exchange for the right to receive cash payments equal to the total amount of the Milestone Payments actually payable in connection with a CVR (if any), less the amount (if any) by which such exercise price exceeds the Cash Amount, multiplied by the number of Shares underlying such Out-of-the-Money Option.

See Section 11—“The Transaction Agreements—The Merger Agreement—Treatment of ABIOMED Equity Awards”.

What will happen to my performance stock units in the Offer?

Performance stock units in respect of Shares (“ABIOMED PSUs”) are not sought in or affected by the Offer. However, pursuant to the terms of the Merger Agreement, at the Effective Time, each ABIOMED PSU outstanding as of immediately prior to the Effective Time will be canceled in exchange for the Cash Amount plus one CVR, in each case, multiplied by the number of Shares underlying such ABIOMED PSU, generally determined based on actual performance for any performance periods that have been completed as of the Effective Time and maximum performance for all other performance periods.

See Section 11—“The Transaction Agreements—The Merger Agreement—Treatment of ABIOMED Equity Awards”.

What will happen to my restricted stock units in the Offer?

Restricted stock units in respect of Shares (“ABIOMED RSUs”) are not sought in or affected by the Offer. However, pursuant to the terms of the Merger Agreement, at the Effective Time, each ABIOMED RSU outstanding as of immediately prior to the Effective Time will be canceled in exchange for the Cash Amount plus one CVR, in each case, multiplied by the number of Shares underlying such ABIOMED RSU.

See Section 11—“The Transaction Agreements—The Merger Agreement—Treatment of ABIOMED Equity Awards”.

What will happen to my rights to purchase Shares under the ABIOMED, Inc. 1988 Employee Stock Purchase Plan, as amended and restated on February 5, 2019 (the “ESPP”)?

Rights to purchase Shares under the ESPP are not sought in or affected by the Offer. However, pursuant to the terms of the Merger Agreement, if the payment period under the ESPP in effect on the date of the Merger Agreement has not already ended as of the Acceptance Time, such payment period will terminate no later than two business days prior to the Acceptance Time, and all participant contributions then in the ESPP will be used to purchase Shares on the date of such termination in accordance with the terms of the ESPP. All Shares purchased under the ESPP will be treated identically with all other Shares in connection with the transactions contemplated by the Merger Agreement. No further payment period will commence under the ESPP after the payment period under the ESPP in effect on the date the Merger Agreement ends.

See Section 11—“The Transaction Agreements—The Merger Agreement—Treatment of ABIOMED Equity Awards”.

What are the material U.S. federal income tax consequences of tendering Shares?

The exchange of Shares for the Offer Price pursuant to the Offer or the Merger (or for cash upon exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a holder recognizes, and the timing and character of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs, with respect to which there is uncertainty. We urge you to consult your own tax advisor as to the particular tax consequences to you of the receipt of cash and CVRs in exchange for Shares pursuant to the Offer or the Merger.

See Section 5—“Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax consequences of the Offer and the Merger.

Who should I call if I have questions about the Offer?

Innisfree M&A Incorporated is acting as the Information Agent for the Offer. Stockholders may call Innisfree M&A Incorporated toll free at (877) 717-3893 and banks and brokers may call Innisfree M&A Incorporated collect at (212) 750-5833. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION

To the Holders of Shares of Common Stock of ABIOMED, Inc.:

Athos Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Johnson & Johnson, a New Jersey corporation (“Johnson & Johnson”), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of ABIOMED, Inc., a Delaware corporation (“ABIOMED”), at a price of $380.00 per Share, net to the seller in cash, without interest and less any required withholding taxes (the “Cash Amount”), plus one non-tradeable contractual contingent value right per Share (each, a “CVR”), which CVR represents the right to receive contingent payments of up to $35.00 per Share in cash, without interest and less any required withholding taxes, in the aggregate, upon the achievement of specified milestones (the Cash Amount plus one CVR, collectively, the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the “Offer”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 31, 2022 (as it may be amended from time to time, the “Merger Agreement”), by and among Johnson & Johnson, Purchaser and ABIOMED. The Merger Agreement provides, among other things, that as soon as practicable following (but in no event later than the business day after) the consummation of the Offer and subject to the satisfaction or waiver of specified conditions, Purchaser will be merged with and into ABIOMED (the “Merger”) in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”) without a vote on the adoption of the Merger Agreement by ABIOMED stockholders, with ABIOMED continuing as the surviving corporation in the Merger and thereby becoming a wholly owned subsidiary of Johnson & Johnson (the “Surviving Corporation”). At the closing of the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than (a) Shares owned by Johnson & Johnson, Purchaser or ABIOMED (or held in ABIOMED’s treasury), or by any direct or indirect wholly owned subsidiary of Johnson & Johnson or Purchaser, in each case at the commencement of the Offer and immediately prior to the effective time of the Merger, (b) Shares irrevocably accepted for purchase pursuant to the Offer or (c) Shares owned by any stockholders who have properly and validly demanded their appraisal rights in compliance with Section 262 of the DGCL) will be automatically converted into the right to receive the Offer Price, without interest and less any required withholding taxes. As a result of the Merger, ABIOMED will cease to be a publicly traded company and will become a wholly owned subsidiary of Johnson & Johnson.

The Merger Agreement is more fully described in Section 11—“The Transaction Agreements”, which also contains a discussion of the treatment of stock options to purchase Shares (“ABIOMED Options”), performance stock units in respect of Shares (“ABIOMED PSUs”) and restricted stock units in respect of Shares (“ABIOMED RSUs”) in the Merger.

Tendering stockholders who are record owners of their Shares and who tender directly to American Stock Transfer & Trust Company, LLC, the depositary and paying agent for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with these institutions as to whether they charge any service fees or commissions.

The Offer is conditioned upon, among other things, (a) (i) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the absence of any voluntary agreement between Johnson & Johnson and ABIOMED, on the one hand, and the U.S. Federal Trade Commission (the “FTC”) or the U.S. Department of Justice (the “DOJ”), on the other hand, pursuant to which Johnson & Johnson and ABIOMED have agreed not to consummate the Offer or the Merger, and (ii) the receipt of approvals under the antitrust laws of the Federal Republic of Germany, the Republic of

Austria and Japan, (b) that, as of immediately prior to the Expiration Time (as defined below), the number of Shares validly tendered and not validly withdrawn in accordance with the terms of the Offer, and received by the Depositary in accordance with the procedures set forth in Section 251(h) of the DGCL (as described in more detail in Section 3—“Procedures for Accepting the Offer and Tendering Shares”), together with the Shares then owned by Johnson & Johnson, Purchaser and their respective affiliates (if any), represent at least one Share more than 50% of the then-outstanding Shares (the “Minimum Condition”), (c) the absence of any law or order issued by any governmental authority of competent and applicable jurisdiction that has the effect of making the transactions contemplated by the Merger Agreement illegal or the effect of prohibiting or otherwise preventing the transactions contemplated by the Merger Agreement, (d) the absence of any pending legal proceeding under any antitrust law brought by a governmental authority of competent and applicable jurisdiction that challenges or seeks to make illegal, prohibit or otherwise prevent the transactions contemplated by the Merger Agreement, or that seeks to impose any Burdensome Condition (as defined in the Merger Agreement and described in more detail in Section 11—“The Transaction Agreements—The Merger Agreement—Antitrust Filings”) thereon, (e) the accuracy of the representations and warranties of ABIOMED contained in the Merger Agreement (subject to certain materiality exceptions), (f) ABIOMED’s compliance or performance in all material respects with its covenants and agreements contained in the Merger Agreement prior to the expiration time of the Offer and (g) that the Merger Agreement has not been terminated in accordance with its terms. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15—“Conditions to the Offer”. Neither the consummation of the Offer nor the Merger is subject to any financing condition.

The board of directors of ABIOMED (the “ABIOMED Board”), among other things, has unanimously (a) determined that it is in the best interests of ABIOMED and its stockholders, and declared it advisable, for ABIOMED to enter into the Merger Agreement and consummate the Transactions (as defined in this Offer to Purchase), including the Offer and the Merger, (b) approved the execution and delivery by ABIOMED of the Merger Agreement, the performance by ABIOMED of its covenants and agreements contained in the Merger Agreement and the consummation of the Transactions upon the terms and subject to the conditions contained in the Merger Agreement and (c) resolved to recommend that the stockholders of ABIOMED accept the Offer and tender their Shares to Purchaser pursuant to the Offer, subject to the terms and conditions set forth in the Merger Agreement.

A more complete description of the ABIOMED Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated by it, including the Offer and the Merger, is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of ABIOMED (together with any exhibits and annexes attached thereto, the “Schedule 14D-9”), that will be furnished to stockholders in connection with the Offer. ABIOMED stockholders should carefully read the information set forth in the Schedule 14D-9, including the information to be set forth under the sub-headings “—Background of the Offer and the Merger” and “—The Company Board’s Reasons for the Offer and the Merger”.

ABIOMED has advised Johnson & Johnson that, as of the close of business on November 7, 2022, 45,110,225 Shares were outstanding, 565,707 Shares were issuable pursuant to the exercise of outstanding ABIOMED Options, 311,749 Shares were subject to issuance upon the vesting and settlement of outstanding ABIOMED PSUs (based on the levels of performance specified in the Merger Agreement), 267,987 Shares were subject to issuance upon the vesting and settlement of outstanding ABIOMED RSUs and 4,631 Shares were estimated to be subject to outstanding rights under the ESPP.

Pursuant to the Merger Agreement, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, the directors of Purchaser immediately prior to the Effective Time will be, from and after the Effective Time, the initial directors of the Surviving Corporation, and the officers of ABIOMED immediately prior to the Effective Time will be, from and after the Effective Time, the initial officers of the Surviving Corporation.

If Purchaser consummates the Offer and the conditions to the Merger specified in the Merger Agreement are satisfied or waived, Purchaser will consummate the Merger in accordance with Section 251(h) of the DGCL as soon as practicable without a vote on the adoption of the Merger Agreement by ABIOMED stockholders.

Material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger (or for cash upon exercise of appraisal rights) are described in Section 5—“Material United States Federal Income Tax Consequences”.

Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, ABIOMED stockholders will be entitled to appraisal rights under Delaware law in connection with the Merger with respect to any Shares not tendered in the Offer, subject to and in accordance with Section 262 of the DGCL. ABIOMED stockholders must properly and validly demand their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 16—“Certain Legal Matters; Regulatory Approvals”.

This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and promptly pay for all Shares validly tendered prior to the Expiration Time (as defined below) and not validly withdrawn as permitted under Section 4—“Withdrawal Rights”. The term “Expiration Time” means 11:59 p.m., New York City time, on December 13, 2022, which is the date that is 20 business days after the commencement of the Offer, unless Purchaser has extended the Offer pursuant to and in accordance with the Merger Agreement (in which event the “Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire). The time of acceptance for payment by Purchaser of all Shares validly tendered and not validly withdrawn in the Offer pursuant to and subject to the conditions of the Offer is referred to as the “Acceptance Time”.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, that the Merger Agreement has not been terminated in accordance with its terms and the satisfaction of the other conditions described in Section 15—“Conditions to the Offer”.

We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms, if, as of the then-scheduled Expiration Time, any of the Offer Conditions other than the Minimum Condition is not satisfied or has not been waived, we may (and, if requested by ABIOMED, must) extend the Offer on one or more occasions for an additional period of up to 10 business days (or any longer period as may be approved by ABIOMED) per extension to permit the satisfaction of all Offer Conditions.

In addition, if, as of the then-scheduled Expiration Time, all of the Offer Conditions except the Minimum Condition are satisfied or have been waived, such that the Minimum Condition is the only Offer Condition that is not satisfied, we may (and, if requested by ABIOMED, must) extend the Offer on one or more occasions for an additional period of up to 10 business days (or any longer period as may be approved by ABIOMED) per extension to permit the Minimum Condition to be satisfied (provided that Purchaser is not required to extend the Offer in these circumstances on more than three occasions, but may, in its sole discretion, elect to do so).

We also must extend the Offer as required by applicable legal requirements and any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ that is applicable to the Offer.

However, in no event will Purchaser be required to extend the Offer beyond July 1, 2023 (or, in the event that any of the Antitrust Clearance Condition, the No Legal Restraint Condition (solely in respect of any antitrust law) or the No Antitrust Proceedings Condition (each as defined below) has not been satisfied or waived as of that date, September 1, 2023). If we extend the Offer, the extension will extend the time that you will have to tender (or withdraw) your Shares.

Purchaser expressly reserves the right to waive any of the Offer Conditions and make any changes to the terms and conditions of the Offer, including the Offer Conditions. However, without the prior written consent of ABIOMED, we are not permitted to (a) waive or modify the Minimum Condition, the No Legal Restraint Condition, the No Antitrust Proceedings Condition or the Termination Condition (each as defined in Section 15—“Conditions to the Offer”), (b) change the form of consideration payable in the Offer, (c) decrease the Cash Amount, (d) decrease the number of Shares sought to be purchased in the Offer, (e) extend the Offer or the Expiration Time or terminate the Offer, except as permitted under the Merger Agreement, (f) impose conditions to the Offer other than the Offer Conditions, (g) amend any term or condition of the Offer in any manner that is materially adverse to ABIOMED stockholders, or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Johnson & Johnson or Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement and the CVR Agreement (collectively, the “Transactions”), (h) decrease the number of CVRs to be issued per Share, (i) amend or purport or seek to amend any term of the CVR or the CVR Agreement in any manner that is adverse to any ABIOMED stockholder, or (j) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement of the extension, termination or amendment, and any announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time, and we will notify the Depositary of any extension. Without limiting the manner in which Purchaser may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares (whether before or after our acceptance for payment for Shares) or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—“Withdrawal Rights”. However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period is generally required to allow for adequate dissemination to stockholders and investor response.

If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, the increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether those Shares were tendered before or after the announcement of the increase in consideration.

Pursuant to Section 251(h) of the DGCL and due to the obligations of Purchaser, Johnson & Johnson and ABIOMED pursuant to the Merger Agreement to effect the Merger following the consummation of the Offer, we expect the Merger to occur following the consummation of the Offer without a “subsequent offering period” (as defined in Rule 14d-1 of the Exchange Act). The Merger Agreement does not permit a subsequent offering period for the Offer without ABIOMED’s prior written consent.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the SEC, not to accept for payment any Shares if, as of immediately prior to the Expiration Time, any of the Offer Conditions have not been satisfied. See Section 15— “Conditions to the Offer”. Under certain circumstances, we may terminate the Merger Agreement and the Offer. See Section 11—“The Transaction Agreements—The Merger Agreement—Termination”.

As soon as practicable following (but in any event no later than the business day after) the Acceptance Time, in accordance with the terms of the Merger Agreement, we will complete the Merger in accordance with Section 251(h) of the DGCL without a vote on the adoption of the Merger Agreement by ABIOMED stockholders.

The Merger will become effective upon the filing of a certificate of merger with respect to the Merger with the Secretary of State for the State of Delaware in accordance with the DGCL, or a later time and day as may be agreed in writing by the parties and specified in the certificate of merger. We refer to the time and day the Merger becomes effective as the “Effective Time”.

ABIOMED has provided us with its stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the Letter of Transmittal and other related materials to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on the stockholder list of ABIOMED as of November 14, 2022 provided to us by ABIOMED and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose nominees, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the satisfaction or waiver (to the extent waivable by Johnson & Johnson or Purchaser) of the Offer Conditions set forth in Section 15—“Conditions to the Offer” (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will, and Johnson & Johnson will cause Purchaser to, as promptly as practicable following the Expiration Time, but in any event within one business day thereof, accept for payment and, promptly following the Acceptance Time, pay for all of the Shares validly tendered and not validly withdrawn pursuant to the Offer. See Section 1—“Terms of the Offer”.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after (a) timely receipt by the Depositary of certificates for such Shares (“Share Certificates”) or timely confirmation of a book-entry transfer of such Shares (“Book-Entry Confirmations”) into the Depositary’s account at The Depository Trust Company (the “DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares”, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for any Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

The term “Agent’s Message” means a message, transmitted by the DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the DTC has received an express acknowledgment from the participant in the DTC tendering the Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. The term “Agent’s Message” also includes any hard copy printout evidencing an Agent’s Message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms set forth in the Merger Agreement and subject to the Offer Conditions, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Cash Amount (or funds related to the CVRs, as discussed below) for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer and the Merger Agreement, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may only be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4—“Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

At or prior to the Acceptance Time, Johnson & Johnson will execute a Contingent Value Rights Agreement (the “CVR Agreement”) with a rights agent mutually agreeable to Johnson & Johnson and ABIOMED (the “Rights Agent”) governing the terms of the CVRs issued pursuant to the Offer. Neither Purchaser nor Johnson & Johnson will be required to deposit any funds related to the CVRs with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. For more information on the CVRs, Section 11—“The Transaction Agreements”.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the DTC pursuant to the procedure set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares”, such Shares will be credited to an account maintained at the DTC), promptly following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) the Certificates evidencing tendered Shares must be received by the Depositary at such address or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time.

If you hold Shares in “street” name through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

If your Share Certificates are not immediately available, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery, as discussed in greater detail below. Please contact the Information Agent (as defined below) for assistance.

Book-Entry Transfer. The Depositary will establish an account with respect to Shares at the DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the DTC may make a book-entry delivery of Shares by causing the DTC to transfer such Shares into the Depositary’s account at the DTC in accordance with the DTC’s procedures for the transfer. However, although delivery of Shares may be effected through book-entry transfer at the DTC, an Agent’s Message and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the DTC does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if:

•	the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the DTC’s systems whose name appears on a security position listing as the owner of Shares) of Shares tendered therewith, unless the registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•

Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution”, as that term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution” and collectively, “Eligible Institutions”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on the Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. Shares may also be tendered if all the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•

a properly completed and duly executed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”), substantially in the form made available by Purchaser, must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires; and

•

the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within two trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which NASDAQ is open for business.

The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after (a) timely receipt by the Depositary of Share Certificates for such Shares or a Book-Entry Confirmation pursuant to the procedures set forth in this Section 3, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until the Shares to which the Notice of Guaranteed Delivery relates are received by the Depositary in accordance with the procedures set forth in Section 251(h) of the DGCL.

The method of delivery of the Letter of Transmittal, any Share Certificates and all other required documents, including delivery through the DTC, is at the option and the risk of the tendering stockholder and the delivery will be deemed made, and the risk of loss of such Share Certificate(s) and other documents will pass, only when actually received by the Depositary (including, in the case of book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that the stockholder has the full power and authority to tender and assign Shares tendered, as specified in the Letter of Transmittal or the Book-Entry Confirmation, as applicable, and that when accepted for payment, we will acquire good, marketable and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares by any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Johnson & Johnson, Purchaser, ABIOMED, the Depositary, Innisfree M&A Incorporated (the “Information Agent”) or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Appointment as Attorney-In-Fact and Proxy. By executing the Letter of Transmittal, the tendering stockholder will irrevocably appoint each of the designees of Purchaser as the stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder’s rights with respect to Shares tendered by the stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. The appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by the stockholder as provided herein. Upon appointment:

•	all such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares;

•	all prior powers of attorney, proxies and consents given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked;

•	no subsequent powers of attorney, proxies, consents or revocations may be given by the stockholder (and, if given, will not be deemed effective); and

•

the designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of ABIOMED’s stockholders, actions by written consent in lieu of a stockholder meeting or otherwise, as they in their sole discretion deem proper.

Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of ABIOMED’s stockholders.

4. Withdrawal Rights

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 13, 2023.

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. The notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares”, any notice of withdrawal must also specify the name and number of the account at the DTC to be credited with the withdrawn Shares. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Withdrawals of Shares may not be rescinded. Any Shares withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered following one of the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Time.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Johnson & Johnson, Purchaser, ABIOMED, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Material United States Federal Income Tax Consequences.

The following is a general summary of material U.S. federal income tax consequences of the Offer and the Merger to stockholders of ABIOMED whose Shares are tendered and accepted for payment of the Offer Price pursuant to the Offer or whose Shares are converted into the right to receive the Offer Price (or cash as a result of exercising appraisal rights). This summary applies only to stockholders of ABIOMED who hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not purport to address all U.S. federal income tax matters that may be relevant to a particular stockholder. This summary does not address tax considerations applicable to stockholders that may be subject to special tax rules including, without limitation, the following: (a) persons that are subject to special expatriation rules; (b) financial institutions; (c) insurance companies; (d) dealers or traders in securities or currencies or notional principal contracts; (e) tax-exempt entities; (f) persons that hold Shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. federal income tax purposes; (g) stockholders subject to the alternative minimum tax; (h) regulated investment companies; (i) real estate investment trusts; (j) persons that own (or are deemed to own) 5% or more of the outstanding Shares; (k) partnerships and other pass-through entities and persons who hold Shares through such partnerships or other pass-through entities; (l) persons that have a “functional currency” other than the U.S. dollar; (m) stockholders that acquired (or will acquire) Shares through exercise of employee stock options or otherwise as compensation; and (n) persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement.

This summary is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof. All of the foregoing are subject to change, and changes could apply retroactively and could affect the tax consequences described below.

For purposes of the Offer and the Merger, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons has the authority to control all the substantial decisions of the trust or (ii) that has a valid election under applicable U.S. Treasury Regulations to be treated as a U.S. person. For purposes of the Offer and the Merger, a “Non-U.S. Holder” is a beneficial owner of Shares that is not a U.S. Holder and is not a partnership for U.S. federal income tax purposes. If a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Shares should consult their own tax advisors.

The descriptions of U.S. federal income tax consequences set forth below are for general information only. Holders should consult their own tax advisors as to the particular tax consequences to them of this Offer and the Merger, including the application of U.S. federal, state, local and foreign tax laws and possible changes in such laws.

Consequences of the Offer and the Merger to U.S. Holders. The exchange of Shares for the Offer Price pursuant to the Offer or the Merger (or for cash upon exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes and the timing and character of a portion of such gain or loss depend on the U.S. federal income tax treatment of the CVRs, with respect to which there is uncertainty. The installment method of reporting any gain attributable to the receipt of a CVR or payment with respect to a CVR generally will not be available with respect to the disposition of Shares pursuant to the Offer or the Merger because the Shares are traded on an established securities market.

There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs in connection with the Offer or the Merger. The receipt of the CVRs pursuant to the Offer or the Merger, as the case may be, might be treated as a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, each discussed below.

Pursuant to U.S. Treasury Regulations dealing with contingent payment obligations analogous to the CVRs, if the fair market value of the CVRs is “reasonably ascertainable”, a U.S. Holder should treat the transaction as a “closed transaction” and treat the fair market value of the CVRs as part of the consideration received in the Offer or the Merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder should treat the transaction as an “open transaction” for purposes of determining gain or loss. These Treasury Regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. The following sections discuss the U.S. federal income tax consequences of the receipt of cash and CVRs in exchange for Shares in the event it is treated as a “closed transaction” and, alternatively, in the event it is treated as an “open transaction”. There is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as “closed transactions” or “open transactions”, and such question is inherently factual in nature. Accordingly, U.S. Holders are urged to consult their own tax advisors regarding the availability of “open transaction” treatment and other possible characterizations of the receipt of a CVR. Johnson & Johnson intends to treat the CVRs received with respect to the Shares pursuant to the Offer or the Merger for all U.S. federal and applicable state and local income tax purposes as additional consideration paid for the Shares pursuant to the Offer or the Merger as part of a “closed transaction”.

Treatment as Closed Transaction. If the receipt of the CVRs is treated as, or determined to be, part of a “closed transaction” for U.S. federal income tax purposes, a U.S. Holder generally will recognize capital gain or loss on a sale of Shares for the Offer Price pursuant to the Offer or an exchange of Shares for the Offer Price pursuant to the Merger (or for cash upon exercise of appraisal rights), in an amount equal to the difference, if any, between (a) the amount of cash the U.S. Holder receives plus the “reasonably ascertainable” fair market value of any CVRs the U.S. Holder receives and (b) the U.S. Holder’s adjusted tax basis in the U.S. Holder’s Shares. The proper method to determine the fair market value of a CVR is not clear, but it is possible that the trading value of ABIOMED’s stock would be considered along with other factors in making that determination. Gain or loss generally will be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for the Offer Price pursuant to the Merger (or for cash upon exercise of appraisal rights). Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for such Shares exceeds one year. Long-term capital gains for non-corporate U.S. Holders are generally eligible for a reduced rate of federal income taxation. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations.

A U.S. Holder’s initial tax basis in a CVR will equal the fair market value of such CVR upon receipt. The holding period for the CVR will begin on the day following the date of the closing of the Offer or the Merger, as applicable.

There is no authority directly addressing the U.S. federal income tax treatment of receiving payments on the CVRs and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs is uncertain. For example, payments with respect to the CVRs could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. Johnson & Johnson intends to treat any CVR payment (except to the extent of any imputed interest, as described below under “Imputed Interest”) as additional consideration for Shares tendered pursuant to the Offer or exchanged pursuant to the Merger. U.S. Holders should consult their own tax advisors with respect to the treatment of the CVRs, including any payments made on the CVRs.

Treatment as Open Transaction. If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, the fair market value of the CVRs would not be treated as additional consideration for the Shares at the time the CVRs are received in the Offer or the Merger, as the case may be, and the U.S. Holder would have no tax basis in the CVRs. Instead, the U.S. Holder would take payments under the CVRs into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Such payments (less any imputed interest under Section 483 of the Code, as described below under “Imputed Interest”) may be treated, in general, as additional consideration for the disposition of the Shares. Payments of cash pursuant to the Offer or the Merger, plus the portion of payments on the CVRs not treated as imputed interest, generally first would be applied to reduce a U.S. Holder’s adjusted tax basis in the Shares. A U.S. Holder then would recognize gain to the extent of any cash received pursuant to the Offer or the Merger or the portion of CVR payments not treated as imputed interest received after the U.S. Holder’s adjusted tax basis was reduced to zero. A U.S. Holder would recognize loss to the extent of any remaining basis after the basis reduction described in the previous sentence, although it is possible that such holder would not be able to recognize such loss until the resolution of all contingencies under the CVRs or possibly until such holder’s abandonment of the holder’s CVRs. Gain or loss generally would be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction). Any such gain or loss would be long-term if the Shares were held for more than one year prior to such disposition. Long-term capital gains for non-corporate U.S. Holders are generally eligible for a reduced rate of federal income taxation. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations.

Imputed Interest. Under either the “closed transaction” or “open transaction” treatment, a portion of any payment with respect to a CVR may be treated as imputed interest that is ordinary income to a U.S. Holder. The portion of the payment treated as imputed interest under Section 483 of the Code would be determined at the time such payment is made and generally would equal the excess of (a) the amount of the CVR payment over (b) the present value of such amount as of the closing of the Offer or the Effective Time (as applicable), calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. The relevant applicable federal rate would be the lower of the lowest applicable federal rate in effect during the three-month period ending with the month that includes the date on which the Merger Agreement was signed or the lowest applicable federal rate in effect during the three month period ending with the month that includes the date of the consummation of the Offer or the Merger, as applicable. A U.S. Holder would include in its taxable income interest imputed pursuant to Section 483 of the Code using such holder’s regular method of accounting for U.S. federal income tax purposes.

As discussed above, the U.S. federal income tax treatment of the CVRs is unclear. U.S. Holders should consult their own tax advisors regarding such treatment.

Consequences of the Offer and the Merger to Non-U.S. Holders. Subject to the discussions below under “Backup Withholding” and “FATCA”, payments a Non-U.S. Holder receives with respect to Shares that the Non-U.S. Holder tenders pursuant to the Offer or exchanges pursuant to the Merger (or as a result of exercising appraisal rights) generally will be exempt from U.S. federal income tax, unless:

•

the Non-U.S. Holder’s gain, if any, on Shares is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to the Non-U.S. Holder’s permanent establishment in the United States), in which case (a) the Non-U.S. Holder will be subject to U.S. federal income tax generally in the same manner as if the Non-U.S. Holder were a U.S. Holder (except that the non-U.S. Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9) and (b) if the Non-U.S. Holder is a corporation, the Non-U.S. Holder may also be subject to branch profits tax on such gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty); or

•

the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Shares (net of certain losses recognized during such year).

Generally, if CVR payments are made to a Non-U.S. Holder more than one year after the closing of the Offer or the Effective Time (as applicable), unless a holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable tax treaty (generally, by providing a properly completed IRS Form W-8BEN or W-8BEN-E or other applicable form), Johnson & Johnson expects to withhold or cause to be withheld an amount equal to 30% (or lower applicable treaty rate) of the portion of any such payments treated as imputed interest (as discussed above). As discussed above, the tax treatment of the CVRs and payments on the CVRs is unclear, and it is possible that Johnson & Johnson or an applicable withholding agent may be required to withhold additional amounts on payments with respect to the CVRs. Non-U.S. Holders are urged to consult their own tax advisors with respect to the treatment of the CVRs and payments on the CVRs.

Backup Withholding. All payments to which a holder would be entitled pursuant to the Offer or the Merger (or as a result of exercising appraisal rights) and amounts received in respect of CVRs will be subject to backup withholding, currently at a rate of 24%, unless the holder (a) is a corporation, a Non-U.S. Holder or another exempt recipient or (b) provides the holder’s taxpayer identification number (“TIN”) and certifies that no loss of exemption from backup withholding has occurred. If a holder is a U.S. Holder, the holder should complete and sign the IRS Form W-9 that is included with the Letter of Transmittal, to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. If a holder is a Non-U.S. Holder, the holder must generally submit an IRS Form W-8BEN (or other applicable IRS Form W-8) attesting to the holder’s exempt foreign status in order to qualify as an exempt recipient.

If a holder does not provide a correct TIN, the holder may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and generally will be creditable against the holder’s U.S. federal income tax liability, provided the required information is given to the IRS. If backup withholding results in an overpayment of tax, a holder may obtain a refund by filing a U.S. federal income tax return. Holders should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining the exemption.

FATCA. Pursuant to Sections 1471 to 1474 of the Code and the U.S. Treasury Regulations promulgated thereunder (the provisions commonly known as “FATCA”), if a Non-U.S. Holder exchanges Shares pursuant to the Offer or the Merger, the gross proceeds payable to such Non-U.S. Holder from such sale generally would be subject to withholding at a rate of 30% unless such Non-U.S. Holder complies with the documentation, registration, due diligence and reporting requirements of FATCA. However, proposed U.S. Treasury Regulations have eliminated the application of FATCA withholding to payments of gross proceeds from the disposition of a stock interest in a domestic corporation (such as the Shares). Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Non-U.S. Holders may also be subject to FATCA withholding with respect to imputed interest amounts. Non-U.S. Holders should consult with their tax advisors regarding the possible implications of these rules.

6. Price Range of Shares; Dividends.

The Shares trade on NASDAQ under the symbol “ABMD”. The following table sets forth the high and low closing sale prices per Share for the periods indicated. Share prices are as reported on NASDAQ based on published financial sources.

	High	Low
Fiscal Year Ended March 31, 2021
First Quarter	$257.09	$141.40
Second Quarter	$317.00	$255.22
Third Quarter	$324.20	$251.88
Fourth Quarter	$355.13	$285.92
Fiscal Year Ended March 31, 2022
First Quarter	$351.17	$262.71
Second Quarter	$376.20	$310.19
Third Quarter	$371.35	$300.63
Fourth Quarter	$366.29	$277.25
Fiscal Year Ending March 31, 2023
First Quarter	$338.64	$224.73
Second Quarter	$301.46	$242.49
Third Quarter (through November 14, 2022)	$377.82	$242.77

On October 31, 2022, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sale price per Share reported on NASDAQ was $252.08 per Share. On November 14, 2022, the last full day of trading prior to the commencement of the Offer, the closing sale price per Share reported on NASDAQ was $374.10. Stockholders are urged to obtain a current market quotation for Shares.

According to ABIOMED’s Annual Report on Form 10-K for the year ended March 31, 2022 filed with the SEC, ABIOMED has never declared or paid any cash dividends on the Shares. Under the Merger Agreement, ABIOMED is not permitted to declare, set aside, make or pay any dividends with respect to the Shares without the prior written consent of Johnson & Johnson.

7. Certain Information Concerning ABIOMED.

General. ABIOMED was founded in 1981 and is incorporated under the laws of the State of Delaware. ABIOMED’s common stock is listed on NASDAQ under the symbol “ABMD”. The address of ABIOMED’s principal executive offices are 22 Cherry Hill Drive, Danvers, Massachusetts 01923. The telephone number of ABIOMED’s principal executive office is (978) 646-1400.

The following description of ABIOMED and its business has been derived from ABIOMED’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022 and is qualified in its entirety by reference to that report. ABIOMED is a provider of medical devices that provide circulatory support and oxygenation. ABIOMED develops, manufactures and markets proprietary products that are designed to enable the heart to rest and recover by improving blood flow and/or performing the pumping function of the heart and provide sufficient oxygenation to those in respiratory failure. ABIOMED’s products are used in the cardiac catheterization lab, or cath lab, by interventional cardiologists and in the heart surgery suite by cardiac surgeons for patients who are in need of hemodynamic support prophylactically or emergently before, during or after angioplasty or heart surgery procedures.

Available Information. The Shares are registered under the Exchange Act. Accordingly, ABIOMED is subject to the information reporting requirements of the Exchange Act and, in accordance with the Exchange Act, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning ABIOMED’s directors and officers, their remuneration, stock options granted to them, the principal holders of ABIOMED’s securities, any material interests of those persons in transactions with ABIOMED and other matters is required to be disclosed in proxy statements, the most recent one having been filed with the SEC on June 28, 2022. Such reports, proxy statements and other information are available for inspection through the SEC’s website on the Internet at www.sec.gov.

Although Purchaser has no knowledge that any of the foregoing information is untrue, Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to ABIOMED or any of its subsidiaries or affiliates or for any failure by ABIOMED to disclose any events which may have occurred or may affect the significance or accuracy of the foregoing information.

Certain Projections. ABIOMED provided us with certain unaudited financial information concerning ABIOMED. Such information, as well as certain additional unaudited projected financial information, is described under “Item 4. The Solicitation or Recommendation—Projected Financial Information” in the Schedule 14D-9, which will be filed with the SEC and is being mailed to holders of Shares with this Offer to Purchase (the “Projections”). The holders of Shares are urged to, and should, carefully read the Schedule 14D-9.

Johnson & Johnson and Purchaser have been informed by ABIOMED that ABIOMED does not, as a matter of course, make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods given, among other things, the inherent difficulty of predicting future periods and the likelihood that the underlying assumptions and estimates may prove not to be appropriate.

Johnson & Johnson and Purchaser also have been informed by ABIOMED that such unaudited prospective financial information is included in the Schedule 14D-9 solely to give ABIOMED stockholders access to certain financial projections that were made available to the ABIOMED Board and advisors and Johnson & Johnson, and is not included in the Schedule 14D-9 in order to influence any stockholder to tender Shares or for any other purpose.

Johnson & Johnson and Purchaser further have been informed by ABIOMED that the Projections were not prepared with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles (“GAAP”), or with a view toward compliance with published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

Johnson & Johnson and Purchaser further have been informed by ABIOMED that the Projections reflect numerous variables and assumptions that are inherently uncertain and may be beyond ABIOMED management’s control. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which ABIOMED operates, and other risks and uncertainties, all of which are difficult or impossible to predict and many of which are beyond ABIOMED’s control. The inclusion of the Projections in the Schedule 14D-9 should not be regarded as an indication that ABIOMED or anyone who received the Projections, including Johnson & Johnson, Purchaser, our respective advisors or any of our or their respective affiliates, then considered, or now considers, the Projections to be predictive of actual future results, and this information should not be relied upon as such. None of Johnson & Johnson, Purchaser, our respective advisors or any of our or their respective affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Projections. None of Johnson & Johnson, Purchaser, our respective advisors or any of our or their respective affiliates intends to, and we and each of them disclaim any obligation to, update, revise or correct any information contained in the Projections if it is or becomes, or the underlying assumptions are or become, inaccurate (even in the short term).

Johnson & Johnson and Purchaser further have been informed by ABIOMED that the Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding ABIOMED in ABIOMED’s public filings with the SEC. ABIOMED has informed Johnson & Johnson and Purchaser that the Projections do not take into account any circumstances or events occurring after the date they were prepared, including any potential changes resulting from the Offer or the Merger.

8. Certain Information Concerning Johnson & Johnson and Purchaser.

Johnson & Johnson is a corporation incorporated under the laws of the State of New Jersey, with its principal executive offices located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. The telephone number of Johnson & Johnson is (732) 524-0400.

The following description of Johnson & Johnson and its business has been derived from Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 2, 2022 and is qualified in its entirety by reference to that report. Johnson & Johnson and its subsidiaries have approximately 141,700 employees worldwide engaged in the research and development, manufacture and sale of a broad range of products in the healthcare field. Johnson & Johnson is a holding company, with operating companies conducting business in virtually all countries of the world. Johnson & Johnson’s primary focus is products related to human health and well-being.

Purchaser is a corporation incorporated under the laws of the State of Delaware, with its principal executive offices located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. The telephone number of Purchaser is (732) 524-0400. Purchaser is a wholly owned subsidiary of Johnson & Johnson. Purchaser was incorporated on October 28, 2022 solely for the purpose of effecting the Offer and the Merger and has conducted no business activities other than those incidental to its formation or those contemplated by the Merger Agreement, and has no assets or liabilities other than those contemplated by the Merger Agreement. Upon the completion of the Merger, Purchaser’s separate corporate existence will cease and ABIOMED will continue as the Surviving Corporation. Until immediately prior to the time Purchaser accepts for payment Shares pursuant to the Offer, it is not anticipated that Purchaser will have any assets or liabilities, other than those contemplated by the Merger Agreement. Prior to the Effective Time, Purchaser will not engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Johnson & Johnson and Purchaser are listed in Schedule I to this Offer to Purchase.

During the last five (5) years, none of Johnson & Johnson or Purchaser or, to the best knowledge of Johnson & Johnson and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, (i) none of Johnson & Johnson or Purchaser or, to the best knowledge of Johnson & Johnson and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Johnson & Johnson or Purchaser, or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares (other than with respect to (A) Hubert Joly, a director of Johnson & Johnson, who beneficially owns 39 Shares through investment vehicles over which Mr. Joly does not direct investment decisions and (B) Darius Adamczyk, a director of Johnson & Johnson, who beneficially owns 15 Shares through an investment vehicle over which Mr. Adamczyk does not direct investment decision) and (ii) none of Johnson & Johnson or Purchaser or, to the best knowledge of Johnson & Johnson and Purchaser, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past 60 days. Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Johnson & Johnson or Purchaser or, to the best knowledge of Johnson & Johnson and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any material contract, arrangement, understanding or relationship with any other person with respect to any securities of ABIOMED (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations).

Except as set forth in this Offer to Purchase, none of Johnson & Johnson or Purchaser or, to the best knowledge of Johnson & Johnson and Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with ABIOMED or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts between Johnson & Johnson or Purchaser or any of their subsidiaries, or, to the best knowledge of Johnson & Johnson and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and ABIOMED or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two (2) years.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Johnson & Johnson and Purchaser with the SEC, are available at the SEC’s website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.

9. Source and Amount of Funds.

The obligations of Johnson & Johnson and Purchaser under the Merger Agreement are not conditioned upon Johnson & Johnson’s or Purchaser’s ability to obtain financing to consummate the Offer, the Merger and the other Transactions. Johnson & Johnson and Purchaser have represented to ABIOMED that Johnson & Johnson and Purchaser will have sufficient funds for the satisfaction of all of their obligations under the Merger Agreement, including the payment of the aggregate Offer Price, the aggregate Merger Consideration and the consideration in respect of the ABIOMED Options, the ABIOMED PSUs and the ABIOMED RSUs, and to pay all related fees and expenses required to be paid by Johnson & Johnson or Purchaser pursuant to the terms of the Merger Agreement. Johnson & Johnson and Purchaser have also represented to ABIOMED that on each date on which Johnson & Johnson may be required under the terms of the CVR Agreement to deliver a notice to the Rights Agent indicating that a Milestone (as defined below and described in more detail in Section 11—“The Transaction Agreements”) has been achieved, Johnson & Johnson will have sufficient funds to satisfy its cash payment obligations under the CVR Agreement, including payment of the applicable Milestone Payment (as defined below and described in more detail in Section 11—“The Transaction Agreements”) and any fees and expenses of, or payable by, Johnson & Johnson in connection with the transactions contemplated by the CVR Agreement. Johnson & Johnson estimates that the total amount of funds required by Johnson & Johnson and Purchaser to consummate the Offer and the Merger and to fund payments in respect of outstanding ABIOMED Options, ABIOMED PSUs and ABIOMED RSUs is approximately $17.5 billion, excluding related fees and expenses. In addition, Johnson & Johnson would need approximately $1.6 billion to pay the maximum aggregate amount that the holders of CVRs and holders of certain options would be entitled to if the specified milestones are achieved. Johnson & Johnson and Purchaser expect to finance the Offer, the Merger, and any fees, costs and expenses through a combination of Johnson & Johnson’s available cash on hand and short-term financing.

10. Background of the Offer; Past Contacts or Negotiations with ABIOMED.

From time to time in the ordinary course of business, the management and board of directors of Johnson & Johnson (the “Johnson & Johnson Board”) evaluate various business opportunities in an effort to enhance stockholder value and to complement and enhance its existing businesses. As part of this process, the management and board of directors of Johnson & Johnson consider a number of potential strategic transactions, including potential acquisitions.

On April 28, 2022, the Johnson & Johnson Board held a regular meeting, with representatives of senior management of Johnson & Johnson also present. Among other things, representatives of senior management reviewed with the Johnson & Johnson Board various acquisition opportunities for Johnson & Johnson’s MedTech business, including a potential acquisition of ABIOMED.

Subsequent to the discussion with the Johnson & Johnson Board on April 28, 2022, senior management of Johnson & Johnson engaged J.P. Morgan Securities LLC (“J.P. Morgan”) on May 10, 2022 as financial advisor, to evaluate the potential acquisition of ABIOMED. Senior management of Johnson & Johnson discussed the potential acquisition of ABIOMED with the Johnson & Johnson Board at regular meetings on June 13, 2022 and July 18, 2022. Representatives of J.P. Morgan were also in attendance during the July 18, 2022 meeting.

In June 2022, Ms. Ashley McEvoy, Johnson & Johnson’s Executive Vice President and Worldwide Chairman of MedTech and Mr. Michael Minogue, ABIOMED’s Chairman, President and Chief Executive Officer, met at a trade industry conference and discussed their mutual involvement in AdvaMed, a trade association (“AdvaMed”), and the transition of the AdvaMed Chairman role. As part of this discussion, Ms. McEvoy and Mr. Minogue also discussed events in the medical technology industry and Mr. Minogue provided an overview of ABIOMED and its work in the cardiovascular space.

On August 15, 2022, Ms. McEvoy contacted Mr. Minogue via a telephone call and Ms. McEvoy expressed Johnson & Johnson’s interest in acquiring ABIOMED for $355.00 per Share in cash. Following the call, Ms. McEvoy sent Mr. Minogue a preliminary, non-binding proposal letter (the “August 15 Proposal”), pursuant to which Johnson & Johnson proposed to acquire all of the outstanding equity interests of ABIOMED for a purchase price of $355.00 per Share in cash, based on certain assumptions with respect to ABIOMED’s fully diluted share count and expected net cash position, and proposed to meet in-person later that week. The offer was not contingent on Johnson & Johnson obtaining financing but was subject to completion of due diligence.

On August 17, 2022, Mr. Minogue communicated to Ms. McEvoy in a telephone call that the proposed price contained in the August 15 Proposal did not appear compelling in light of what the ABIOMED Board believed

ABIOMED’s standalone value to be, and that, accordingly, ABIOMED was not interested in discussing a potential transaction with Johnson & Johnson on the terms outlined in the August 15 Proposal. In addition, Mr. Minogue noted that he would not meet with them the following week as the August 15 Proposal had been rejected by ABIOMED, but that he would be open to building a working relationship with Mr. Joaquin Duato, Chief Executive Officer of Johnson & Johnson, and Ms. McEvoy.

On August 29, 2022, Ms. McEvoy and Mr. Minogue exchanged messages regarding an introductory meeting at ABIOMED’s headquarters on September 15, 2022.

On September 15, 2022, Mr. Duato and Ms. McEvoy had an in-person meeting at ABIOMED’s headquarters with Mr. Minogue to discuss certain mutual industry insights and provide an overview of ABIOMED, including the work ABIOMED was doing in the cardiovascular space and ABIOMED’s innovation and culture, as well as potential future opportunities between Johnson & Johnson and ABIOMED.

On September 23, 2022, Mr. Duato had a video conference call with Mr. Minogue to discuss a potential revised offer, including an increase in the upfront per Share price along with the possibility of a contingent value right structure to further increase the value of Johnson & Johnson’s proposal. On the call, Mr. Minogue proposed to Mr. Duato a contingent value right with a maximum total payment in the range of $50.00 to $100.00. In response, Mr. Duato noted that these values were too high and informed Mr. Minogue that Johnson & Johnson could offer $380.00 per Share and provide specific terms of a proposed contingent value right if it were provided with certain information about ABIOMED that would assist Johnson & Johnson in assessing its valuation of ABIOMED.

On September 24, 2022, Mr. Duato had a further telephone call with Mr. Minogue to discuss the possibility of commencing a diligence process for purposes of facilitating an increase in the overall value of Johnson & Johnson’s proposal, including through a potential contingent value right.

On September 26, 2022, Mr. Duato sent Mr. Minogue a revised preliminary non-binding proposal letter (the “September 26 Proposal”), pursuant to which Johnson & Johnson offered to acquire all of the outstanding equity interests of ABIOMED for an upfront purchase price of $380.00 per Share in cash. The September 26 Proposal was based on the same assumptions as the August 15 Proposal with respect to ABIOMED’s fully diluted share count and expected net cash position. In the September 26 Proposal, Mr. Duato also stated that Johnson & Johnson would be prepared to discuss the terms of a contractual contingent value right following an initial diligence meeting focused on certain commercial, clinical, regulatory, operational and financial topics.

Also on September 26, 2022, Ms. McEvoy shared with Mr. Minogue a draft confidentiality agreement, the terms of which were subsequently negotiated between representatives of Cravath, Swaine & Moore LLP (“Cravath”), legal advisor to Johnson & Johnson, and Sullivan & Cromwell LLP, legal advisor to ABIOMED (“Sullivan & Cromwell”). The confidentiality agreement was entered into by Johnson & Johnson and ABIOMED on September 28, 2022 and contained, among other things, a customary standstill provision pursuant to which Johnson & Johnson would be prohibited from taking certain actions with respect to ABIOMED until December 31, 2023, subject to certain standstill termination triggers, as further described in Section 11—“The Transaction Agreements—The Confidentiality Agreement”.

On September 28, 2022, Mr. Minogue communicated to Mr. Duato that ABIOMED was willing to explore a transaction with Johnson & Johnson on the terms contained in the September 26 Proposal on the condition that Johnson & Johnson provide additional value through a contingent value right structure and that, upon the execution of the confidentiality agreement, ABIOMED was willing to provide to Johnson & Johnson certain additional information concerning ABIOMED to facilitate an increase in Johnson & Johnson’s proposed purchase price.

On October 3, 2022, Mr. Duato, Ms. McEvoy and other members of Johnson & Johnson’s senior management met with Mr. Minogue and other members of ABIOMED’s senior management at The Ritz-Carlton in Boston, Massachusetts. Mr. Minogue and other members of ABIOMED’s senior management presented to members of

Johnson & Johnson’s senior management an overview of ABIOMED and its existing product line, future product technologies and indications and potential market opportunities. Representatives of Goldman Sachs LLC, financial advisor to ABIOMED (“Goldman Sachs”) and J.P. Morgan, also attended the meeting.

On October 5, 2022, Mr. Duato met with Mr. Minogue at Johnson & Johnson’s headquarters in New Brunswick, New Jersey. At this meeting, Mr. Duato proposed to Mr. Minogue a $30.00 per share contingent value right, with two $15.00 per share milestone payments based on future revenue performance (the “October 5 Proposal”). Mr. Minogue expressed a desire to include a milestone payment based on clinical or regulatory events with respect to ABIOMED’s STEMI-DTU study and a revenue-based milestone payment, along with a 50% per share stepdown in payment if such milestone was achieved later than the measurement period proposed in the October 5 Proposal. Mr. Duato and Mr. Minogue agreed to revisit these points following Johnson & Johnson’s due diligence review.

Also on October 5, 2022, ABIOMED made available to Johnson & Johnson a virtual data room containing certain financial, regulatory and legal materials of ABIOMED. From October 5, 2022 through October 31, 2022 (the date on which the Merger Agreement was signed), Johnson & Johnson and its representatives conducted due diligence of ABIOMED through document review and a number of video conferences with representatives of ABIOMED, covering various areas including, but not limited to, corporate organization and structure, commercial operations, litigation and legal compliance, executive compensation and employee benefits, intellectual property, regulatory matters, research and development and general corporate matters.

On October 6, 2022, a representative of Sullivan & Cromwell contacted a representative of Cravath, who noted Johnson & Johnson’s willingness to contemplate a tender offer structure.

On October 12, 2022, representatives of Cravath provided to representatives of Sullivan & Cromwell a draft Merger Agreement providing for (a) a two-step process in which Johnson & Johnson would conduct a tender offer for the Shares, followed by a short-form merger, (b) no obligations on Johnson & Johnson to divest or hold separate any assets of Johnson & Johnson or ABIOMED or agree to any other conduct or other remedies proposed by any antitrust authorities, or to litigate against such authorities in order to obtain clearances, (c) a termination fee in an amount equal to 3.5% of ABIOMED’s fully diluted equity value based on the Offer Price (including the nominal value of CVR payments) that would be payable by ABIOMED in certain circumstances to Johnson & Johnson, (d) a non-solicitation covenant and (e) an outside date of six months.

Also on October 12, 2022, Ms. McEvoy and Ms. Lisa Blair Davis, Vice President of Human Resources, Medical Devices at Johnson & Johnson, convened a video conference call with Mr. Minogue to discuss proposed organizational structure, human resources arrangements following the consummation of the contemplated transaction, ABIOMED’s performance management systems and certain other matters.

On October 15, 2022, Mr. Duato had a video conference call with Mr. Minogue, during which Mr. Minogue proposed a $45.00 per Share contingent value right, consisting of three $15.00 per share payments (with one such payment based on ABIOMED’s future revenue performance measured at two different periods (where achievement of the milestone in the later period would result in 50% lower payment) and two such payments based on clinical or regulatory events).

On October 17, 2022, representatives of Sullivan & Cromwell, on behalf of ABIOMED, circulated a revised draft Merger Agreement to representatives of Cravath, which draft contained, among other things, (a) an obligation on Johnson & Johnson to divest and/or litigate against governmental authorities in order to obtain antitrust clearance and a restriction on Johnson & Johnson’s ability to take certain actions between signing and closing such as making acquisitions that would reasonably be expected to impose a material delay or materially increase the risk of not obtaining antitrust clearance, (b) a termination fee in an amount equal to $435 million (corresponding to 2.49% of ABIOMED’s fully diluted equity value based on the Offer Price (excluding nominal value of CVR payments)) that would be payable by ABIOMED in certain circumstances to Johnson & Johnson,

(c) certain proposed changes to the non-solicitation covenant, (d) certain regulatory-related exceptions to the definition of “Company Material Adverse Effect” and (e) a regulatory reverse break fee in an amount equal to $870 million (corresponding to 4.98% of ABIOMED’s fully diluted equity value based on the Offer Price (excluding nominal value of CVR payments)) that would be payable by Johnson & Johnson to ABIOMED in the event that either party terminates the Merger Agreement in the event (i) a governmental authority had enacted a final and non-appealable law or order that made the proposed Transactions illegal or prohibited or otherwise prevented the consummation of the Transactions or (ii) the Acceptance Time did not occur by the Termination Date (as defined in the Merger Agreement) and certain regulatory-related closing conditions had not been satisfied at such time.

On October 19, 2022, the Johnson & Johnson Board held a regular meeting, with representatives of senior management of Johnson & Johnson and J.P. Morgan also present. Among other things, Mr. Duato, Ms. McEvoy and representatives of senior management provided updates to the Johnson & Johnson Board on the status of discussions between Johnson & Johnson and ABIOMED, and the Johnson & Johnson Board authorized senior management of Johnson & Johnson to continue negotiations with ABIOMED with regards to a potential acquisition.

On October 21, 2022, Mr. Duato had a video conference call with Mr. Minogue, during which Mr. Duato communicated Johnson & Johnson’s interest in acquiring ABIOMED for $380.00 per Share in cash, plus a contingent value right with a maximum total payment of $35.00, consisting of up to $17.50 per share payment upon the achievement of a milestone based on net sales (where achievement of the milestone in the later period would result in 50% lower payment), $7.50 per share payment upon the achievement of a milestone based on regulatory approvals and $10.00 per share payment upon the achievement of a milestone based on clinical recommendations. During the call, Mr. Minogue asked Mr. Duato whether Johnson & Johnson was willing to increase the upfront per Share value, and Mr. Duato confirmed that $380.00 was the highest upfront amount that Johnson & Johnson was willing to offer per Share. Following the call, representatives of Cravath circulated a revised draft Merger Agreement to representatives of Sullivan & Cromwell that was substantially similar to the draft that representatives of Cravath shared on October 12, 2022, except that the draft accepted, among other things, a restriction on Johnson & Johnson’s ability to take certain actions between signing and closing such as making acquisitions that would reasonably be expected to impose a material delay or materially increase the risk of not obtaining antitrust approvals, and representatives of Sullivan & Cromwell circulated a preliminary term sheet regarding the proposed contingent value right to representatives of Cravath.

On October 23, 2022, representatives of Johnson & Johnson conducted a site visit with representatives of ABIOMED at ABIOMED’s headquarters in Danvers, Massachusetts. Representatives of Goldman Sachs and J.P. Morgan were also in attendance.

Later that day, representatives of Cravath circulated a draft CVR Agreement to representatives of Sullivan & Cromwell, which provided that Johnson & Johnson was not required to expend any efforts to achieve the milestones contained therein, the clinical recommendation milestone must be achieved by June 30, 2028 or March 31, 2029, depending on the study or indication, and the U.S. Food and Drug Administration (“FDA”) approval milestone must be achieved by June 30, 2026.

On October 24, 2022 and October 25, 2022, representatives of Johnson & Johnson conducted a meeting and site visit with representatives of ABIOMED at ABIOMED’s site in Aachen, Germany. Representatives of Goldman Sachs and J.P. Morgan were also in attendance.

Also on October 24, 2022, Mr. Duato and Mr. Minogue exchanged messages regarding certain issues in the draft CVR Agreement, including the efforts required by Johnson & Johnson following the closing of the Transactions to achieve the milestones contained therein and the expiration dates for the clinical recommendation milestone.

Later that day, representatives of Sullivan & Cromwell circulated to representatives of Cravath a revised draft of the Merger Agreement that was substantially similar to the draft that representatives of Sullivan & Cromwell shared on October 21, 2022 and a revised draft CVR Agreement, which provided that Johnson & Johnson was required to use diligent efforts to achieve the milestones contained therein, certain details around enforcement of rights under the CVR Agreement and certain details regarding the milestones and related expiration dates.

In the evening of October 24, 2022, Ms. Susan Morano, Johnson & Johnson’s Vice President of Business Development, and Mr. Minogue met at the AdvaMed conference in Boston, Massachusetts and discussed, among other topics, certain details regarding the milestones in the CVR Agreement.

On October 25, 2022, Mr. Duato and Mr. Minogue had a video conference call to discuss the status of ongoing diligence and contractual negotiations, including certain issues in the draft Merger Agreement, including, among other topics, the antitrust efforts standard and certain antitrust remedies, a regulatory reverse break fee that would be payable by Johnson & Johnson to ABIOMED under certain circumstances and the treatment of ABIOMED PSUs, and in the draft CVR Agreement, including, among other topics, the efforts required by Johnson & Johnson following the closing of the Transactions to achieve the milestones and the expiration dates for the clinical recommendation milestone.

Also on October 25, 2022, representatives of Cravath and Sullivan & Cromwell had a video conference call to discuss certain issues in the draft Merger Agreement, including among other topics, the antitrust efforts standard and certain antitrust remedies, the amount of the termination fee that would be payable by ABIOMED in certain circumstances to Johnson & Johnson, a regulatory reverse break fee that would be payable by Johnson & Johnson to ABIOMED, certain provisions relating to the non-solicitation covenant and the definition of “Company Material Adverse Effect” to be used in the Merger Agreement, and the draft CVR Agreement, including among other topics, the milestone triggers, the milestone payment dates, the efforts required by Johnson & Johnson following the closing of the Transactions to achieve the milestones and certain details around enforcement of rights under the CVR Agreement.

On October 26, 2022, Ms. McEvoy and Mr. Minogue had a video call to discuss, among other topics, certain employment arrangements.

Also on October 26, 2022, Mr. Nicholas Antoun, Assistant General Counsel of Johnson & Johnson, and Mr. Marc Began, General Counsel of ABIOMED, had a telephone call to discuss, among other topics, certain provisions in the draft Merger Agreement relating to antitrust clearance and certain issues in the draft CVR Agreement, including the efforts required by Johnson & Johnson following the closing of the Transactions to achieve the milestones contained therein, the expiration dates for the clinical recommendation milestone and certain details around enforcement of rights under the CVR Agreement.

Later that evening, representatives of Cravath circulated to representatives of Sullivan & Cromwell a revised draft of the Merger Agreement, providing for, among other things, (i) Johnson & Johnson’s obligation to contest and defend any legal proceeding and divest any ABIOMED assets requested by regulators in order to obtain antitrust clearance, in each case up to a specified threshold, (ii) a termination fee in an amount equal to $672 million (corresponding to 3.5% of ABIOMED’s fully diluted equity value based on the Offer Price (including the nominal value of CVR payments)) that would be payable by ABIOMED in certain circumstances to Johnson & Johnson, (iii) no regulatory reverse break fee that would be payable by Johnson & Johnson to ABIOMED, (iv) certain provisions related to treatment of equity awards that were subject to ongoing negotiation between the parties and (v) a definition of “Company Material Adverse Effect” without the regulatory-related exceptions proposed by ABIOMED.

On October 27, 2022, representatives of Cravath circulated to representatives of Sullivan & Cromwell a revised draft of the CVR Agreement that was substantially similar to the draft that representatives of Cravath shared on October 23, 2022 but agreeing to a longer measurement period for the $8.75 per CVR milestone payment with respect to net sales (as further described in Section 11—“The Transaction Agreements—The CVR Agreement”) and expend certain budgeted amounts for the clinical trials related to the clinical recommendation milestone.

Later that evening, Ms. Blair Davis and Mr. Minogue had a video conference call to discuss, among other topics, certain retention arrangements and certain compensation arrangements.

On October 28, 2022, Mr. Duato and Mr. Minogue exchanged messages regarding certain issues in the draft CVR Agreement, including the efforts required by Johnson & Johnson following the closing of the Transactions to achieve the milestones contained therein and the expiration dates for the clinical recommendation milestone.

Later that morning, representatives of Cravath and Sullivan & Cromwell had a video conference call to discuss the draft Merger Agreement, including, among other topics, the amount of the termination fee that would be payable by ABIOMED in certain circumstances to Johnson & Johnson, antitrust timing filing, the outside date and ability of ABIOMED to extend such outside date for two months within its discretion and the definition of “Company Material Adverse Effect,” and the draft CVR Agreement, including, among other topics, certain details regarding the clinical recommendation milestone and the FDA approval milestone and certain details around enforcement of rights under the CVR Agreement.

In the early afternoon on October 28, 2022, Mr. Duato and Mr. Minogue had a video conference call and Mr. Antoun and Mr. Began separately had a telephone call, in each case to discuss, among other topics, issues in the draft Merger Agreement, including the proposed outside date, and the draft CVR Agreement, including, among other topics, the level of efforts that Johnson & Johnson would be required to expend to achieve the milestones in the CVR Agreement, certain details regarding the clinical recommendation milestone and certain details around enforcement of rights under the CVR Agreement.

Later that day, representatives of Cravath and Sullivan & Cromwell reconvened on a telephone call to continue discussing certain issues in the draft Merger Agreement. In connection with the foregoing, Cravath proposed a termination fee in an amount equal to $600 million (corresponding to 3.28% of ABIOMED’s fully diluted equity value based on the Offer Price (including the nominal value of CVR payments)) that would be payable by ABIOMED in certain circumstances to Johnson & Johnson, antitrust timing filing and the definition of “Company Material Adverse Effect,” and the draft CVR Agreement, including, among other topics, certain details regarding the clinical recommendation milestone and the FDA approval milestone and certain details around enforcement of rights under the CVR Agreement. Later that evening, representatives of Sullivan & Cromwell circulated to representatives of Cravath revised drafts of the Merger Agreement and CVR Agreement reflecting such discussions, and providing for, among other things, a termination fee in an amount equal to $500 million (corresponding to 2.72% of ABIOMED’s fully diluted equity value based on the Offer Price (assuming 50% of the CVR payments)) that would be payable by ABIOMED in certain circumstances to Johnson & Johnson, an outside date of eight months subject to an automatic extension for an additional two months if certain regulatory closing conditions remain the only conditions to not have been satisfied or waived as of the original outside date and a definition of “Company Material Adverse Effect” in the Merger Agreement without certain regulatory-related exceptions.

Between October 28, 2022 and October 31, 2022, representatives of Cravath and Simpson Thacher & Bartlett LLP, who were engaged by certain representatives of senior management of ABIOMED, including Mr. Minogue and Mr. Greenfield, Vice President and Chief Commercial Officer of ABIOMED, to negotiate on their behalf with respect to certain letter agreements regarding, among other things, change in control payments, exchanged drafts of such letter agreements, at which time ABIOMED and representatives of senior management of ABIOMED entered into such letter agreements.

On October 29, 2022, representatives of Cravath and Sullivan & Cromwell had a telephone call to discuss certain issues in the draft Merger Agreement, including among other topics, the amount of the termination fee that would be payable by ABIOMED in certain circumstances to Johnson & Johnson and antitrust timing filing, and the draft CVR Agreement, including, among other topics, certain details around enforcement of rights under the CVR Agreement.

Later that day, representatives of Cravath circulated to representatives of Sullivan & Cromwell revised drafts of the Merger Agreement and CVR Agreement reflecting such discussions and providing for, among other things, a termination fee in an amount equal to $575 million (corresponding to 3.08% of ABIOMED’s fully diluted equity value based on the Offer Price (including the nominal value of the CVR payments)) that would be payable by ABIOMED in certain circumstances to Johnson & Johnson.

Also on October 29, 2022, Ms. Blair Davis, Ms. McEvoy and Mr. Minogue exchanged messages regarding retention agreements for certain executives of ABIOMED.

On October 30, 2022, representatives of Johnson & Johnson, ABIOMED, Cravath, Sullivan & Cromwell and Goldman Sachs had a video conference call to discuss certain issues, including, among other things, ABIOMED’s proposed budget as it relates to Johnson & Johnson’s required efforts to complete ABIOMED’s clinical trials under the draft CVR Agreement.

Following the call, Ms. McEvoy and Mr. Minogue had a telephone call to discuss, among other topics, certain employment arrangements, the treatment of ABIOMED PSUs and certain details regarding the clinical recommendation milestone and certain details around enforcement of rights under the CVR Agreement.

Through October 31, 2022, representatives of Cravath and representatives of Sullivan & Cromwell exchanged and finalized drafts of the Merger Agreement, reflecting termination fee in an amount equal to $550 million (corresponding to 2.9% of ABIOMED’s fully diluted equity value based on the Offer Price (including the nominal value of CVR payments)) that would be payable by ABIOMED in certain circumstances to Johnson & Johnson, and CVR Agreement.

After the closing of trading on NASDAQ on October 31, the Johnson & Johnson Board held a video conference meeting to discuss the Merger Agreement and the CVR Agreement. Representatives of senior management, J.P. Morgan and Cravath also attended the meeting. After carefully considering the proposed terms of the transaction with ABIOMED, and taking into consideration the matters discussed during the meeting and prior meetings of the Johnson & Johnson Board, the Johnson & Johnson Board unanimously (a) declared that it was advisable for Johnson & Johnson and Purchaser to enter into the Merger Agreement and the CVR Agreement and (b) approved the execution and delivery by Johnson & Johnson and Purchaser of the Merger Agreement and the CVR Agreement, the performance by Johnson & Johnson and Purchaser of their respective covenants and agreements contained therein, and the consummation of the transactions contemplated by the Merger Agreement and the CVR Agreement, including the Offer and the Merger.

Later that evening, Johnson & Johnson, Purchaser and ABIOMED entered into the Merger Agreement.

On the morning of November 1, 2022, prior to the opening of trading on the NYSE and NASDAQ, Johnson & Johnson and ABIOMED issued a joint press release announcing the execution of the Merger Agreement.

11. The Transaction Agreements

The following are summaries of the material terms of the Merger Agreement, the CVR Agreement, the Confidentiality Agreement (as defined below), the Retention Agreement (as defined below) and the Letter Agreement (as defined below). They have been included to provide investors and stockholders with information regarding the terms of such agreements. The following summaries do not purport to be complete and, in the case of the Merger Agreement, the Confidentiality Agreement, the Retention Agreement and the Letter Agreement, are qualified in their entirety by reference to the definitive agreements themselves, which have been filed as exhibits to the Schedule TO (or in case of the Retention Agreement and the Letter Agreement, by ABIOMED to the Solicitation/Recommendation Statement on Schedule 14D-9 of ABIOMED (together with any exhibits and annexes attached thereto, the “Schedule 14D-9”)), and in the case of the CVR Agreement, are qualified in its entirety by reference to the form attached as Exhibit A to the Merger Agreement. ABIOMED stockholders and other interested parties should read the Merger Agreement, the CVR Agreement, the Confidentiality Agreement, the Retention Agreement and the Letter Agreement in their entirety for more complete descriptions of the terms summarized below. The Merger Agreement and the CVR Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8—“Certain Information Concerning Johnson & Johnson and Purchaser”.

The Merger Agreement and the summary included below are not intended to provide any factual information about ABIOMED, its stockholders or executives, Johnson & Johnson or Purchaser, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Merger. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were solely for the benefit of the parties to the agreements and may be subject to qualifications and limitations agreed upon by the parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and described in the following summary, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and to reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in a confidential disclosure letter that was provided by ABIOMED to Johnson & Johnson and Purchaser but is not filed with the SEC as part of the Merger Agreement. Investors and stockholders are not third-party beneficiaries under the Merger Agreement. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein without consideration of the entirety of the factual disclosures about ABIOMED, Johnson & Johnson or Purchaser made in this Offer to Purchase, the Schedule 14D-9 or reports filed with the SEC. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in this Offer to Purchase or the parties’ public disclosures.

The Merger Agreement

The Offer. The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable (but in no event more than 10 business days) after the date of the Merger Agreement and that, on the terms and subject to the conditions set forth in the Merger Agreement and the Offer, Purchaser will, at or as promptly as practicable following the Expiration Time (but in any event within one business day thereafter), irrevocably accept for payment, and, promptly following the Acceptance Time, pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer. Unless the Offer is extended pursuant to and in accordance with the Merger Agreement, the Offer will expire at 11:59 p.m., New York time, on December 13, 2022, which is the date that is 20 business days after the date the Offer is first commenced. In the event that the Offer is extended pursuant to and in accordance with the Merger Agreement, then the Offer will expire on the date and at the time to which the Offer has been so extended.

The obligations of Purchaser to irrevocably accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer are subject only to the satisfaction or, if permissible under applicable law, waiver of the Offer Conditions described in Section 15—“Conditions to the Offer”. Purchaser expressly reserves the right to waive any of the Offer Conditions and to make any change in the terms of or conditions to the Offer. However, without the prior written consent of ABIOMED, Purchaser may not:

•	waive or modify the Minimum Condition, the No Legal Restraint Condition, the No Antitrust Proceedings Condition or the Termination Condition;

•	make any change in the terms of or conditions to the Offer that:

•	changes the form of consideration to be paid in the Offer;

•	decreases the Cash Amount or the number of Shares sought in the Offer;

•	extends the Offer or the Expiration Time or terminates the Offer, except as permitted or required by the Merger Agreement;

•	imposes conditions to the Offer other than the Offer Conditions, as described in Section 15—“Conditions to the Offer”;

•

amends any term or condition of the Offer in any manner that is materially adverse to ABIOMED stockholders, or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Johnson & Johnson or Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement and by the CVR Agreement (collectively, the “Transactions”);

•	decrease the number of CVRs to be issued per Share; or

•	amends or purports or seeks to amend any term of the CVR or the CVR Agreement in any manner that is adverse to any ABIOMED stockholder; or

•	provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

The Merger Agreement contains provisions that govern the circumstances in which Purchaser is required or permitted to extend the Expiration Time. Unless the Merger Agreement has been terminated in accordance with its terms:

•

Purchaser must extend the Offer for the minimum period required by any law or order, or any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ that is applicable to the Offer;

•

in the event that any of the Offer Conditions, as described in Section 15—“Conditions to the Offer”, other than the Minimum Condition, are not satisfied or waived as of the time the Offer is scheduled to expire, Purchaser may (and, if requested by ABIOMED, is required to) extend the Offer for one or more successive extension periods of up to 10 business days each (or any longer period as may be approved in advance by ABIOMED) in order to permit the satisfaction of all of the conditions to the Offer; and

•

in the event that all of the Offer Conditions, as described in Section 15—“Conditions to the Offer”, have been satisfied or waived, except that the Minimum Condition has not been satisfied, as of the time the Offer is scheduled to expire, Purchaser may (and, if requested by ABIOMED, is required to) extend the Offer for one or more successive extensions of 10 business days each (or any longer period as may be approved in advance by ABIOMED); provided that Purchaser is not required in these circumstances to extend the Offer on more than three occasions, but may, in its sole discretion, elect to do so.

Notwithstanding the foregoing, Purchaser is not, however, required to extend the Offer beyond the Termination Date (as defined below in the subsection “—Termination”). In the event that the Merger Agreement is validly terminated, Purchaser will irrevocably and unconditionally terminate the Offer and promptly return all tendered Shares to the registered holders thereof.

The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, at the Effective Time, Purchaser will be merged with and into ABIOMED, the separate corporate existence of Purchaser will cease and ABIOMED will continue as the surviving corporation of the Merger and as a wholly owned subsidiary of Johnson & Johnson. The Merger will be effected in accordance with Section 251(h) of the DGCL as soon as practicable following the Acceptance Time. The closing of the Merger (the “Closing”) will take place as soon as practicable following (and in any event no later than the business day after) the Acceptance Time and the satisfaction or, if permissible under applicable law, waiver of the conditions to the Merger described in the subsection “—Conditions to the Merger”. On the date of the Closing, the parties will file a certificate of merger with respect to the Merger in accordance with the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and shall take such further actions as may be required to make the Merger effective. The Merger will become effective at the time and day of the filing of the Certificate of the Merger and acceptance by the Secretary of State of the State of Delaware, or a later time and day as may be agreed in writing by the parties and specified in the Certificate of Merger.

Certificate of Incorporation and Bylaws. At the Effective Time, subject to the provisions of the Merger Agreement described in “—Directors’ and Officers’ Indemnification and Insurance” below, (a) the certificate of incorporation of ABIOMED will be amended and restated in its entirety to read as set forth on Exhibit B to the Merger Agreement, and (b) the bylaws of ABIOMED will be amended and restated in its entirety to be in the form of the bylaws of Purchaser, as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation will be ABIOMED, Inc.).

Directors and Officers. From and after the Effective Time, until their successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, the directors of Purchaser immediately prior to the Effective Time will be, from and after the Effective Time, the initial directors of the Surviving Corporation, and the officers of ABIOMED immediately prior to the Effective Time will be, from and after the Effective Time, the initial officers of the Surviving Corporation.

Effect on Capital Stock. Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time:

•

each Share that is outstanding immediately prior to the Effective Time (excluding (A) Canceled Shares, (B) Accepted Shares and (C) any Dissenting Shares (each as defined below)) will be automatically converted into the right to receive the Offer Price (the “Merger Consideration”), without interest and less any required withholding tax;

•

each Share (A) owned by Johnson & Johnson, Purchaser or ABIOMED (or held in ABIOMED’s treasury), or by any direct or indirect wholly owned subsidiary of Johnson & Johnson or Purchaser, in each case, at the commencement of the Offer and immediately prior to the Effective Time (the “Canceled Shares”) or (B) irrevocably accepted for purchase pursuant to the Offer (the “Accepted Shares”), will, in each case, be canceled and extinguished without any conversion thereof or consideration paid therefor at the Effective Time by virtue of the Merger; and

•

each share of common stock, par value $0.0001 per share, of Purchaser that is outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Shares held by ABIOMED stockholders who are entitled to demand and have properly and validly demanded their statutory rights of appraisal in respect of these Shares in compliance in all respects with Section 262 of the DGCL (“Dissenting Shares”) will not be converted into or represent the right to receive the Merger Consideration, but instead will be entitled to receive an amount as may be determined pursuant to Section 262 of the DGCL. However, all Dissenting Shares that are held by ABIOMED stockholders who have failed to properly and validly demand or who have effectively withdrawn or otherwise lost their rights to appraisal of these Dissenting Shares under Section 262 of the DGCL will no longer be considered to be Dissenting Shares and will be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration, without interest and less any required withholding tax, upon compliance with the applicable procedures set forth in the Merger Agreement with respect to the surrender of certificates representing Shares or the book-entry transfer of Shares.

From and after the Effective Time, all Shares will no longer be outstanding and will automatically cease to exist, and will cease to have any rights with respect thereto, except as specified above.

Treatment of ABIOMED Equity Awards. Pursuant to the terms of the Merger Agreement, at the Effective Time:

•

each stock option to purchase Shares (an “ABIOMED Option”) outstanding as of immediately prior to the Effective Time with an exercise price that is less than the Cash Amount (an “In-the-Money Option”) will be canceled in exchange for the Cash Amount (less the applicable exercise price) plus one CVR, in each case, multiplied by the number of Shares underlying such In-the-Money Option;

•

each ABIOMED Option outstanding as of immediately prior to the Effective Time with an exercise price that is equal to or greater than the Cash Amount (an “Out-of-the-Money Option”) will be canceled in exchange for the right to receive cash payments equal to the total amount of the Milestone Payments actually payable in connection with a CVR (if any), less the amount by which such exercise price exceeds the Cash Amount (if any), multiplied by the number of Shares underlying such Out-of-the-Money Option;

•

each performance stock unit in respect of Shares (“ABIOMED PSU”) outstanding as of immediately prior to the Effective Time will be canceled in exchange for the Cash Amount plus one CVR, in each case, multiplied by the number of Shares underlying such ABIOMED PSU, generally determined based on actual performance for any performance periods that have been completed as of the Effective Time and maximum performance for all other performance periods; and

•

each restricted stock unit in respect of Shares (“ABIOMED RSU”) outstanding as of immediately prior to the Effective Time will be canceled in exchange for the Cash Amount plus one CVR, in each case, multiplied by the number of Shares underlying such ABIOMED RSU.

In addition, pursuant to the terms of the Merger Agreement, if the payment period under the ABIOMED, Inc. 1988 Employee Stock Purchase Plan, as amended and restated on February 5, 2019 (the “ESPP”) in effect on the date of the Merger Agreement has not already ended as of the Acceptance Time, such payment period will terminate no later than two business days prior to the Acceptance Time, and all participant contributions then in the ESPP will be used to purchase Shares on the date of such termination in accordance with the terms of the ESPP. All Shares purchased under the ESPP will be treated identically with all other Shares in connection with the transactions contemplated by the Merger Agreement. No further payment period will commence under the ESPP after the payment period under the ESPP in effect on the date the Merger Agreement ends.

Representations and Warranties. In the Merger Agreement, ABIOMED has made customary representations and warranties to Johnson & Johnson and Purchaser, which are qualified by information set forth in a confidential disclosure letter of ABIOMED provided to Johnson & Johnson and Purchaser in connection with the execution of the Merger Agreement and certain disclosures in ABIOMED’s SEC filings since April 1, 2020 and publicly available prior to the date of the Merger Agreement, including representations and warranties relating to: organization and qualification; capitalization; subsidiaries; corporate power and authority; enforceability of the Merger Agreement; the absence of any required ABIOMED stockholder approval to approve the Merger following the Acceptance Time; required governmental authorizations; non-contravention of applicable law and orders and ABIOMED’s organizational documents and contracts; SEC filings, financial statements and internal controls and procedures; the absence of undisclosed liabilities; the absence of a Company Material Adverse Effect (as defined below); the absence of certain changes to the business of ABIOMED since March 31, 2022; information provided or included in the Schedule TO and other documents relating to the Offer; brokers’ fees; employee benefit and employee matters; litigation; taxes; compliance with laws and permits; environmental matters; intellectual property; real property; material contracts; regulatory compliance; insurance; compliance with anti-bribery and anti-money laundering laws; Rule 14d-10 matters; related party transactions; the opinion of ABIOMED’s financial advisor; and the inapplicability of state takeover laws. Each of Johnson & Johnson and Purchaser has made customary representations and warranties to ABIOMED with respect to, among other matters: organization and qualification; corporate power and authority; the enforceability of the Merger Agreement; information provided or included in the Schedule TO and other documents relating to the Offer; required governmental authorizations; non-contravention of applicable law and orders and their organizational documents and contracts; litigation; that neither is an “interested stockholder” within the meaning of Section 203 of the DGCL; availability of sufficient funds; operation of Purchaser; and brokers’ fees.

Some of the representations and warranties in the Merger Agreement made by ABIOMED are qualified as to “materiality” or “Company Material Adverse Effect”. For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, occurrence, effect, event, circumstance or development (each, an “Effect”), that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of ABIOMED and its subsidiaries, taken as a whole. However, no Effect to the extent resulting from, attributable to or arising out of any of the following will be deemed to be or constitute a “Company Material Adverse Effect”, or be taken into account when determining whether a “Company Material Adverse Effect” has occurred, except, in the case of clauses (a) through (f) below, to the extent any such Effect disproportionately impacts ABIOMED and its subsidiaries relative to other companies operating in the medical device industry, in which case the incremental disproportionate impact of such Effect may be taken into account in determining whether there has occurred a “Company Material Adverse Effect”:

(a)	general economic conditions (or changes in these conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(b)

conditions (or changes in these conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c)	conditions (or changes in these conditions) in the medical device industry;

(d)

political conditions (or changes in these conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(e)

earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics (including COVID-19), mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(f)

changes in law or other legal or regulatory conditions (or the interpretation thereof), any quarantine, “shelter in place” or other similar law, order or formal recommendation by any governmental authority in connection with or in response to COVID-19 or any other virus, infection or infectious or transmissible disease (“Public Health Measures”) or any change in any Public Health Measures, or changes in GAAP or other accounting standards (or the interpretation thereof);

(g)

the announcement of the Merger Agreement or the Transactions, the identity of Johnson & Johnson, Purchaser or their affiliates as the acquiror of ABIOMED, any loss of, or any adverse Effect in or with respect to, the relationship of ABIOMED or any of its subsidiaries, with governmental authorities or employees (including departure or termination of any officers, directors, employees or independent contractors of ABIOMED or its subsidiaries) as a result thereof or in connection therewith, and any legal proceedings made or brought on or after the date of the Merger Agreement by current or former ABIOMED stockholders (on their own behalf or on behalf of ABIOMED) directly arising out of the Merger Agreement or the transactions contemplated by it (provided that the exception described in this clause (g) will not apply with respect to ABIOMED’s representations and warranties relating to non-contravention of applicable law and orders and ABIOMED’s organizational documents and contracts);

(h)

(i) any actions taken by Johnson & Johnson or any of its controlled affiliates or (ii) any actions taken or omitted to be taken by ABIOMED (A) to which Johnson & Johnson has consented in writing, (B) upon the written request of Johnson & Johnson or (C) that is expressly required or prohibited (as applicable) by the terms of the Merger Agreement. However, the exception in clause (C) will not apply to any action taken or omitted to be taken pursuant to ABIOMED’s covenants described in the subsection

“—Conduct of Business” below (unless ABIOMED has requested to take an action that is prohibited by these covenants and Johnson & Johnson has unreasonably withheld, conditioned or delayed its written consent thereto, in which case the failure of ABIOMED to take such action will not be taken into account in determining whether there has occurred a “Company Material Adverse Effect”); or

(i)

changes in ABIOMED’s stock price or the trading volume of ABIOMED’s stock, in and of itself, or any failure by ABIOMED to meet any estimates or expectations of ABIOMED’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by ABIOMED to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of these changes or failures, unless these changes or failures would otherwise be excepted from the definition of a “Company Material Adverse Effect”).

Pursuant to the Merger Agreement, ABIOMED has represented that the ABIOMED Board has (a) determined that it is in the best interests of ABIOMED and its stockholders, and declared it advisable, for ABIOMED to enter into the Merger Agreement and consummate the Transactions, (b) approved the execution and delivery by ABIOMED of the Merger Agreement, the performance by ABIOMED of its covenants and agreements contained in the Merger Agreement and the consummation of the Transactions upon the terms and subject to the conditions contained in the Merger Agreement and (c) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that ABIOMED stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

Conduct of Business. The Merger Agreement provides that, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time (the “Pre-Closing Period”), except (a) as set forth in the confidential disclosure letter of ABIOMED provided to Johnson & Johnson and Purchaser in connection with the execution of the Merger Agreement, (b) as required by applicable law, (c) as consented to in writing by Johnson & Johnson (which will not be unreasonably withheld, conditioned or delayed) or (d) as required or expressly provided for by the Merger Agreement, ABIOMED and its subsidiaries will:

•	conduct its business in all material respects according to its ordinary and usual course of business consistent with past practice; and

•

use commercially reasonable efforts to preserve intact its business organization and to preserve the present relationships with parties having significant business relationships with ABIOMED or any of its subsidiaries. However, notwithstanding the foregoing, during any period of full or partial suspension of operations related to COVID-19 or any Public Health Measures, ABIOMED or any of its subsidiaries may, in connection with COVID-19 or any Public Health Measures, take actions reasonably necessary (i) to protect the health and safety of its employees and other individuals with whom it has business dealings or (ii) to respond to third-party supply or service disruptions caused by COVID-19 or any Public Health Measures, following prior consultation with Johnson & Johnson to the extent reasonably practicable.

The Merger Agreement also contains specific covenants restricting ABIOMED and each of its subsidiaries from taking certain actions during the Pre-Closing Period (subject to the same exceptions listed above and certain additional exceptions specified in the Merger Agreement) including, among other things, not to:

•	adopt any amendments to the certificate of incorporation or bylaws (or similar governing documents) of ABIOMED or any of its subsidiaries;

•	issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any securities of ABIOMED or its subsidiaries;

•	acquire or redeem, directly or indirectly, or amend securities of ABIOMED;

•	split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock;

•

(A) acquire, by means of a merger, consolidation, recapitalization or otherwise, any (1) material assets or (2) ownership interest in any person or any business or division thereof, in each case, with a fair market value or purchase price in excess of $5,000,000 in the aggregate, (B) sell, lease, license, transfer or otherwise dispose of, or subject to any lien, any material assets of ABIOMED or any of its subsidiaries (including material intellectual property rights of ABIOMED and shares in the capital stock of ABIOMED or any of its subsidiaries), or (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

•	incur, assume or otherwise become liable or responsible for any indebtedness for borrowed money in excess of $5,000,000 in the aggregate;

•	make any loans, advances or capital contributions to, any other person in excess of $3,000,000 in the aggregate;

•	change any financial accounting methods, principles or practices used by it;

•

(A) change any annual tax accounting period or method, (B) make, change or revoke any material tax election, (C) settle or compromise any audit or proceeding in respect of any material tax liabilities, except any ordinary course extension or waiver of an applicable statute of limitations, (D) file any material amended tax return, (E) enter into any closing agreement with respect to any material tax, (F) surrender any right to claim a material tax refund or (G) enter into any tax indemnification, sharing, allocation, reimbursement or similar agreement, arrangement or understanding (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to taxes);

•

except as required under a compensation or benefit plan in existence on the date of the Merger Agreement, (A) pay any amount or benefit under, or grant or promise to grant any awards under, any bonus, incentive, performance or other compensation plan, program, agreement or arrangement (including the grant of any ABIOMED Option, ABIOMED PSU or ABIOMED RSU or other equity or equity-based awards); (B) provide for an increase in the compensation or benefits provided to any employee of ABIOMED or any of its subsidiaries or member of the ABIOMED Board, (C) establish, adopt, enter into, materially amend or terminate any compensation or benefit plan or any collective bargaining or similar labor contract; (D) accelerate the time of payment or vesting of any compensation, rights or benefits, or make any material determination under any compensation or benefit plan; (E) take any action to fund or in any other way secure the payment of compensation or benefits under any compensation or benefit plan; (F) grant any employee, director or other service provider who is a natural person of or to ABIOMED or its subsidiaries change of control, severance, retention or termination compensation or benefits or provide for any increase thereto; (G) terminate the employment of any employee of ABIOMED or any of its subsidiaries with annualized base earnings of $150,000 or higher or (H) hire or promote any individual with annualized base earnings of $200,000 or higher;

•	make or authorize any capital expenditures, or incur any obligations, liabilities or indebtedness in respect thereof;

•	settle any suit, action, claim, proceeding or investigation;

•

(A) enter into any contract that would, if entered into prior to the date of the Merger Agreement, constitute a material contract or a real property lease, (B) materially modify, materially amend or terminate any material contract or real property lease or waive, release or assign any material rights or claims thereunder or (C) lease, sublease or license any portion of owned or leased real property;

•

abandon, cancel, allow to lapse, fail to renew, fail to maintain, subject to the commercially reasonable judgment of ABIOMED consistent with past practice, fail to diligently pursue application filed at any intellectual property office for or fail to defend, in each case, any material registered intellectual property of ABIOMED for which ABIOMED or any of its subsidiaries controls the prosecution or maintenance thereof;

•	initiate or commit to undertake any new clinical trials;

•	adopt or implement any stockholder rights plan or similar arrangement; or

•	authorize, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in the Merger Agreement is intended to give Johnson & Johnson or Purchaser, directly or indirectly, the right to control or direct the business or operations of ABIOMED or its subsidiaries prior to the Effective Time.

No Solicitation. Except as otherwise described below, ABIOMED has agreed that it and its subsidiaries will not, and will not authorize or permit any of their representatives to, directly or indirectly:

•

solicit, initiate, knowingly encourage, or knowingly facilitate or assist, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, that constitutes or would reasonably be expected to lead to an Acquisition Proposal (as defined below);

•

furnish to any third party any non-public information relating to ABIOMED or its subsidiaries, or afford to any third party access to the business, properties, assets, books, records or other non-public information, or to any personnel, of ABIOMED or its subsidiaries, in any such case in connection with, in response to or with the intent to encourage, facilitate or assist the making, submission or announcement of any Acquisition Proposal;

•	participate or engage in any discussions or negotiations with any person with respect to any Acquisition Proposal or potential Acquisition Proposal;

•

adopt, approve or enter into any merger agreement, purchase agreement, letter of intent, memorandum of understanding or similar contract with respect to an Acquisition Transaction (as defined below); or

•	resolve or agree to do any of the foregoing.

“Acquisition Proposal” means any offer, proposal or indication of interest by a third party to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) resulting in: (a) any acquisition by any third party or “group” (as defined under Section 13(d) of the Exchange Act) of beneficial ownership of more than 20% of the outstanding voting securities of ABIOMED or any tender or exchange offer that, if consummated, would result in any third party or group beneficially owning more than 20% of the outstanding voting securities of ABIOMED; (b) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving ABIOMED or its subsidiaries (i) pursuant to which any third party or group, other than ABIOMED stockholders (as a group) immediately prior to the consummation of the transaction, would hold, directly or indirectly, equity interests in the surviving or resulting entity of the transaction representing more than 20% of the voting power of the surviving or resulting entity or (ii) as a result of which ABIOMED stockholders (as a group) would hold, directly or indirectly, equity interests in the surviving or resulting entity of the transaction representing less than 80% of the voting power of the surviving or resulting entity; or (c) any sale or disposition of more than 20% of the assets of ABIOMED and its subsidiaries on a consolidated basis (determined on a fair market value basis).

Except as otherwise described below, ABIOMED has also agreed that ABIOMED and its subsidiaries will immediately cease all existing discussions or negotiations with any third party conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal or potential Acquisition Proposal. Further,

ABIOMED has also agreed to promptly after and within one day of the date of the Merger Agreement terminate access by any third party to any physical or electronic dataroom relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) and request that each third party that has executed a confidentiality agreement relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) promptly return to ABIOMED or destroy all non-public documents and materials containing non-public information of ABIOMED that has been furnished by ABIOMED or any of its representatives to the third party.

Further, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Acceptance Time, ABIOMED will provide Johnson & Johnson with written notice of receipt of an Acquisition Proposal or any inquiries, proposals or offers relating to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, as promptly as practicable and in any event within 24 hours following receipt. Such notice will indicate the identity of the third party making the Acquisition Proposal, inquiry, proposal or offer, and include the material terms and conditions thereof. Thereafter, ABIOMED will keep Johnson & Johnson reasonably informed on a prompt and timely basis with respect to the status of or material terms and conditions of any Acquisition Proposal, inquiry, proposal or offer (including any amendments or proposed amendments to such material terms). ABIOMED has also agreed to promptly, and in any event within 24 hours following receipt or delivery thereof, provide Johnson & Johnson with copies of all written Acquisition Proposals and all written inquiries, proposals, offers or other materials (including proposed agreements and proposed financing documents) relating to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal that, in each case, are either received by ABIOMED or any of its representatives from the person(s) making any such Acquisition Proposal, inquiry, proposal or offer or any of its representatives, or are delivered by ABIOMED or any of its representatives to such person(s) or any of its or their representatives.

Notwithstanding the restrictions described above, if at any time prior to the Acceptance Time, ABIOMED has received a written, bona fide Acquisition Proposal from any third party after the date of the Merger Agreement that did not result from a material breach of the non-solicitation provisions of the Merger Agreement which are described in this subsection “—No Solicitation” , and the ABIOMED Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that the Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take the actions described in clause (a), (b) or (c) below would be inconsistent with its fiduciary duties under applicable law, then ABIOMED may (a) enter into a confidentiality agreement with the third party in accordance with the terms of the Merger Agreement, (b) furnish information with respect to ABIOMED to the third party making the Acquisition Proposal and its representatives (provided that (i) ABIOMED substantially contemporaneously provides to Johnson & Johnson any such non-public information to the extent not previously provided to Johnson & Johnson and (ii) ABIOMED must have entered into a confidentiality agreement with the third party in accordance with the terms of the Merger Agreement and provided Johnson & Johnson a copy of such confidentiality agreement) and (c) participate and engage in discussions or negotiations with the third party making the Acquisition Proposal and its representatives regarding the Acquisition Proposal (and waive the third party’s noncompliance with the provisions of any “standstill” agreement solely to the extent necessary to permit these discussions or negotiations). Prior to or concurrently with ABIOMED first taking any of the actions described in clauses (a), (b) or (c) of the immediately preceding sentence, ABIOMED must provide written notice to Johnson & Johnson of the determination of the ABIOMED Board that the Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal.

ABIOMED has also agreed that any violation of the non-solicitation provisions of the Merger Agreement by any of its subsidiaries or any of its or their representatives will constitute a breach by ABIOMED of these provisions.

“Superior Proposal” means a bona fide, written Acquisition Proposal that did not result from a material breach of the non-solicitation provisions of the Merger Agreement as described in this subsection “—No Solicitation” for an Acquisition Transaction on terms that the ABIOMED Board determines in good faith, after consultation with outside legal counsel and its financial advisor(s), to be (a) more favorable to ABIOMED stockholders, from a financial point of view, than the terms of the Offer and Merger (including any changes to the terms and conditions of the Merger Agreement and the CVR Agreement proposed by Johnson & Johnson in writing in a binding offer in response to the proposal) and (b) reasonably likely to be consummated in accordance with its terms, in the case of each of clauses (a) and (b), taking into account all financial, regulatory, legal, financing and other aspects and terms of the Acquisition Proposal that the ABIOMED Board deems relevant and the Person making such Acquisition Proposal (provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal”, all references to percentages in the definition of “Acquisition Transaction” will be deemed to be references to “50%”).

ABIOMED Board Recommendation; Termination for a Superior Proposal; Matching Rights. Subject to the provisions described below, the ABIOMED Board will recommend that ABIOMED stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer, which we refer to as the “ABIOMED Board Recommendation”. ABIOMED agreed that neither the ABIOMED Board nor any committee thereof will: (a) withdraw, amend, modify or qualify in a manner adverse to Johnson & Johnson or Purchaser, the ABIOMED Board Recommendation, or publicly propose to do any of the foregoing; (b) approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal; or (c) fail to include the ABIOMED Board Recommendation in the Schedule 14D-9 (each of clauses (a), (b) and (c), an “ABIOMED Board Recommendation Change”). However, a “stop, look and listen” communication by the ABIOMED Board or any committee thereof to ABIOMED stockholders pursuant to Rule 14d-9(f) of the Exchange Act will not be deemed to an ABIOMED Board Recommendation Change.

Notwithstanding the foregoing restrictions or anything to the contrary set forth in the Merger Agreement, at any time prior to the Acceptance Time, (i) in response to the receipt of a written, bona fide Acquisition Proposal received after the date of the Merger Agreement that did not result from a material breach of the non-solicitation provisions of the Merger Agreement or the occurrence of an Intervening Event (as defined below), the ABIOMED Board is permitted to effect an ABIOMED Board Recommendation Change and (ii) in response to the receipt of a written, bona fide Acquisition Proposal received after the date of the Merger Agreement that did not result from a material breach of the non-solicitation provisions of the Merger Agreement, ABIOMED is permitted to terminate the Merger Agreement to concurrently enter into a definitive agreement with respect to a Superior Proposal, if, in each case, all of the following conditions are met:

•

the ABIOMED Board must determine in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•

in the case of receipt of an Acquisition Proposal, the ABIOMED Board must determine in good faith (after consultation with financial advisor(s) and outside legal counsel) that the Acquisition Proposal constitutes a Superior Proposal;

•

ABIOMED must provide written notice to Johnson & Johnson at least four business days prior to effecting an ABIOMED Board Recommendation Change or terminating the Merger Agreement to concurrently enter into a definitive agreement with respect to a Superior Proposal of its intent to take such action, specifying the reasons therefor, including, in the case of receipt of an Acquisition Proposal, the material terms and conditions of the Acquisition Proposal (including a copy of all definitive agreements in respect thereof and any other relevant proposed transaction documentation (including any financing commitments)) (a “Change of Recommendation/Termination Notice”);

•

prior to effecting an ABIOMED Board Recommendation Change or terminating the Merger Agreement to concurrently enter into a definitive agreement with respect to a Superior Proposal, ABIOMED must negotiate with Johnson & Johnson in good faith (to the extent Johnson & Johnson seeks to negotiate) during the four business day period to enable Johnson & Johnson to propose in writing a binding offer to amend the terms and conditions of the Merger Agreement and the CVR Agreement as to obviate the basis for an ABIOMED Board Recommendation Change or such termination of the Merger Agreement; and

•

no earlier than the end of the four business day period, the ABIOMED Board must determine in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any proposed amendments to the terms and conditions of the Merger Agreement and the CVR Agreement proposed in writing in a binding offer by Johnson & Johnson during the four business day period, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law (and, in the case of an Acquisition Proposal, that the Acquisition Proposal constitutes a Superior Proposal).

Following delivery of a Change of Recommendation/Termination Notice in the case of an Acquisition Proposal, in the event of any change to the financial terms (including any change to the amount or form of consideration) or other material revision to the terms or conditions thereof, ABIOMED must provide a new Change of Recommendation/Termination Notice to Johnson & Johnson, and any ABIOMED Board Recommendation Change or termination of the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal following delivery of a new Change of Recommendation/Termination Notice will again be subject to the procedures described above, except that references to four business days will be deemed to be two business days.

“Intervening Event” means a change, occurrence, effect, event, circumstance or development that (a) was not known to the ABIOMED Board prior to the date of the Merger Agreement or, if known, the material consequences of which were not reasonably foreseeable by the ABIOMED Board as of the date of the Merger Agreement and (b) does not relate to an Acquisition Proposal.

Reasonable Best Efforts. Each of Johnson & Johnson, Purchaser and ABIOMED has agreed to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Transactions, including using reasonable best efforts to (a) cause each of the Offer Conditions described in Section 15 — “Conditions to the Offer” and the conditions to the Merger described in the subsection “—Conditions to the Merger” to be satisfied, in each case as promptly as practicable after the date of the Merger Agreement; (b) obtain, as promptly as practicable after the date of the Merger Agreement, and maintain all necessary actions or non-actions and consents from governmental authorities and make all necessary registrations, declarations and filings with governmental authorities, that are necessary to consummate the Offer and the Merger; (c) obtain all necessary consents under any contracts to which ABIOMED or any of its subsidiaries is a party in connection with the Merger Agreement and the consummation of the Transactions; and (d) reasonably cooperate with the other party or parties with respect to any of the foregoing. Notwithstanding anything to the contrary in the Merger Agreement, neither party, prior to the Effective Time, will be required to, and ABIOMED will not without the consent of Johnson & Johnson, pay any consent or other similar fee or other consideration to obtain any consent of any third party under any contract, but if Johnson & Johnson so requests, ABIOMED will agree to any such payment that is conditioned upon the consummation of the Offer.

Antitrust Filings. Each of Johnson & Johnson and Purchaser, on the one hand, and ABIOMED, on the other hand, has agreed to file (a) with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) a notification and report form relating to the Merger Agreement and the Transactions (the “HSR Filings”) as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), as soon as practicable after the date of the Merger Agreement and in no event later than November 7, 2022 (unless a later date is mutually agreed between the parties) and (b) any other submission required pursuant to any foreign antitrust law in the Federal Republic of Germany, the Republic of Austria and Japan as soon as practicable after the date of the Merger Agreement.

Each of Johnson & Johnson and ABIOMED has agreed to (a) cooperate and coordinate with the other in the making of the HSR Filings, (b) supply the other with any information and documentary material that may be required in order to make the HSR Filings, (c) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or any foreign governmental authority responsible for the enforcement of any foreign antitrust law, (d) cooperate with each other and use their respective reasonable best efforts to contest and resist any legal proceeding and to have vacated, lifted, reversed or overturned any order that may result from these legal proceedings, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions, and (e) use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and to avoid any impediment to the consummation of the Offer or the Merger under any antitrust laws, including (i) proffering and consenting and/or agreeing to the sale, divestiture, licensing or other disposition, or the holding separate, of particular assets, categories of assets or portions of any business of ABIOMED or any of its subsidiaries, (ii) promptly effecting the disposition, licensing or holding separate of particular assets, categories of assets or portions of any business of ABIOMED or any of its subsidiaries and (iii) agreeing to limitations on the conduct or actions of Johnson & Johnson and/or its affiliates (including the Surviving Corporation and its subsidiaries) with respect to any particular assets, categories of assets or portions of any business of ABIOMED or any of its subsidiaries, in each case, as may be required in order to enable the consummation of the Transactions, including the Offer and the Merger, to occur as soon as reasonably practicable (and in any event no later than the Termination Date) (the actions referred to in clauses (i), (ii) and (iii), “Remedy Actions”).

Notwithstanding the foregoing, neither Johnson & Johnson nor any of its affiliates will be required to proffer, consent to or agree to or effect any Remedy Action (x) with respect to any assets, categories of assets or portions of any business of ABIOMED or any of its subsidiaries if, in each case, the Remedy Action would, individually or in the aggregate, reasonably be expected to (i) be material to the business, assets or financial condition of ABIOMED and its subsidiaries, taken as a whole, or (ii) be materially detrimental to the benefits Johnson & Johnson and its affiliates expect as a result of the Offer or the Merger, or (y) with respect to any assets, categories of assets or portions of any business of Johnson & Johnson or any of its affiliates (the effects referred to in clauses (x) and (y), a “Burdensome Condition”).

Further, in no event will Johnson & Johnson, ABIOMED or their respective affiliates be required to (and ABIOMED and its subsidiaries will not, without the prior written consent of Johnson & Johnson) proffer, consent to or agree to or effect any Remedy Action unless such Remedy Action is conditioned upon the Merger; however, if so requested by Johnson & Johnson, ABIOMED will agree to take any such Remedy Action that is conditioned upon the Merger. Neither party will extend any waiting period under the HSR Act (by pull and refile or otherwise) or enter into any agreement with the FTC, the DOJ or any other governmental authority not to consummate the Transactions without the consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

Each of Johnson & Johnson and Purchaser, on the one hand, and ABIOMED, on the other hand, has agreed to promptly inform the other of any substantive communication from any governmental authority regarding any of the Transactions in connection with any filings or investigations with, by or before any governmental authority relating to the Merger Agreement or the Transactions, including any proceedings initiated by a private party. If any party to the Merger Agreement or an affiliate thereof receives a request for additional information or documentary material from any governmental authority with respect to the Transactions pursuant to the HSR Act or any other antitrust law with respect to which any filings have been made, then such party will use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with the foregoing, to the extent reasonably practicable and unless prohibited by applicable law or by the applicable governmental authority, the parties have also agreed to (a) give the other party reasonable advance notice of and the opportunity to participate in substantive meetings and conference calls with any governmental authority relating to the Offer or the Merger, (b) keep the other party reasonably apprised of any substantive oral communications with any governmental authority in respect of the Offer or the Merger, (c) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other substantive written communications explaining or defending the Offer or the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any governmental authority, (d) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all substantive written communications to or from any governmental authority relating to the Offer or the Merger,

(e) provide each other with copies of all substantive written communications to or from any governmental authority relating to the Offer or the Merger and (f) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the Antitrust Clearance Condition, the No Legal Restraint Condition (solely in respect of any antitrust law) and the No Antitrust Proceedings Condition (each as defined in Section 15—“Conditions to the Offer”) and the condition to the Merger relating to the absence of legal prohibitions.

Johnson & Johnson has agreed that neither it nor Purchaser nor any of their controlled affiliates will, after the date of the Merger Agreement, acquire or agree to acquire any rights, business, person or division thereof (by way of license, merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise) or enter into or agree to enter into any joint venture, collaboration, or other similar arrangement, in each case that would reasonably be expected to prevent, materially delay or materially impair Johnson & Johnson’s ability to obtain the approval of any governmental authority under any antitrust laws or the expiration or termination of any applicable waiting period with respect to the Transactions.

Merger. The parties have agreed that, upon the terms and conditions of the Merger Agreement, the parties will take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the Acceptance Time in accordance with Section 251(h) of the DGCL.

Public Statements and Disclosure. Each of ABIOMED, Johnson & Johnson and Purchaser has agreed that neither ABIOMED, on the one hand, nor Johnson & Johnson and Purchaser, on the other hand, will issue any public release or make any public announcement concerning the Merger Agreement or the Transactions without the prior written consent of the other parties (which consent will not be unreasonably withheld, conditioned or delayed), except as required by applicable law or applicable stock exchange rules or regulations, in which case the party required to make the release or announcement will use its reasonable best efforts to allow the other party or parties a reasonable opportunity to comment on such release or announcement in advance of such issuance, subject to certain other exceptions.

Anti-Takeover Laws. In the event that any state anti-takeover or other similar law is or becomes applicable to the Merger Agreement or the Transactions, ABIOMED has agreed that ABIOMED and the ABIOMED Board will grant any necessary approval and take any necessary action so that the Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in the Merger Agreement.

Access. ABIOMED has agreed, subject to certain exceptions, to afford Johnson & Johnson and its representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of ABIOMED and its subsidiaries and to furnish reasonably promptly to Johnson & Johnson all information (financial or otherwise) concerning its business, properties and personnel as Johnson & Johnson may reasonably request, in each case solely for the purpose of effectuating the Transactions or for reasonable integration planning purposes and subject to customary exceptions and limitations. Notwithstanding anything to the contrary in the Merger Agreement, ABIOMED will not be required to prepare any reports, analyses, appraisals or opinions that are not readily available.

Section 16(b) Exemption. ABIOMED has agreed to take all actions reasonably necessary to cause the dispositions of equity securities of ABIOMED (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the Transactions by any director or executive officer of ABIOMED to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Directors’ and Officers’ Indemnification and Insurance. The Merger Agreement provides for certain indemnification, expense advancement and exculpation rights from and after the Effective Time in favor of ABIOMED’s current or former directors and officers (determined as of the Effective Time), in each case, when acting in such capacity or in serving as a director, officer, member, trustee or fiduciary of another entity or enterprise at the request or benefit of ABIOMED (collectively, the “D&O Indemnified Parties”). In addition, Johnson & Johnson and the Surviving Corporation have agreed, for a period of six years from the Effective Time, to maintain in effect the indemnification, expense advancement and exculpation equivalent to the provisions of ABIOMED’s certificate of incorporation and bylaws as in effect immediately prior to the Effective Time, with respect to any acts or omissions occurring prior to the Effective Time, and not to amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties.

The Merger Agreement also provides that, prior to the Effective Time, ABIOMED will or, if ABIOMED is unable to, the Surviving Corporation as of the Effective Time will, purchase a six year prepaid “tail” policy with respect to matters arising on or before the Effective Time (including in connection with the Merger Agreement and the transactions or actions contemplated by the Merger Agreement), with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under ABIOMED’s existing directors’ and officers’ liability insurance and fiduciary liability insurance policies. The Surviving Corporation will maintain such “tail” policy in full force and effect, for its full term, and honor all obligations thereunder. Notwithstanding the foregoing, ABIOMED will not pay, and the Surviving Corporation will not be required to pay, in excess of 300% of the last annual premium ABIOMED paid prior to the date of the Merger Agreement in respect of such “tail” policy. If, however, ABIOMED or the Surviving Corporation fails to obtain such “tail” insurance policies prior to or as of the Effective Time, the Merger Agreement provides that the Surviving Corporation will, for a period of six years from the Effective Time, maintain in effect the current directors’ and officers’ liability insurance and fiduciary liability insurance policies maintained by ABIOMED as of the date of the Merger Agreement with respect to matters arising on or before the Effective Time, but in such event, Johnson & Johnson and the Surviving Corporation will not be required to pay annual premiums in excess of 300% of the last annual premium paid by ABIOMED prior to the date of the Merger Agreement in respect of the coverage required to be obtained but will instead purchase as much coverage as practicable for that amount.

Employee Matters. For 12 months following the Effective Time, Johnson & Johnson has agreed to provide each ABIOMED employee who continues employment following the Effective Time (a “Continuing Employee”) with: (a) a base salary or wage rate, as applicable, and annual cash incentive opportunity that are each no less favorable than the base salary or wage rate (as applicable) and annual cash incentive opportunity provided by ABIOMED immediately prior to the Effective Time, (b) severance benefits that are no less than the severance benefits provided by ABIOMED immediately prior to the Effective Time and (c) other compensation and employee benefits that are, taken as a whole, substantially comparable in the aggregate to the other compensation and employee benefits (excluding defined benefit pensions or post-employment health or welfare benefits, equity and retention, change in control or other one-off payments or benefits) provided by ABIOMED or, at Johnson & Johnson’s election, if greater, the other compensation and employee benefits provided to similarly situated new hires of Johnson & Johnson and its affiliates.

If the date of the Closing occurs before the date annual bonuses for ABIOMED’s fiscal year 2023 are paid under an annual cash incentive compensation plan or arrangement of ABIOMED (a “2023 Bonus Plan”), Johnson & Johnson will continue to operate the 2023 Bonus Plan consistent with ABIOMED’s past practice and pay an annual bonus for ABIOMED’s fiscal year 2023 under the 2023 Bonus Plan at substantially the same time as annual bonuses have historically been paid by ABIOMED to each Continuing Employee who participates in a 2023 Bonus Plan and remains employed as of the payment date or who experiences an earlier termination without “Cause” (as defined in the ABIOMED, Inc. Second Amended and Restated 2015 Omnibus Incentive Plan) or due to death or disability.

Stockholder Litigation. ABIOMED has agreed to promptly advise Johnson & Johnson of, and keep Johnson & Johnson reasonably informed about, any legal proceeding against ABIOMED and/or any of its directors (in their capacity as such) by any ABIOMED stockholders (on their own behalf or on behalf of ABIOMED) relating to the Merger Agreement or the Transactions. Except if the ABIOMED Board has made an ABIOMED Board Recommendation Change, ABIOMED has agreed to give Johnson & Johnson the opportunity to consult with

ABIOMED regarding, or participate in, but not control, the defense or settlement of any such legal proceeding. ABIOMED may not enter into any settlement agreement in respect of such legal proceeding against ABIOMED and/or its directors or officers relating to the Merger Agreement or any of the Transactions without Johnson & Johnson’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Delisting. The parties have agreed to cooperate to take all actions necessary to delist the Shares from NASDAQ and terminate its registration under the Exchange Act, effective following the Effective Time.

14d-10 Matters. ABIOMED has agreed that, prior to the Acceptance Time, the compensation committee of the ABIOMED Board will (a) approve as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act each plan, program, agreement or arrangement between Johnson & Johnson, ABIOMED or their respective affiliates and any of the current or former officers, directors or employees of ABIOMED that are entered into after the date of the Merger Agreement and prior to the Acceptance Time pursuant to which compensation is paid to such officer, director or employee and (b) take all steps reasonably necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to each such plan, program, agreement or arrangement.

Notice of Certain Events. ABIOMED has agreed to give prompt notice to Johnson & Johnson, and Johnson & Johnson has agreed to give prompt notice to ABIOMED, (a) of any notice or other communication received from any person alleging that the consent of such person is or may be required in connection with any of the Transactions, if the subject matter of such communication or the failure of such party to obtain the consent could be material to ABIOMED, the Surviving Corporation or Johnson & Johnson, (b) of any legal proceeding commenced or, to any party’s knowledge, threatened against, such party or any of its affiliates or otherwise relating to such party or any of its affiliates, in each case relating to any of the Transactions and (c) if it obtains knowledge of any breach of its representations, warranties and covenants under the Merger Agreement that would, individually or in the aggregate, reasonably be expected to lead to the failure of any condition to the other party’s obligations to consummate the Transactions.

Real Estate Matters. ABIOMED has agreed to provide reasonable assistance to Johnson & Johnson (at its request and expense) in connection with Johnson & Johnson’s efforts to (a) obtain new title insurance policies and (b) new surveys (or updates to existing surveys, if applicable), in respect of any real property owned in fee simple by ABIOMED and any of its subsidiaries.

Conditions to the Merger. Pursuant to the Merger Agreement, the respective obligations of ABIOMED, Johnson & Johnson and Purchaser to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable law) of the following conditions prior to the Effective Time:

•	Purchaser will have irrevocably accepted for payment all of the Shares validly tendered and not validly withdrawn pursuant to the Offer; and

•

No governmental authority of competent jurisdiction will have enacted, issued or promulgated any law or issued or granted any order, in each case, that is in effect as of immediately prior to the Effective Time and has the effect of (a) making the Merger illegal or (b) prohibiting or otherwise preventing the consummation of the Merger.

Termination. The Merger Agreement may be terminated and the Offer may be abandoned at any time prior to the Acceptance Time:

(a)	by mutual written agreement of Johnson & Johnson and ABIOMED;

(b)	by either Johnson & Johnson or ABIOMED:

(i) if (A) the Acceptance Time has not occurred on or before 11:59 p.m., Eastern Time, on July 1, 2023 (the “Termination Date”); provided, however, that if on the original Termination Date any of the

Antitrust Clearance Condition, the No Legal Restraint Condition (solely in respect of any antitrust law) or the No Antitrust Proceedings Condition has not been satisfied or waived, then the Termination Date will be automatically extended to September 1, 2023 (and all references to the Termination Date in this Offer to Purchase will be as so extended) (we refer to a termination as described in this clause (A) as an “End Date Termination”), or (B) the Offer has expired (and has not been extended in accordance with the terms of the Merger Agreement) without acceptance for payment of the Shares tendered in the Offer (we refer to a termination as described in this clause (B) as an “Expired Offer Termination”); provided, however, that the right to terminate the Merger Agreement pursuant to either an End Date Termination or an Expired Offer Termination will not be available to any party whose material breach of its obligations under the Merger Agreement has been a principal cause of or resulted in the failure of the Acceptance Time to occur on or before the date of such termination; or

(ii) if there exists any Legal Restraint (as defined in Section 15—“Conditions to the Offer”) which has become final and non-appealable; provided, that the right to so terminate the Merger Agreement will not be available to any party whose material breach of its obligations under the Merger Agreement has been the principal cause of or resulted in the existence of such Legal Restraint;

(c)	by ABIOMED, in the event that:

(i) (A) ABIOMED is not in breach of the Merger Agreement such that Johnson & Johnson has the right to terminate the Merger Agreement pursuant to an ABIOMED Breach Termination (as defined below), (B) Johnson & Johnson and/or Purchaser has breached or otherwise failed to perform any of their respective covenants, agreements, or other obligations under the Merger Agreement, or any of the representations and warranties of Johnson & Johnson and Purchaser set forth in the Merger Agreement has become or been inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent, materially delay or materially impair Johnson & Johnson or Purchaser from consummating the Offer and the Merger on or before the Termination Date, and (C) such breach, failure to perform or inaccuracy is not capable of being cured by the Termination Date or is not cured within 20 business days following ABIOMED’s delivery of written notice to Johnson & Johnson of such breach, failure to perform or inaccuracy (we refer to a termination as described in this clause (i) as a “Johnson & Johnson Breach Termination”);

(ii) the ABIOMED Board has determined to terminate the Merger Agreement in accordance with the terms described in the subsection “—ABIOMED Board Recommendation” above in order to concurrently with such termination enter into a definitive agreement with respect to a Superior Proposal; provided that (A) ABIOMED has complied in all material respects with the terms described in the subsection “—ABIOMED Board Recommendation; Termination and Superior Proposal” and “—No Solicitation” above, and (B) concurrently with and as a condition to such termination, the ABIOMED Board pays Johnson & Johnson the Termination Fee (we refer to a termination as described in this clause (ii) as a “Superior Offer Termination”); or

(iii) in the event that (A) Purchaser has failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period described in the subsection “—The Offer” above; provided, however, ABIOMED will not be able to terminate the Merger Agreement pursuant to this clause (iii) if ABIOMED’s material breach of its obligations under the Merger Agreement has been a principal cause of or resulted in such failure to commence the Offer or (B) Purchaser has failed to accept for payment and pay for all Shares validly tendered (and not validly withdrawn) when required to do so in accordance with the terms of the Merger Agreement; or

(d)	by Johnson & Johnson, in the event that:

(i) (A) Johnson & Johnson and Purchaser are not in breach of the Merger Agreement such that ABIOMED has the right to terminate the Merger Agreement pursuant to a Johnson & Johnson Breach Termination, (B) ABIOMED has breached or failed to perform any of its covenants, agreements or other obligations under the Merger Agreement, or any of the representations and warranties of

ABIOMED set forth in the Merger Agreement has been or become inaccurate, which in either case would give rise to the failure of any of the Representations Condition or the Covenant Condition (each as further described in Section 15—“Conditions to the Offer”) to be satisfied, and (C) such breach, failure to perform or inaccuracy is not capable of being cured by the Termination Date or is not cured within 20 business days following Johnson & Johnson’s delivery of written notice to ABIOMED of such breach, failure to perform or inaccuracy (we refer to a termination as described in this clause (i) as an “ABIOMED Breach Termination”); or

(ii) (A) an ABIOMED Board Recommendation Change has occurred or (B) following receipt by ABIOMED of an Acquisition Proposal that is publicly announced or otherwise publicly known, ABIOMED has failed to publicly reaffirm the ABIOMED Board Recommendation within 10 business days of receipt of a written request by Johnson & Johnson to provide such reaffirmation (we refer to a termination as described in this clause (ii) as a “Change in Recommendation Termination”).

Effect of Termination. If the Merger Agreement is properly and validly terminated, the Merger Agreement will be of no further force or effect (other than the confidentiality and certain other specified provisions therein) and, subject to the payment of the Termination Fee (as defined below), there will be no liability of any party or parties to the Merger Agreement or their respective directors, officers, employees, affiliates, agents or other representatives; provided that no party will be relieved from any liability or damage resulting from any Fraud or Willful Breach (each, as defined below) of the Merger Agreement that occurs prior to such termination.

“Fraud” means common law fraud under Delaware law of ABIOMED, Johnson & Johnson or Purchaser, as applicable, in the making of the representations and warranties set forth in the Merger Agreement.

“Willful Breach” means a material breach of a covenant or obligation set forth in the Merger Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would cause or constitute such material breach of a covenant or obligation set forth in the Merger Agreement.

Termination Fee. ABIOMED has agreed to pay Johnson & Johnson a termination fee of $550,000,000 (the “Termination Fee”) in the event that:

(a)

(i) the Merger Agreement is terminated by Johnson & Johnson or ABIOMED pursuant to an End Date Termination or an Expired Offer Termination (provided that (A) at the time of such termination, the Antitrust Clearance Condition, the No Legal Restraint Condition (solely with respect to any U.S. antitrust laws) and the No Antitrust Proceedings Condition are satisfied and the Minimum Condition is not satisfied, and (B) in the case of a termination by ABIOMED, only if at such time Johnson & Johnson is not in material breach of its obligations such that Johnson & Johnson would be prohibited from terminating the Merger Agreement pursuant to the ABIOMED Breach Termination); (ii) following the execution and delivery of the Merger Agreement and prior to such termination of the Merger Agreement, a bona fide Acquisition Proposal has been publicly announced or has otherwise become publicly disclosed or publicly known, and such Acquisition Proposal has not been publicly and unconditionally withdrawn prior to the date that is 10 business days prior to the termination of the Merger Agreement; and (iii) within twelve months following such termination of the Merger Agreement, (x) ABIOMED enters into a definitive agreement with any third party with respect to an Acquisition Transaction and such Acquisition Transaction is subsequently consummated (whether during or after such twelve month period), or (y) an Acquisition Transaction is consummated, in which case the Termination Fee will be payable concurrently with the consummation of any such Acquisition Transaction (except that for purposes of determining if the Termination Fee is payable under this prong (a), all references to percentages in the definition of “Acquisition Transaction” described above under “—No Solicitation” will be deemed to be references to “50%”);

(b)

the Merger Agreement is terminated by ABIOMED pursuant to a Superior Offer Termination, in which case the Termination Fee is payable concurrently with and as a condition to the effectiveness of such termination; or

(c)

the Merger Agreement is terminated by Johnson & Johnson pursuant to a Change in Recommendation Termination, in which case the Termination Fee is payable within two business days after such termination.

In no event will ABIOMED be required to pay the Termination Fee on more than one occasion. The payment by ABIOMED of the Termination Fee (and, in respect of any overdue payment, if applicable, (i) expense reimbursement of Johnson & Johnson (including disbursements and fees of counsel) incurred in the successful collection of such overdue amount, including in connection with any related legal proceedings and (ii) interest payments) will be the sole and exclusive remedy of Johnson & Johnson and Purchaser in the event of termination of the Merger Agreement under circumstances requiring the payment of a Termination Fee for any and all losses or damages suffered or incurred by Johnson & Johnson or any of its affiliates or representatives in connection with the Merger Agreement and the Transactions (and the termination thereof or any matter forming the basis for such termination), including the Offer and the Merger (except that such payment by ABIOMED of the Termination Fee will not limit the rights or remedies of Johnson & Johnson or any of its affiliates under the equitable remedy provisions described in “—Remedies” below or in the case of Willful Breach).

Remedies. Johnson & Johnson, Purchaser and ABIOMED have agreed that irreparable damage would occur in the event that any provision of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties have acknowledged and agreed that in the event of any breach by ABIOMED, on the one hand, or Johnson & Johnson and/or Purchaser, on the other hand, of any of their respective covenants or obligations set forth in the Merger Agreement, ABIOMED, on the one hand, and Johnson & Johnson and Purchaser, on the other hand, will be entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions to prevent or restrain breaches of the Merger Agreement by the other (as applicable), and to specifically enforce the terms and provisions of the Merger Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of the other under the Merger Agreement. ABIOMED, on the one hand, and Johnson & Johnson and Purchaser, on the other hand, have agreed not to oppose the availability of the equitable remedy of specific performance on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

Fees and Expenses. Except in limited circumstances expressly specified in the Merger Agreement, including as described under subsection “—Termination Fee” above, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated.

Governing Law. The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

The CVR Agreement

At or prior to the Acceptance Time, Johnson & Johnson will execute the CVR Agreement with the Rights Agent governing the terms of the CVRs issued pursuant to the Offer.

Each CVR represents the non-tradeable contractual right to receive contingent cash payments of up to $35.00 per Share in cash, without interest and less any required withholding taxes, in the aggregate (the “Milestone Payments”), payable as specified upon the achievement of the following milestones (each, a “Milestone”):

(a)

$17.50 per CVR, if aggregate worldwide Net Sales (as defined in the CVR Agreement) of the Products (as defined below) exceeds $3,700,000,000 (the “Net Sales Milestone”) during the period from the first day of Johnson & Johnson’s fiscal second quarter of 2027 through the last day of Johnson & Johnson’s fiscal first quarter of 2028 (the “2028 Measurement Period”); provided that in the event that the Net Sales Milestone is not achieved during the 2028 Measurement Period, if the Net Sales Milestone is thereafter achieved during any other period of four consecutive fiscal quarters during the period from the first day of Johnson & Johnson’s fiscal third quarter of 2027 through the last day of Johnson & Johnson’s fiscal first quarter of 2029 (the “2028-29 Measurement Period”), the Milestone Payment payable upon the achievement of the Net Sales Milestone will be $8.75 per CVR;

(b)

$7.50 per CVR, if, on or prior to January 1, 2028, the U.S. Food and Drug Administration approves a premarket approval application or a premarket approval application supplement for the use of any device in the Impella Product Family (as defined below) in patients presenting with ST-Segment Elevation Myocardial Infarction (“STEMI”), or Anterior STEMI, without cardiogenic shock (the “FDA Approval Milestone”); and

(c)	$10.00 per CVR, upon the earliest to occur of any of the following:

(i) on or prior to the earlier of (A) four years after publication of results relating to the secondary clinical endpoint in the STEMI DTU™ study undertaken by ABIOMED and (B) December 31, 2029, results from the STEMI DTU™ study undertaken by ABIOMED contribute to the publication of a Class I recommendation in the American College of Cardiology / American Heart Association Clinical Practice Guideline for Coronary Artery Revascularization (the “Clinical Practice Guideline”) for the use of any device in the Impella Product Family in patients presenting with STEMI, or Anterior STEMI, without cardiogenic shock (the “STEMI Recommendation Milestone”);

(ii) on or prior to the earlier of (A) four years after publication of results relating to the primary clinical endpoints in the PROTECT IV study undertaken by ABIOMED and (B) December 31, 2029, results from the PROTECT IV study undertaken by ABIOMED contribute to the publication of a Class I recommendation in the Clinical Practice Guideline for the use of any device in the Impella Product Family in high-risk patients with complex coronary artery disease and reduced left ventricular function (the “HRPCI Milestone”); and

(iii) on or prior to the earlier of (A) four years after publication of results relating to the primary clinical endpoints in the RECOVER IV study undertaken by ABIOMED and (B) December 31, 2029, results from the RECOVER IV study undertaken by ABIOMED contribute to the publication of a Class I recommendation in the Clinical Practice Guideline for the use of any device in the Impella Product Family in patients with STEMI-Cardiogenic Shock, or STEMI-CS (the “Cardiogenic Shock Milestone”).

“Impella Product Family” means Impella CP, Impella RP, Impella 5.5, Impella ECP, Impella Apto, and any future or improved versions of the foregoing, including any related micro axial heart pumps and percutaneous ventricular assist devices in research or development by ABIOMED as of the date of the CVR Agreement.

“Products” means any product that is contemplated for development, in clinical trials or being manufactured, marketed, sold, commercialized, offered, made available, licensed, distributed or branded by or for ABIOMED or any of its subsidiaries as of the date of the CVR Agreement, consisting of the following products and proposed products: Impella 2.5, Impella CP, Impella RP, Impella 5.0, Impella LD, Impella 5.5, SmartAssist, Impella Connect, Impella XR Sheath, Automated Impella Controller (AIC), Impella BTR, Impella ECP, Impella Apto, Breethe Oxy-1 System and PreCARDIA and, in each case, any related accessories or ancillary components, and any future or improved versions thereof; provided that any product that Johnson & Johnson or any of its subsidiaries (including the Surviving Corporation and its subsidiaries) may license, sublicense, purchase or otherwise acquire from a third party (whether via a sale or swap of assets or other rights, merger, reorganization, joint venture, lease, exclusive license or any other transaction or arrangement) after the date of the CVR Agreement will not be considered a Product.

The CVR Agreement requires Johnson & Johnson to, with respect to each of (a) the STEMI Recommendation Milestone and the FDA Approval Milestone, (b) the HRPCI Milestone and (c) the Cardiogenic Shock Milestone, expend at least $40 million, $85 million and $40 million, respectively (with each such amount to be adjusted prior to entry into the CVR Agreement to deduct any amounts actually incurred or spent by ABIOMED with respect to the foregoing following the date of the Merger Agreement), towards the achievement of such Milestone(s), subject to certain exceptions specified in the CVR Agreement. Other than with respect to these commitments, Johnson & Johnson (i) has the right, in its sole and absolute discretion, to direct and control the development, marketing, commercialization and sale of the Products in all respects and (ii) is not otherwise required (expressly or implicitly) to achieve or undertake any level of efforts, or employ any level of resources, to develop, market, commercialize or sell the Products or achieve the Milestones.

It is possible that none of the Milestones will be achieved, in which case you will receive only the Cash Amount for any Shares you tender in the Offer and no payment with respect to your CVRs. It is not possible to predict whether any payment will become payable with respect to the CVRs. Whether any Milestone required for payment of any Milestone Payment is met will depend on many factors, some of which are outside the control of Johnson & Johnson and its subsidiaries. There can be no assurance that any of the Milestones will be achieved or that any payment with respect to your CVRs will be made.

The right to the payment described above is solely a contractual right governed by the terms and conditions of the CVR Agreement. The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights and will not represent any equity or ownership interest in Johnson & Johnson, Purchaser, ABIOMED or any of their respective affiliates. The CVRs will not be registered or listed for trading. No interest will accrue or be payable in respect of any of the amounts that may be payable on CVRs. Holders of CVRs will have no greater rights against Johnson & Johnson than those accorded to general, unsecured creditors under applicable law.

The CVRs will not be transferable except (a) upon death of a holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by DTC; or (f) to Johnson & Johnson or any of its affiliates in connection with the abandonment of such CVR by the applicable holder.

Holders of CVRs are intended third party beneficiaries of the CVR Agreement. In addition, the CVR Agreement provides that, if (a) the Net Sales Milestone is not achieved during the 2028 Measurement Period or (b) the Net Sales Milestone is not achieved during the 2028 Measurement Period and also not achieved during the 2028-29 Measurement Period, then in each case within 60 days following the last day of the applicable Measurement Period, Johnson & Johnson will deliver to the Rights Agent a written notice and a certificate certifying that the Net Sales Milestone was not achieved during the applicable Measurement Period, accompanied by a written statement setting forth with reasonable detail a calculation of Net Sales and Permitted Deductions during such Measurement Period. Holders representing at least 35% of the outstanding CVRs (the “Acting Holders”) will then have the right to request an audit by an independent accounting firm to access the books and records of Johnson & Johnson and its affiliates pertaining to Net Sales as may be reasonably necessary to evaluate and verify Johnson & Johnson’s determination that the Net Sales Milestone was not achieved during the applicable Measurement Period. If the independent accounting firm concludes that Johnson & Johnson’s determination that the Net Sales Milestone was not achieved during the applicable Measurement Period was erroneous, then within 30 days of receipt of such conclusion, Johnson & Johnson can commence a legal proceeding to adjudicate whether the Net Sales Milestone was achieved during the applicable Measurement Period in accordance with the dispute resolution provisions set forth in the CVR Agreement. If Johnson & Johnson fails to commence such a legal proceeding within such 30-day period, the independent accounting firm’s conclusion will become final and binding. The Acting Holders may not exercise the audit rights more than once with respect to the non-achievement of the Net Sales Milestone in each of the 2028 Measurement Period and the 2028-29 Measurement Period, and there will be no audit rights with respect to any of the other Milestones.

The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the CVR Agreement, a copy of which has been filed as Exhibit (d)(3) to the Schedule TO of which this Offer to Purchase forms a part. For a complete understanding of the CVR Agreement, holders of Shares are encouraged to read the full text of the CVR Agreement.

The Confidentiality Agreement

On September 28, 2022, Johnson & Johnson and ABIOMED entered into a Confidential Disclosure Agreement (the “CDA”) to facilitate certain discussions between the parties regarding the possibility of a potential business transaction involving Johnson & Johnson and ABIOMED. Under the CDA, Johnson & Johnson agreed, among other things, to keep certain non-public information concerning ABIOMED confidential (subject to certain exceptions) for a period of two years from the date of the CDA. Under the CDA, Johnson & Johnson is also subject to standstill restrictions until December 31, 2023 with respect to the securities of ABIOMED with customary fallaway provisions and permission for Johnson & Johnson to confidentially approach the Chief Executive Officer of ABIOMED or the ABIOMED Board during the standstill period. However, notwithstanding the foregoing and pursuant to the Merger Agreement, ABIOMED has waived such standstill restrictions with respect to any actions taken in furtherance of or to facilitate the transactions contemplated by the Merger Agreement.

Retention and Letter Agreements

Retention Agreement with Andrew Greenfield

On October 31, 2022, at the request of Johnson & Johnson, ABIOMED entered into a retention agreement (the “Retention Agreement”) with Andrew Greenfield, Vice President and Chief Commercial Officer of ABIOMED. The Retention Agreement modifies certain provisions of Mr. Greenfield’s Change of Control Agreement with ABIOMED (the “Greenfield CIC Agreement”).

Pursuant to the Retention Agreement, Mr. Greenfield is entitled to a retention opportunity equal to $3,500,000 in the aggregate, with $2,400,000 of such amount payable on the first anniversary of the Closing and the remainder payable on the second anniversary of the Closing, in each case, subject to Mr. Greenfield’s continued employment with ABIOMED and its affiliates (including Johnson & Johnson) through the applicable retention date.

Notwithstanding the foregoing, if Mr. Greenfield’s employment is terminated prior to the second anniversary of the Closing by ABIOMED or its affiliates other than for Cause (as defined in the Greenfield CIC Agreement), due to Mr. Greenfield’s death or disability or if Mr. Greenfield resigns for Good Reason (as defined in the Retention Agreement), then (a) if such termination is prior to the first anniversary of the Closing, Mr. Greenfield will receive the sum of (i) the severance compensation and benefits payable under the Greenfield CIC Agreement and (ii) $2,250,500 and (b) if such termination is after the first anniversary of the Closing and prior to the second anniversary of the Closing, Mr. Greenfield will receive $1,100,000.

Following the 12-month anniversary of the closing, Mr. Greenfield will not be entitled to any severance or separation payments or benefits under the Greenfield CIC Agreement (other than any compensation or benefits he may be entitled to pursuant to Sections 8 or 9 of such agreement). Following the 24-month anniversary of the Closing, if he remains employed by Johnson & Johnson and its affiliates, Mr. Greenfield will be eligible for severance benefits under the applicable severance policy of Johnson & Johnson and its affiliates.

A more complete description of the Retention Agreement is included under the sub-heading “—Executive Change of Control Agreements and Other Agreements” in the Schedule 14D-9.

Letter Agreement with Michael R. Minogue

On October 31, 2022, at the request of Johnson & Johnson, ABIOMED entered into a letter agreement (the “Letter Agreement”) with Michael R. Minogue, the Chief Executive Officer of ABIOMED, which modifies certain provisions of Mr. Minogue’s Employment Agreement and Change of Control Agreement with ABIOMED (the “Minogue CIC Agreement”).

Under the terms of the Letter Agreement, immediately following the Closing, Mr. Minogue’s employment with ABIOMED and its affiliates will terminate, which termination of employment will be treated as a termination by ABIOMED and its affiliates other than for Cause (as defined in the Minogue CIC Agreement). Upon such termination, Mr. Minogue will receive the following payments and benefits in full satisfaction of ABIOMED’s obligations under Section 6(d) of the Minogue CIC Agreement:

•	all Accrued Obligations (as defined in the Minogue CIC Agreement);

•

$152,636,616 (an amount calculated based on the existing severance formula in the Minogue CIC Agreement as of the date of the Merger Agreement and not enhanced in connection with the transactions contemplated by the Merger Agreement);

•	18 months of continued medical benefits as described in Section 6(d)(ii) of the Minogue CIC Agreement; and

•	up to $5,000 of outplacement benefits.

Mr. Minogue has agreed to cooperate with any requests by Johnson & Johnson to take actions that would reduce the amount of any excise tax incurred under Section 4999 of the Internal Revenue Code of 1986, as amended, in the event that the Closing is reasonably expected to occur on or after January 1, 2023.

Additionally, Mr. Minogue will remain reasonably available to provide consulting and other transition-related services at the reasonable request of Johnson & Johnson for four months following the Closing. Mr. Minogue will not be entitled to any additional compensation in respect of the foregoing services.

A more complete description of the Letter Agreement is included under the sub-heading “—Executive Change of Control Agreements and Other Agreements” in the Schedule 14D-9.

12. Purpose of the Offer; Plans for ABIOMED.

Purpose of the Offer. The purpose of the Offer is for Johnson & Johnson, through Purchaser, to acquire control of, and the entire equity interest in, ABIOMED. The Offer, as the first step in the acquisition of ABIOMED, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, subject to the satisfaction or waiver of the conditions to the obligations of Johnson & Johnson and Purchaser to effect the Merger contained in the Merger Agreement, Purchaser intends to consummate the Merger as soon as practicable following the Acceptance Time.

Former holders of Shares whose Shares are purchased in the Offer will cease to have any equity interest in ABIOMED and will no longer participate in the future growth of ABIOMED (other than with respect to any potential Milestone Payments). If the Merger is consummated, all current holders of Shares will no longer have an equity interest in ABIOMED, regardless of whether or not they tender their Shares in connection with the Offer, and instead will only have the right to receive the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger in compliance with Section 262 of the DGCL, the amounts to which such holders of Shares are entitled in accordance therewith.

Merger Without a Vote of ABIOMED Stockholders. If the Offer is consummated, we are not required to and will not seek the approval of ABIOMED’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL generally provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation and its affiliates own at least such percentage of the shares of stock, and each class or series thereof of the target corporation that, absent Section 251(f) of the DGCL, would be required to adopt a merger agreement under the DGCL and the target corporation’s certificate of incorporation, and the other stockholders are entitled to receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without a vote of the stockholders of the target corporation. Accordingly, if the Offer is completed, it will mean that the Minimum Condition has been satisfied, and if the Minimum Condition has been satisfied, it will mean that the Merger will be effected in accordance with Section 251(h) of the DGCL. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of ABIOMED, in accordance with Section 251(h) of the DGCL.

Plans for ABIOMED. Except as otherwise set forth in this Offer to Purchase, it is currently expected that, following the Merger, the business and operations of ABIOMED will operate on a standalone basis within Johnson & Johnson’s MedTech business segment. Johnson & Johnson currently intends to continue to evaluate the business and operations of ABIOMED after the Effective Time and will take actions that it deems appropriate under the circumstances then existing.

Pursuant to the Merger Agreement, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, the directors of Purchaser immediately prior to the Effective Time will be, from and after the Effective Time, the initial directors of the Surviving Corporation, and the officers of ABIOMED immediately prior to the Effective Time will be, from and after the Effective Time, the initial officers of the Surviving Corporation.

Except as described above or elsewhere in this Offer to Purchase (including Section 11—“The Transaction Agreements”, this Section 12 and Section 13—“Certain Effects of the Offer”), neither we nor Johnson & Johnson has any present plans or proposals that would result in (a) any extraordinary transaction involving ABIOMED or any of its subsidiaries (such as a merger, reorganization or liquidation), (b) any purchase, sale or transfer of a material amount of assets of ABIOMED or any of its subsidiaries, (c) any material change in ABIOMED’s capitalization or dividend rate or policy or indebtedness, (d) any change in the present board of directors or management of ABIOMED, (e) any other material change in ABIOMED’s corporate structure or business, (f) any class of equity securities of ABIOMED being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, (g) any class of equity securities of ABIOMED becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act, (h) the suspension of ABIOMED’s obligation to file reports under Section 15(d) of the Exchange Act, (i) the acquisition by any person of additional securities of ABIOMED, or the disposition of securities of ABIOMED, or (j) any changes in ABIOMED’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the subject company.

13. Certain Effects of the Offer.

Because the Merger will be effected in accordance with Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Following the Acceptance Time and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we and ABIOMED will consummate the Merger as soon as practicable. We do not expect there to be a significant period of time between the Acceptance Time and the consummation of the Merger.

Market for Shares. If the Offer is consummated and we accordingly acquire a number of Shares that satisfies the Minimum Condition and the other conditions to the Merger are satisfied or waived, then, in accordance with the terms of the Merger Agreement, we will effect the Merger as soon as practicable following the consummation of the Offer. As a result of the Merger, there will be no public or other market for the Shares.

Stock Quotation. The Shares are currently quoted on NASDAQ. However, the rules of NASDAQ establish certain criteria that, if not met, could lead to the discontinuance of quotation of Shares from the NASDAQ. Among these criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, Shares no longer meet the requirements of NASDAQ for continued quotation and the quotation of Shares is discontinued, the market for Shares would be adversely affected. Johnson & Johnson, Purchaser and ABIOMED have agreed to take, or cause to be taken, all actions necessary to delist the Shares from NASDAQ after the Effective Time. We expect to consummate the Merger as soon as practicable following the Acceptance Time and, if the Merger takes place, ABIOMED will no longer be publicly traded.

Margin Regulations. The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of Shares. Depending upon factors similar to those described above regarding the market for Shares and stock quotations, it is possible that, following the Offer, Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. The registration of the Shares may be terminated upon application by ABIOMED to the SEC if Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of Shares under the Exchange Act would substantially reduce the information required to be furnished by ABIOMED to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to ABIOMED, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of ABIOMED and persons holding “restricted securities” of ABIOMED to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for quotation on NASDAQ as described above. Johnson & Johnson and Purchaser currently intend to cause ABIOMED to terminate the registration of Shares under the Exchange Act (and as permitted by applicable law, the requirement to make filings under the Exchange Act) after the Effective Time and as soon as the requirements for termination of registration are met.

14. Dividends and Distributions.

The Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, neither ABIOMED nor any of its subsidiaries will declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock, except (a) dividends paid to ABIOMED or one of its wholly owned subsidiaries by another of ABIOMED’s wholly owned subsidiaries with respect to its capital stock or other equity interests or (b) with the prior written consent of Johnson & Johnson (which consent shall not be unreasonably withheld, conditioned or delayed). According to ABIOMED’s Annual Report on Form 10-K for the year ended March 31, 2022 filed with the SEC, ABIOMED has never declared or paid any cash dividends on the Shares.

15. Conditions to the Offer.

Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the

Exchange Act (relating to the obligation of Purchaser to pay for or return tendered Shares promptly after termination or withdrawal of the Offer)), pay for any Shares that are validly tendered pursuant to the Offer and not validly withdrawn prior to the Expiration Time, and may extend, terminate or amend the Offer, in each case, only to the extent provided by the Merger Agreement, in the event that, as of immediately prior to the Expiration Time:

(i)

(A) any waiting period (and extensions thereof) applicable to the Transactions under the HSR Act has not expired or been terminated or there is in effect any voluntary agreement between Johnson & Johnson and ABIOMED, on the one hand, and the FTC or the DOJ, on the other hand, pursuant to which Johnson & Johnson and ABIOMED have agreed not to consummate the Offer or the Merger or (B) any required approvals applicable to the Transactions under the antitrust laws of the Federal Republic of Germany, the Republic of Austria and Japan have not been obtained (the “Antitrust Clearance Condition”);

(ii)

as of immediately prior to the Expiration Time, there have not been validly tendered (and not withdrawn in accordance with the terms of the Offer), and received by the Depositary in accordance with Section 251(h) of the DGCL (as described in more detail in Section 3—“Procedures for Accepting the Offer and Tendering Shares”), a number of Shares that, together with the Shares then owned by Johnson & Johnson, Purchaser and their respective affiliates (if any), represent at least one Share more than 50% of the then-outstanding Shares (the “Minimum Condition”); or

(iii)	any of the following has not been satisfied or waived (to the extent permitted by the Merger Agreement and applicable law):

1.

no governmental authority of competent and applicable jurisdiction has (A) enacted, issued or promulgated any law that is in effect as of the Expiration Time and has the effect of making the transactions contemplated by the Merger Agreement illegal or the effect of prohibiting or otherwise preventing the transactions contemplated by the Merger Agreement or (B) issued or granted any order that is in effect as of the Expiration Time and has the effect of making the transactions contemplated by the Merger Agreement illegal or the effect of prohibiting or otherwise preventing the transactions contemplated by the Merger Agreement (we refer to a law or order as described in this Item (iii)(1) as a “Legal Restraint”) (the “No Legal Restraint Condition”);

2.

there is not existing any pending legal proceeding under any antitrust law brought by any governmental authority of competent and applicable jurisdiction that (A) challenges or seeks to make illegal, prohibit or otherwise prevent the consummation of the Offer, the acquisition of the Shares by Johnson & Johnson or Purchaser or the Merger or (B) seeks to impose any Burdensome Condition (as defined in the Merger Agreement and described in more detail in Section 11—“The Transaction Agreements—The Merger Agreement—Antitrust Filings”) thereon (the “No Antitrust Proceedings Condition”);

3.

(A) the representation and warranty of ABIOMED with respect to the absence of a Company Material Adverse Effect (as defined in the Merger Agreement and described in more detail in Section 11—“The Transaction Agreements—The Merger Agreement—Representations and Warranties”) since March 31, 2022 is true and correct in all respects as of immediately prior to the Expiration Time as though made as of such time;

(B)

certain specified representations and warranties of ABIOMED with respect to capitalization are true and correct in all respects as of immediately prior to the Expiration Time as though made as of that time (except to the extent expressly made as of an earlier date, in which case as of that earlier date), except for any de minimis inaccuracies;

(C)

certain specified representations and warranties of ABIOMED with respect to organization, good standing, capitalization, subsidiaries, corporate power and authority to enter into the Merger Agreement, stockholder approval of the Merger Agreement, ABIOMED’s brokers and other advisors and anti-takeover laws (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) are true and correct in all material respects as of immediately prior to the Expiration Time as though made as of that time (except to the extent expressly made as of an earlier date, in which case as of that earlier date); or

(D)

any other representation or warranty of ABIOMED set forth in Article IV of the Merger Agreement (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) is true and correct in all respects as of immediately prior to the Expiration Time as though made as of that time (except to the extent expressly made as of an earlier date, in which case as of that earlier date), except where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (the Offer Conditions set forth in clauses (A) through (D), the “Representations Condition”);

4.

ABIOMED has complied or performed in all material respects any agreement or covenant to be performed, or complied with, by it under the Merger Agreement prior to the Expiration Time (the “Covenant Condition”);

5.

ABIOMED has delivered to Johnson & Johnson a certificate, signed on behalf of ABIOMED by its Chief Executive Officer, certifying that the Representations Condition and the Covenant Condition have been duly satisfied; or

6.	the Merger Agreement has not been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions, which we refer to collectively as the “Offer Conditions”, are for the sole benefit of Johnson & Johnson and Purchaser, may be asserted by Johnson & Johnson or Purchaser and may be waived by Johnson & Johnson and Purchaser in whole or in part at any time and from time to time in the sole discretion of Johnson & Johnson and Purchaser, subject in each case to the terms of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by Johnson & Johnson or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Purchaser expressly reserves the right to waive any of the Offer Conditions and make any changes to the terms and conditions of the Offer, including the Offer Conditions. However, without the prior written consent of ABIOMED, we are not permitted to (a) waive or modify the Minimum Condition, the No Legal Restraint Condition, the No Antitrust Proceedings Condition or the Termination Condition, (b) change the form of consideration payable in the Offer, (c) decrease the Cash Amount, (d) decrease the number of Shares sought to be purchased in the Offer, (e) extend the Offer or the Expiration Time or terminate the Offer, except as permitted under the Merger Agreement, (f) impose conditions to the Offer other than the Offer Conditions, (g) amend any term or condition of the Offer in any manner that is materially adverse to ABIOMED stockholders, or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Johnson & Johnson or Purchaser to consummate the Offer, the Merger or the other Transactions, (h) decrease the number of CVRs to be issued per Share, (i) amend or purport or seek to amend any term of the CVR or the CVR Agreement in any manner that is adverse to any ABIOMED stockholder, or (j) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

16. Certain Legal Matters; Regulatory Approvals.

General. Except as described in this Section 16, based on its examination of publicly available information filed by ABIOMED with the SEC, other publicly available information concerning ABIOMED and other information made available to Purchaser by ABIOMED, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to ABIOMED’s business that might be adversely affected by Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Johnson & Johnson as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under “State Takeover Statutes”, such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to ABIOMED’s business, any of which under certain conditions specified in the Merger Agreement could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. See Section 15—“Conditions to the Offer”.

State Takeover Statutes. A number of states (including Delaware, where ABIOMED is incorporated) have adopted laws that purport, to varying degrees, to apply to attempts to acquire securities of corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business in those states or whose business operations otherwise have substantial economic effects in such states. ABIOMED, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

As a Delaware corporation, ABIOMED has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL prevents certain “business combinations” (defined to include mergers and certain other actions) with an “interested stockholder” (generally, any person who individually or with or through any of its affiliates or associates, owns (as defined in Section 203 of the DGCL) 15% or more of a corporation’s outstanding voting stock or is an affiliate or associate of the corporation and was the owner of 15% or more of a corporation’s outstanding voting stock at any time within the three-year period immediately prior to the date of the determination as to whether such person is an interested stockholder) for a period of three years following the time that person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder.

ABIOMED has represented to Purchaser and Johnson & Johnson that its Board of Directors has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to the Merger Agreement, the CVR Agreement and the Transactions, including the Offer and the Merger. In addition, ABIOMED has represented that it is not aware of any other state takeover statute or similar regulation that applies or purports to apply to the Transactions. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and ABIOMED, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of that statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In that case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15—“Conditions to the Offer”.

United States Antitrust Laws. Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the DOJ and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to Purchaser’s acquisition of Shares in the Offer.

The FTC recently issued an Informal Interpretation of the HSR rules, pursuant to which the FTC concluded that the presence of a CVR disqualified a transaction from being treated as a cash tender offer to which the shorter 15-day HSR waiting period would apply.

The waiting period under the HSR Act for the purchase of Shares in the Offer may not be completed until the expiration or termination of a 30-calendar day waiting period (or if the date of expiration is not a business day, the next business day after such date), which begins when Johnson & Johnson, on behalf of Purchaser, has filed a Premerger Notification Report Form (the “HSR Notification”) with the FTC and the DOJ. If the 30-calendar day waiting period expires on a federal holiday or weekend, the waiting period is automatically extended until 11:59 p.m., Eastern Time, the next business day. ABIOMED and Johnson & Johnson each filed an HSR Notification with the FTC and the DOJ in connection with the purchase of Shares in the Offer and the Merger on November 7, 2022, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., Eastern Time, on December 7, 2022, unless earlier terminated by the FTC and the DOJ, or later, if Johnson & Johnson, with the consent of ABIOMED, elects to withdraw and re-submit its HSR Notification, or the FTC or the DOJ issues a request for additional information and documentary material (a “Second Request”) prior to that time. If the FTC or DOJ issues a Second Request prior to the expiration of the initial waiting period, the parties must observe an additional 30-day waiting period, which would begin to run only after Johnson & Johnson has substantially complied with the Second Request, unless the waiting period is terminated earlier. After that time, consummation of the Merger may be delayed by court order (through an injunction preventing the closing) or with the mutual written consent of Johnson & Johnson and ABIOMED. The Merger will not require an additional filing under the HSR Act if Purchaser owns at least 50% of the outstanding Shares at the time of the Merger (which Purchaser expects to be the case if the Offer is consummated, given the Minimum Condition) and if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

At any time before or after the purchase of Shares by Purchaser, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the purchase of Shares in the Offer, and notwithstanding the termination or expiration of the waiting period under the HSR Act, a state or foreign jurisdiction could in certain circumstances take action under the antitrust laws as it deems necessary or desirable in the public interest. Private parties may also seek to take legal actions under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the purchase of Shares in the Offer will not be made or that, if a challenge is made, we will prevail. See Section 11— “The Transaction Agreements—The Merger Agreement—Reasonable Best Efforts” and Section 15—“Conditions to the Offer”.

Foreign Laws. As described below, it is also a condition to Purchaser’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer that required approvals in respect of the Transactions shall have been obtained under the applicable antitrust laws in the Federal Republic of Germany, the Republic of Austria and Japan. Purchaser is not aware of any other applicable restrictions or requirements under antitrust or other competition laws of jurisdictions other than the United States, Germany, Austria and Japan.

German Antitrust Laws. The Act Against Restraint of Competition requires Johnson & Johnson to file a notification with the Federal Cartel Office (“FCO”) and provides that the acquisition of Shares pursuant to the Offer may not be consummated unless the FCO notified Johnson & Johnson within one month of submission of the complete notification that the conditions for a prohibition of the concentration are not satisfied or a one-month waiting period from submission of the complete notification has expired without the FCO initiating an in-depth investigation. In the event of an in-depth investigation, the acquisition of Shares pursuant to the Offer may not be consummated unless the FCO approves the transaction or the FCO has not prohibited the concentration by a decision within a waiting period of five months from submission of a complete notification to the FCO (subject to extension).

Austrian Antitrust Laws. Johnson & Johnson is required to file a notification with the Federal Competition Authority (“FCA”) under the Austrian Cartel Act, which provides that the acquisition of Shares pursuant to the Offer may not be consummated unless the right to apply for an in-depth investigation of the transaction is waived or the four-week waiting period (possibly extended to six-week) from submission of a complete notification to the FCA has expired without a request for an in-depth investigation. In the event an in-depth investigation is requested, the acquisition of Shares pursuant to the Offer may not be consummated unless the Austrian Cartel Court or the Austrian Supreme Cartel Court, as the case may be, has dismissed the request, declared that the concentration will not be prohibited, or discontinued the investigation proceedings.

Japanese Antitrust Laws. The Japanese Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Act No. 54 of April 14, 1947, as amended) requires Johnson & Johnson to file a notification with the Japan Fair Trade Commission (“JFTC”), and the Transaction may not be consummated unless (a) the 30 calendar day waiting period from the date of acceptance of the notification has elapsed without a written notice from the JFTC that notifies Johnson & Johnson of the initiation of an in-depth investigation (in which case a Phase II review is opened for the longer of: (i) 120 calendar days from the date of receipt of the initial filing or (ii) 90 calendar days from the date of the JFTC’s complete acceptance of the additionally requested information) or (b) the JFTC issues a written notice to the effect that the JFTC does not intend to issue a cease and desist order as well as another written notice to the effect that the JFTC shortens the 30 calendar day waiting period applicable to the notification.

Appraisal Rights. No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger takes place in accordance with Section 251(h) of the DGCL, stockholders and beneficial owners who have not tendered their Shares pursuant to the Offer and who comply with the applicable legal requirements will have appraisal rights under Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares, together with interest, if any, as determined by the Delaware Court of Chancery (the “Delaware Court”), in lieu of the consideration you would otherwise be entitled to for your Shares pursuant to the Merger Agreement. From and after the Effective Time, Shares held by stockholders and beneficial owners who are entitled to demand and have properly and validly demanded their appraisal rights in compliance in all respects with Section 262 of the DGCL will no longer be outstanding and will automatically be canceled and cease to exist, and each holder of any such Shares will cease to have any rights with respect thereto, other than the right to receive such amount as may be determined pursuant to Section 262 of the DGCL. This value may be the same, more than or less than the Offer Price. Moreover, Purchaser or ABIOMED may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Shares is less than the Offer Price.

The following is intended as a brief summary of the material provisions of Section 262 of the DGCL required to be followed by a holder of Shares to exercise appraisal rights in connection with the Merger, does not constitute any legal or other advice and does not constitute a recommendation that holders of Shares exercise their appraisal rights under Section 262 of the DGCL. Any stockholder or beneficial owner wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL and a copy of the full text of Section 262 of the DGCL may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder or beneficial owner elects to exercise appraisal rights under Section 262 of the DGCL and the Merger is consummated in accordance with Section 251(h) of the DGCL, the stockholder or beneficial owner must do all of the following:

•

within the later of the consummation of the Offer, which shall occur on the date on which Purchaser irrevocably accepts the Shares for purchase, and 20 days after the date of mailing of the notice of appraisal rights in the Schedule 14D-9 (which date of mailing is November 15, 2022), properly deliver to ABIOMED, at the address indicated in Section 8 of the Schedule 14D-9, a demand in writing for appraisal of Shares held, which demand must reasonably inform ABIOMED of the identity of the stockholder or beneficial owner and that the stockholder or beneficial owner is demanding appraisal;

•	not tender such stockholder’s or beneficial owner’s Shares in the Offer;

•	continuously hold of record or beneficially own, as applicable, such Shares from the date on which the written demand for appraisal is made through the Effective Time;

•

strictly and timely follow the statutory procedures for perfecting appraisal rights under Section 262 of the DGCL, including filing a petition in the Delaware Court demanding a determination of the fair value of the Shares entitled to appraisal within 120 days after the Effective Time, unless ABIOMED or another holder of Shares or beneficial owner of shares who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights has done so. ABIOMED is under no obligation to file any petition and has no intention of doing so; and

•

in the case of a beneficial owner, the demand must (A) reasonably identify the holder of record of the shares for which the demand is made, (B) be accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (C) provide an address at which such beneficial owner consents to receive notices given by ABIOMED and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court.

The foregoing summary of the rights of ABIOMED stockholders or beneficial owners to seek appraisal rights under Delaware law is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. Failure to fully and precisely follow the steps required by Section 262 of the DGCL for the perfection of appraisal rights will result in the loss of those rights. A copy of Section 262 of the DGCL may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

The information provided above is for informational purposes only. If you tender your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, upon the terms and subject to the Offer Conditions, you will receive the Offer Price for your Shares.

“Going Private” Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same Offer Price as that paid in the Offer.

Litigation. To the knowledge of Johnson & Johnson and Purchaser, as of November 14, 2022, there is no pending litigation against Johnson & Johnson, Purchaser or ABIOMED in connection with the Merger or the Transactions.

Stockholder Approval Not Required. Section 251(h) of the DGCL generally provides that no vote of stockholders of a constituent corporation that has a class or series of stock that is listed on a national securities exchange is required to authorize a merger if certain requirements are met, including that (a) the acquiring company consummates a tender offer for any and all of the outstanding stock of the company to be acquired on the terms set forth in a merger agreement that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the merger agreement, and (b) immediately following the consummation of the tender offer, the stock irrevocably accepted for purchase pursuant to such offer and received by the depositary prior to the expiration of such offer, together with the stock otherwise owned by the acquiring company or its affiliates, equals at least such percentage of the stock of the company to be acquired, and of each class and series thereof, that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement under the DGCL and the certificate of incorporation of the company to be acquired. If the Minimum Condition is satisfied and Purchaser accepts Shares for payment pursuant to the Offer, Purchaser will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of ABIOMED stockholders. Following the Acceptance Time, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Johnson & Johnson, Purchaser and ABIOMED will take all necessary and appropriate action to effect the Merger as soon as practicable without a meeting of ABIOMED stockholders in accordance with Section 251(h) of the DGCL.

17. Fees and Expenses.

Johnson & Johnson and Purchaser have retained Innisfree M&A Incorporated to act as the Information Agent and American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable expenses and will be indemnified against certain liabilities and expenses in connection with their respective services.

Neither Johnson & Johnson nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

18. Miscellaneous.

The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Johnson & Johnson or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Johnson & Johnson, Purchaser, the Depositary or the Information Agent for the purpose of the Offer.

Johnson & Johnson and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments to it. In addition, ABIOMED has filed with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the ABIOMED Board

Recommendation and the reasons for the ABIOMED Board Recommendation and furnishing certain additional related information. A copy of these documents, and any amendments to them, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8— “Certain Information Concerning Johnson & Johnson and Purchaser”.

Athos Merger Sub, Inc.

November 15, 2022

SCHEDULE I

INFORMATION RELATING TO JOHNSON & JOHNSON AND PURCHASER

Johnson & Johnson

The following table sets forth information about Johnson & Johnson’s directors and executive officers as of November 15, 2022. The current business address of each such person is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, and the business telephone number of each such person is (732) 524-0400. Unless otherwise indicated, each such person is a citizen of the United States of America.

Name	Position at Johnson & Johnson
Alex Gorsky	Executive Chairman, Board of Directors; Chair, Finance Committee

Darius Adamczyk	Director; Member, Compensation & Benefits Committee

Mary C. Beckerle, Ph.D.	Director; Chair, Science, Technology & Sustainability Committee; Member, Regulatory Compliance & Sustainability Committee

D. Scott Davis	Director; Chair, Audit Committee; Member, Nominating & Corporate Governance Committee

Ian E. L. Davis	Director; Member, Audit Committee; Member, Regulatory Compliance & Sustainability Committee

Joaquin Duato	Director; Chairman, Executive Committee; Chief Executive Officer

Jennifer A. Doudna, Ph.D.	Director; Member, Nominating & Corporate Governance Committee; Member, Science & Technology Committee

Marillyn A. Hewson	Director; Chair, Compensation & Benefits Committee; Member, Regulatory Compliance & Sustainability Committee

Hubert Joly	Director; Member, Compensation & Benefits Committee; Member, Nominating & Corporate Governance Committee

Mark B. McClellan	Director; Member, Regulatory Compliance & Sustainability Committee; Member, Science & Technology Committee

Anne M. Mulcahy	Director; Chair, Nominating & Corporate Governance Committee; Member, Audit Committee; Member, Finance Committee

A. Eugene Washington, M.D., M.Sc.	Director; Member, Compensation & Benefits Committee; Member, Science & Technology Committee

Mark A. Weinberger	Director; Chair, Regulatory Compliance & Sustainability Committee; Member, Audit Committee

Nadja Y. West, M.D.	Director; Member, Regulatory Compliance & Sustainability Committee; Member, Science & Technology Committee

Vanessa Broadhurst	Member, Executive Committee; Executive Vice President, Global Corporate Affairs

Peter Fasolo, Ph.D.	Member, Executive Committee; Executive Vice President, Chief Human Resources Officer

Liz Forminard	Member, Executive Committee; Executive Vice President, General Counsel

William N. Hait, M.D., Ph.D.	Member, Executive Committee; Executive Vice President, Chief External Innovation and Medical Safety Officer; Interim Head, Janssen R&D

Ashley McEvoy	Member, Executive Committee; Executive Vice President, Worldwide Chairman, MedTech

Thibaut Mongon	Member, Executive Committee; Executive Vice President and Worldwide Chairman, Consumer Health; CEO Designate, The Planned New Consumer Health Company

James Swanson	Member, Executive Committee; Executive Vice President, Enterprise Chief Information Officer

Jennifer Taubert	Member, Executive Committee; Executive Vice President, Worldwide Chairman, Pharmaceuticals

Kathryn E. Wengel	Member, Executive Committee; Executive Vice President & Chief Global Supply Chain Officer

Joseph J. Wolk	Member, Executive Committee; Executive Vice President, Chief Financial Officer

Executive Officers and Directors of Johnson & Johnson

ALEX GORSKY

Alex Gorsky has been Executive Chairman, Board of Directors since January 3, 2022 after serving since 2012 as Chairman, Board of Directors, and Chief Executive Officer, Chairman of the Executive Committee. Mr. Gorsky began his Johnson & Johnson career with Janssen Pharmaceutica Inc. in 1988. Over the next 15 years, he advanced through positions of increasing responsibility in sales, marketing and management. In 2001, Mr. Gorsky was appointed President of Janssen Pharmaceutical Inc., and in 2003 he was named Company Group Chairman of the Johnson & Johnson pharmaceutical business in Europe, the Middle East and Africa. Mr. Gorsky left Johnson & Johnson in 2004 to join Novartis Pharmaceuticals Corporation, where he served as head of the pharmaceutical business in North America. Mr. Gorsky returned to Johnson & Johnson in 2008 as Company Group Chairman for Ethicon. In early 2009, he was appointed Worldwide Chairman of the Surgical Care Group and member of the Executive Committee. In September 2009, he was appointed Worldwide Chairman of the Medical Devices and Diagnostics Group. Mr. Gorsky became Vice Chairman of the Executive Committee in January 2011. Mr. Gorsky serves on the Boards of the Travis Manion Foundation, the National Academy Foundation and the Wharton Board of Overseers. He was a Member of the Board of Business Roundtable and served as the Chairman of its Corporate Governance Committee, and he serves on the Board of Trustees for New York Presbyterian Hospital.

DARIUS ADAMCZYK

Darius Adamczyk has served as an independent director of Johnson & Johnson since 2022. Mr. Adamczyk has been the Chairman and Chief Executive Officer of Honeywell International Inc. since April 2018. Mr. Adamczyk was President and Chief Executive Officer from March 2017 to April 2018 and Chief Operating Officer from April 2016 to March 2017. From April 2014 to April 2016, Mr. Adamczyk served as President and CEO of Honeywell Performance Materials and Technologies (PMT). Prior to serving as President and CEO of PMT, Mr. Adamczyk served as President of Honeywell Process Solutions from 2012 to 2014 and as President of Honeywell Scanning and Mobility from 2008 to 2012. Mr. Adamczyk joined Honeywell in 2008 when Honeywell acquired Metrologic, Inc., where he was the Chief Executive Officer. Prior to Metrologic, Mr. Adamczyk held several general management assignments at Ingersoll Rand, served as a senior associate at Booz Allen Hamilton and started his career as an electrical engineer at General Electric. He is a member of the USChina Business Council, Business Roundtable and The Business Council.

MARY C. BECKERLE, Ph.D.

Mary C. Beckerle, Ph.D. has served as an independent director of Johnson & Johnson since 2015. Dr. Beckerle has served as Chief Executive Officer of the Huntsman Cancer Institute at the University of Utah since 2006. She is the Associate Vice President for Cancer Affairs and a Distinguished Professor of Biology and Oncological Sciences at the University of Utah. Dr. Beckerle joined the faculty of the University of Utah in 1986 and currently holds the Jon M. Huntsman Presidential Endowed Chair. Dr. Beckerle has served on the National Institute of Health (NIH) Advisory Committee to the Director, on the Board of Directors of the American Association for Cancer Research, as President of the American Society for Cell Biology and as the Chair of the American Cancer Society Council for Extramural Grants. She currently serves on a number of scientific advisory boards, including the Medical Advisory Board of the Howard Hughes Medical Institute, the Board of Scientific Advisors of the National Cancer Institute (USA) and the External Advisory Board of the Dana Farber/Harvard Cancer Center. She is an elected Member of the National Academy of Sciences and the American Philosophical Society.

D. SCOTT DAVIS

D. Scott Davis has served as an independent director of Johnson & Johnson since 2014. Mr. Davis served as Chairman and Chief Executive Officer of United Parcel Service, Inc. (UPS) (shipment and logistics) from 2008 to 2014 and as Chairman from 2014 to 2016. Previously, Mr. Davis held various leadership positions with UPS, primarily in the finance and accounting area, including as Vice Chairman and Chief Financial Officer. Mr. Davis is a Certified Public Accountant. He previously served on the Board of the Federal Reserve Bank of Atlanta from 2003 to 2009, serving as Chairman in 2009.

IAN E. L. DAVIS

Ian E. L. Davis has served as an independent director of Johnson & Johnson since 2010. Mr. Davis is the former non-executive Chairman, Rolls-Royce Holdings plc. Mr. Davis retired from McKinsey & Company (management consulting) in 2010 as a Senior Partner, having served as Chairman and Worldwide Managing Director from 2003 until 2009. In his more than 30 years at McKinsey, he served as a consultant to a range of global organizations across the public, private and not-for-profit sectors. Prior to becoming Chairman and Worldwide Managing Director, he was Managing Partner of McKinsey’s practice in the United Kingdom and Ireland. His experience included oversight for McKinsey clients and services in Asia, Europe, the Middle East and Africa, and he has expertise in the consumer products and retail industries. Mr. Davis is a Director at Majid Al Futtaim Holding LLC, a Senior Advisor at Apax Partners, a private equity firm, and Chairman at Thoughtworks Inc. Mr. Davis is a citizen of the United Kingdom.

JOAQUIN DUATO

Joaquin Duato became Johnson & Johnson’s Chief Executive Officer, Chairman of the Executive Committee and joined the Board of Directors in January 2022. He joined Johnson & Johnson in 1989 with Janssen-Farmaceutica S.A. (Spain), a subsidiary, and held executive positions of increasing responsibility in the pharmaceutical sector. In 2009, he was named Company Group Chairman, Pharmaceuticals, and in 2011, he was named Worldwide Chairman, Pharmaceuticals. In 2016, Mr. Duato became a member of the Executive Committee and was named Executive Vice President, Worldwide Chairman, Pharmaceuticals. In July 2018, Mr. Duato was promoted to Vice Chairman of the Executive Committee, with responsibility for the company’s Pharmaceutical and Consumer Health sectors, supply chain, information technology, global services and the Health & Wellness groups. As a dual citizen of Spain and the United States, Mr. Duato’s international perspective and global lens gives him a deep appreciation of diverse thoughts and opinions. Mr. Duato serves on the Board of Directors of UNICEF USA and Pharmaceutical Research and Manufacturers of America (PhRMA), and he is an Advisory Board Member of Tsinghua University School of Pharmaceutical Sciences.

JENNIFER A. DOUDNA, Ph.D.

Jennifer A. Doudna, Ph.D. has served as an independent director of Johnson & Johnson since 2018. Dr. Doudna, age 58, joined the faculty at University of California, Berkeley, as a Professor of Biochemistry & Molecular Biology in 2002. She directs the Innovative Genomics Institute, a joint UC Berkeley-UC San Francisco center, holds the Li Ka Shing Chancellor’s Professorship in Biomedical and Health and is the Chair of the Chancellor’s Advisory Committee on Biology at UC Berkeley. Dr. Doudna is Principal Investigator at the Doudna Lab at UC Berkeley and has founded and serves on the Scientific Advisory Boards of Caribou Biosciences, Inc. and Intellia Therapeutics, Inc., both leading CRISPR genome engineering companies. She has been an Investigator with the Howard Hughes Medical Institute since 1997. Dr. Doudna is the recipient of numerous scientific awards in biochemistry and genetics, including the Nobel Prize in Chemistry in 2020. Dr. Doudna is a Trustee for Pomona College.

MARILLYN A. HEWSON

Marillyn A. Hewson has served as an independent director of Johnson & Johnson since 2019. Ms. Hewson served as the Executive Chairman of Lockheed Martin Corporation (aerospace) from June 2020 until March 2021, as Chairman, President and Chief Executive Officer from 2014 to June 2020 and held the positions of Chief Executive Officer and President from January to December 2013. Ms. Hewson served as a Director of Lockheed Martin Corporation from 2012 through March 2021. Ms. Hewson currently serves on the University of Alabama President’s Cabinet and the Culverhouse College of Business Board of Visitors. In addition, she is a fellow of the American Institute of Aeronautics and Astronautics and a member of the Trilateral Commission. Ms. Hewson has also served on several U.S. government advisory bodies, public company boards, and charitable organization boards.

HUBERT JOLY

Hubert Joly has served as an independent director of Johnson & Johnson since 2019. Mr. Joly served as the Executive Chairman of Best Buy Co., Inc. (consumer electronics) from June 2019 to June 2020, having joined the company in 2012 as President and Chief Executive Officer and becoming Chairman, President and Chief Executive in 2015. From 2004 to 2008, he was Global President and Chief Executive Officer, Carlson Wagonlit Travel, and then served as President and Chief Executive Officer of Carlson Companies from 2008 to 2012. In 1999, he joined Vivendi as Global Chief Executive Officer, Vivendi Universal Games, and was later appointed Executive Vice President of U.S. Assets and Deputy Chief Financial Officer of Vivendi Universal. Prior roles included, from 1996 to 1999, Vice President, Europe and President of Electronic Data Systems France and, from 1983 to 1996, McKinsey & Company, eventually serving as Partner. Mr. Joly is a Senior Lecturer of Business Administration at Harvard Business School and serves on the Board of Directors of Sciences Po Foundation, the Board of Trustees of the Minneapolis Institute of Art, the New York Public Library and the International Advisory Board of his alma mater, HEC Paris.

MARK B. MCCLELLAN, M.D., Ph.D.

Mark B. McClellan, M.D., Ph.D. has served as an independent director of Johnson & Johnson since 2013. Dr. McClellan became the inaugural Director of the Duke-Robert J. Margolis, MD, Center for Health Policy and the Margolis Professor of Business, Medicine and Policy at Duke University in January 2016. He is also a faculty member at Dell Medical School at The University of Texas in Austin. Previously, he served from 2007 to 2015 as a Senior Fellow in Economic Studies and as Director of the Initiatives on Value and Innovation in Health Care at the Brookings Institution. Dr. McClellan served as Administrator of the Centers for Medicare & Medicaid Services for the U.S. Department of Health and Human Services from 2004 to 2006 and as Commissioner of the U.S. Food and Drug Administration (FDA) from 2002 to 2004. He served as a Member of the President’s Council of Economic Advisers and as Senior Director for Healthcare Policy at the White House from 2001 to 2002 and, during the Clinton administration, held the position of Deputy Assistant Secretary for Economic Policy for the Department of the Treasury. Dr. McClellan previously served as an Associate Professor of Economics and

Medicine with tenure at Stanford University, where he also directed the Program on Health Outcomes Research. Dr. McClellan is the founding Chair and Senior Advisor to the Board of the Reagan-Udall Foundation, is a Member of the National Academy of Medicine and the Academy’s Leadership Consortium for Value and Science-Driven Health Care, and Co-Chairs the Guiding Committee of the Health Care Payment Learning and Action Network. He sits on the Boards of Directors of ResearchAmerica!, Long Term Quality Alliance, Alignment Healthcare, National Alliance for Hispanic Health, PrognomIQ, Inc. and United States of Care.

ANNE M. MULCAHY

Anne M. Mulcahy has served as lead independent director of Johnson & Johnson since 2012 and has been on the Board since 2009. Ms. Mulcahy was Chairman and Chief Executive Officer of Xerox Corporation (business equipment and services) until July 2009, when she retired as CEO after eight years in the position. Prior to serving as CEO, Ms. Mulcahy was President and Chief Operating Officer of Xerox. She also served as President of Xerox’s General Markets Operations, which created and sold products for reseller, dealer and retail channels. Earlier in her career at Xerox, which began in 1976, Ms. Mulcahy served as Vice President for Human Resources with responsibility for compensation, benefits, human resource strategy, labor relations, management development and employee training; and as Vice President and Staff Officer for Customer Operations, covering South America and Central America, Europe, Asia and Africa. Ms. Mulcahy was the U.S. Board Chair of Save the Children from March 2010 to February 2017 and was appointed as a Trustee in February 2018.

A. EUGENE WASHINGTON, M.D., M.SC.

A. Eugene Washington, M.D., M.SC. has served as an independent director of Johnson & Johnson since 2012. Dr. Washington is Duke University’s Chancellor for Health Affairs and the President and Chief Executive Officer of the Duke University Health System. Previously, he was Vice Chancellor of Health Sciences, Dean of the David Geffen School of Medicine at UCLA; Chief Executive Officer of the UCLA Health System; and Distinguished Professor of Gynecology and Health Policy at UCLA. Prior to UCLA, he served as Executive Vice Chancellor and Provost at the University of California, San Francisco (UCSF) from 2004 to 2010. Dr. Washington co-founded UCSF’s Medical Effectiveness Research Center for Diverse Populations in 1993 and served as Director until 2005. He was Chair of the Department of Obstetrics, Gynecology, and Reproductive Sciences at UCSF from 1996 to 2004. Dr. Washington also co-founded the UCSF-Stanford Evidence-based Practice Center and served as its first Director from 1997 to 2002. Prior to UCSF, Dr. Washington worked at the Centers for Disease Control and Prevention. Dr. Washington was elected to the National Academy of Sciences’ Institute of Medicine in 1997, where he served on its governing Council. He was founding Chair of the Board of Governors of the Patient-Centered Outcomes Research Institute, served as a member of the Scientific Management Review Board for the NIH and also served as Chairman of the Board of Directors of both the California Healthcare Foundation and The California Wellness Foundation. Dr. Washington serves on the Boards of Directors of the Kaiser Foundation Hospitals and Kaiser Foundation Health Plan, Inc.

MARK A. WEINBERGER

Mark A. Weinberger has served as an independent director of Johnson & Johnson since 2019. Mr. Weinberger served as the Global Chairman and Chief Executive Officer of EY (Ernst & Young) (professional services) from 2013 through June 2019, having served as Global Chairman and CEO-elect in the prior year. He was Assistant Secretary of the U.S. Treasury in the George W. Bush Administration and was appointed by President Bill Clinton to serve on the U.S. Social Security Administration Advisory Board. Mr. Weinberger serves as a Senior Advisor to Stone Canyon Industries Holdings Inc. and Teneo. He is an Executive Advisor to G100 and World 50. Mr. Weinberger also serves as a Strategic Advisor to the Board of FCLTGlobal, which focuses on long-term investing and corporate governance. Mr. Weinberger is on the CEO Advisory Council of JUST Capital. He sits on the Board of Directors of the National Bureau of Economic Research (NBER), is a Senior Advisor to Chief Executives for Corporate Purpose (CECP) and is a member of the Aspen Economic Strategy Group. He is a member of the Boards of Trustees for Emory University, Case Western Reserve University, The Concord Coalition, The Greater Washington Partnership and The US Council for International Business.

NADJA Y. WESET, M.D.

Nadja Y. West, M.D. has served as an independent director of Johnson & Johnson since 2020. Dr. Nadja West retired from the U.S. Army with the rank of Lieutenant General in October 2019. She served as the 44th Army Surgeon General and the Commanding General of the U.S. Army Medical Command from 2015 to 2019, overseeing the highest medical readiness and battlefield wound survival rates in history. As the Joint Staff Surgeon from 2013 to 2015, Dr. West was the principal medical advisor to the Chairman of the Joint Chiefs of Staff at the Pentagon, where she coordinated all related health services issues, including operational medicine, force health protection and readiness within the military. Her prior roles include Deputy Chief of Staff for Support, U.S. Army Medical Command from 2012 to 2013, ensuring proper resources and support for smooth operation of the entire command. From 2010 to 2012, Dr. West served as Commanding General of the Europe Regional Medical Command. She is the recipient of numerous U.S. military awards, including the Distinguished Service Medal, the Defense Superior Service Medal and the Legion of Merit with three Oak Leaf Clusters. Dr. West currently serves as Trustee of both the National Recreation Foundation and Mount St. Mary’s University, and board member of Americares and The Woodruff Foundation.

VANESSA BROADHURST

Vanessa Broadhurst has served as Johnson & Johnson’s Executive Vice President, Global Corporate Affairs and a member of the Executive Committee since 2022. From 2018 to 2022, Ms. Broadhurst served as Company Group Chairman, Global Commercial Strategy Organization.

PETER FASOLO, Ph.D.

Peter M. Fasolo, Ph.D. has served as Johnson & Johnson’s Executive Vice President, Chief Human Resources officer since April 2016 and as a member of the Executive Committee since 2011. From 2010 to 2016, Dr. Fasolo served as Vice President, Global Human Resources.

LIZ FORMINARD

Liz Forminard has served as Johnson & Johnson’s Executive Vice President, General Counsel and as a member of the Executive Committee since October 2022. From 2019 to 2022, Ms. Forminard served as Worldwide Vice President, General Counsel, Pharmaceuticals.

WILLIAM N. HAIT, M.D., PH.D.

William N. Hait, M.D., Ph. D. has served as Johnson & Johnson’s Executive Vice President, Chief External Innovation, Medical Safety and Global Public Health Officer and as a member of the Executive Committee since 2022. From 2018 to 2022, Dr. Hait served as Global Head, Johnson & Johnson Global External Innovation.

ASHLEY MCEVOY

Ashley McEvoy has served as Johnson & Johnson’s Executive Vice President, Worldwide Chairman, Medical Devices and as a member of the Executive Committee since July 2018. From 2014 to 2018, Ms. McEvoy served as Company Group Chairman, Consumer Medical Devices. From 2012 to 2014, Ms. McEvoy served as Company Group Chairman, Vision Care.

THIBAUT MONGON

Thibaut Mongon has served as Johnson & Johnson’s Executive Vice President, Worldwide Chairman, Consumer Health and as a member of the Executive Committee since 2019. From 2014 to 2019, Mr. Mongon served as Company Group Chairman Asia-Pacific. Mr. Mongon is a citizen of France.

JAMES SWANSON

James Swanson has served as Johnson & Johnson’s Executive Vice President, Chief Information Officer since October 2019 and as a member of the Executive Committee since January 2022.

JENNIFER TAUBERT

Jennifer L. Taubert has served as Johnson & Johnson’s Executive Vice President, Worldwide Chairman, Pharmaceuticals and as a member of the Executive Committee since July 2018. From 2015 to July 2018, Ms. Taubert served as Company Group Chairman, The Americas, Pharmaceuticals. From 2012 to 2015, Ms. Taubert served as Company Group Chairman, North America Pharmaceuticals.

KATHRYN E. WENGEL

Kathryn E. Wengel has served as Johnson & Johnson’s Executive Vice President, Chief Global Supply Chain Officer and as a member of the Executive Committee since July 2018. From 2014 to July 2018, Ms. Wengel served as Vice President, Johnson & Johnson Supply Chain.

JOSEPH J. WOLK

Joseph J. Wolk has served as Johnson & Johnson’s Executive Vice President, Chief Financial Officer and as a member of the Executive Committee since July 2018. From 2016 to July 2018, Mr. Wolk served as Vice President, Investor Relations. From 2014 to 2016, Mr. Wolk served as Vice President, Finance and Chief Financial Officer of the Janssen Pharmaceutical Companies of Johnson & Johnson.

Purchaser

The following table sets forth information about Purchaser’s directors and executive officers as of November 15, 2022. The current business address of each such person is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, and the business telephone number of each such person is (732) 524-0400. Unless otherwise indicated, each such person is a citizen of the United States of America.

Name	Position at Purchaser
Susan Morano	Director; President and Chief Executive Officer
David Fortunati	Director
Vincent Sommella	Director; Secretary
Christoph Feddern	Chief Financial Officer, VP and Treasurer

Executive Officers and Directors of Purchaser

SUSAN MORANO

Susan Morano has served as Vice President, Business Development and Strategic Operations, MedTech at Johnson & Johnson since 2020. Since October 2022, Ms. Morano has served as a director and as President and Chief Executive Officer of Purchaser.

DAVID FORTUNATI

David Fortunati has served as Senior Director, Business Development at Johnson & Johnson since 2016. Since October 2022, Mr. Fortunati has served as a director of Purchaser.

VINCENT SOMMELLA

Vincent Sommella has served as Senior Counsel at Johnson & Johnson since June 2019. Since October 2022, Mr. Sommella has served as a director and as Secretary of Purchaser.

CHRISTOPH FEDDERN

Christoph Feddern has served as Finance Director, Mergers & Acquisitions at Johnson & Johnson since 2019. Since October 2022, Mr. Feddern has served as Chief Financial Officer, VP and Treasurer of Purchaser. Mr. Feddern is a citizen of Switzerland.

The Letter of Transmittal, any certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by hand, express mail, courier or other expedited service:	If delivering by mail:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone numbers and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 Stockholders may call toll free: (877) 717-3893 Banks and Brokers may call collect: (212) 750-5833